================================================================================

PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule 424(b)(3) of
                                            the Rules and Regulations Under the
(To Prospectus dated June 7, 1999           Securities Act of 1933
and to the Prospectus Supplements dated
July 22, 1999, August 11, 1999,
September 3, 1999, October 5, 1999,         Registration Statement No. 333-63563
November 12, 1999, December
28, 1999, February 24, 2000, March
3, 2000, March 30, 2000, April 20, 2000
May 12, 2000, May 19, 2000, August 4,
2000 and August 16, 2000)


                               INSILCO HOLDING CO.

                                  COMMON STOCK
                        WARRANTS TO PURCHASE COMMON STOCK
                           PAY-IN-KIND PREFERRED STOCK


                        ---------------------------------


RECENT DEVELOPMENTS
-------------------

         Attached hereto and incorporated by reference herein is the Current Report on Form 8-K of Insilco Holding Co. dated August 25, 2000, and filed with the Securities and Exchange Commission on September 7, 2000.


                        ---------------------------------


         This Prospectus Supplement, together with the Prospectus, is to be used by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") in connection with offers and sale of the above-referenced securities in market-making transactions at negotiated prices related to prevailing market prices at the time of the sale. DLJSC may act as principal or agent in such transactions.



September 15, 2000

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 or 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                         Date of Report: August 25, 2000

                               INSILCO HOLDING CO.
                               -------------------
             (Exact Name of Registrant as specified in its charter)




           Delaware                      0-24813                06-1158291
           --------                      -------                ----------
(State or other jurisdiction of    (Commission File No.)      (IRS Employer
 incorporation or organization)                           Identification Number)



                              425 Metro Place North
                                   Fifth Floor
                               Dublin, Ohio 43017
                                 (614) 792-0468
                                 --------------
               (Address, including zip code, and telephone number
                       including area code of Registrant's
                          principal executive offices)

================================================================================

ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS

     On August 25, 2000, Insilco Holding Co., (the "Company") completed a transaction agreement, dated as of July 20, 2000, with ThermaSys Holding Company, pursuant to which ThermaSys purchased all of the businesses comprising the Company's automotive components business segment. ThermaSys is a newly organized entity wholly owned by the merchant banking units of Donaldson Lufkin & Jenrette and CitiCorp, which units also together beneficially own approximately 90% of the Company's outstanding common stock.

     The net proceeds of $143.8 million were determined by arm's-length negotiations between the parties and, in the case of Insilco Holding Co, were approved by a special committee of Insilco Holding Co.'s Board of Directors comprised of the Insilco Holding Co.'s independent director. The net proceeds of the transaction were used to repay the outstanding principal of Insilco Technologies Inc.'s Credit Facility.

     The Company's press release issued August 28, 2000, is attached as an exhibit and is incorporated herein by reference.

ITEM 5.   OTHER EVENTS

     The Company also announced it changed the name of Insilco Corporation to Insilco Technologies, Inc. (IT), amended and restated IT's previous Bank Credit Agreement and Facilities and completed IT's acquisition of Precision Cable Manufacturing Company (PCM), a Texas-based custom wire and cable assembler. The name change was made to reflect the telecommunication and electronics nature of the remaining businesses. The Company amended and restated IT's previous Bank Credit Agreement and Bank Credit Facilities to include a $35.0 million Term A Facility, a $125.0 million Term B Facility, and a $50.0 million undrawn Revolving Credit Facility, which has available an additional tack-on of $25.0 million. Proceeds from the new Bank Credit Facilities were used to payoff the balances of the previous Bank Credit Facilities, acquire PCM, pay fees and expenses, and increase cash balances. The PCM acquisition will be accounted for using the purchase method of accounting. The acquisition did not result in a significant business combination within the definition provided by the Securities and Exchange Commission and therefore, pro forma financial information has not been presented.

     Insilco Technologies, Inc.'s credit agreement, dated August 25, 2000, is attached as an exhibit and is incorporated herein by reference.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS.

(a)      Financial Statements of Business Acquired
---      -----------------------------------------

           Not applicable.

(b)      Forma financial Information
---      ---------------------------

           The following unaudited pro forma condensed consolidated financial statements are filed with this report:

              Pro Forma Condensed Consolidated Balance
                Sheet as of June 30, 2000                             Page F-1

              Pro Forma Condensed Consolidated Statement
                Of Operations
                       Six months ended June 30, 2000                 Page F-2
                       Year ended December 31, 1999                   Page F-3

     The following pro forma unaudited condensed balance sheet as of June 20, 2000 presents the estimated impact of the sale of the automotive components businesses as discussed in Item 2 on the Company's consolidated financial position assuming such sale had occurred at June 30, 2000. The following pro forma unaudited condensed consolidated statements of operations for the six months ended June 30, 2000 and the year ended December 31, 1999 present the estimated impact of the sale of the automotive components businesses on the Company's historical consolidated statements of operations as if such sale had occurred at the beginning of the applicable period. The nonrecurring transactions related directly to the sale are excluded from the pro forma statements of operations. The significant assumptions utilized for the pro forma financial statements include: (i) the net proceeds will be utilized to reduce the outstanding debt described above;
     (ii) the interest rates for the outstanding debt are based upon the weighted average rates during the applicable period; (iii) deferred tax assets representing net operating losses will be used to minimize the tax effect of the gain on the sale; and (iv) income tax expense (benefit) attributable to the pro forma transactions is provided at the statutory tax rate.

     The unaudited pro forma condensed consolidated financial statements have been prepared by the Company based upon assumptions deemed proper. The unaudited pro forma condensed consolidated financial statements presented herein are shown for illustrative purposes only and are not necessarily indicative of the future financial position or future results of operations of the Company or of the financial position or results of operations that would have actually occurred had the transaction been in effect as of the date or for the periods presented.

     The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements and related notes of the Company.

     (c)   Exhibits.
     ---   ---------


           Exhibit No.                       Description
           -----------                       -----------

              2 (a) Transaction Agreement, dated July 20, 2000, by and among Insilco Holding Co. (and certain of its subsidiaries) and ThermaSys Holding Company (and certain of its subsidiaries). (Reference made to
                         Exhibit 2(a) in the Form 8-K dated July 20, 2000, and filed with the SEC on July 26, 2000.)

             99 (a)      Press release of Insilco Holding Co. issued August 28,
                         2000.

             99 (b) Credit Agreement dated August 25, 2000, among Insilco Technologies, Inc., TAT Technology, Inc., Various Financial Institutions, Bank One, NA, DLJ Capital Funding, Inc., and Huntington Bank.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                 INSILCO TECHNOLOGIES, INC.
                                           -------------------------------------
                                           Registrant

Date: September 7, 2000               By: /s/   Michael R. Elia
                                          ------------------------
                                          Michael R. Elia
                                          Senior Vice President, Chief Financial
                                          Officer, Treasurer and Secretary

                                  EXHIBIT INDEX
                                  -------------



           Exhibit No.                       Description
           -----------                       -----------

              2 (a) Transaction Agreement, dated July 20, 2000, by and among Insilco Holding Co. (and certain of its subsidiaries) and ThermaSys Holding Company (and certain of its subsidiaries). (Reference made to
                         Exhibit 2(a) in the Form 8-K dated July 20, 2000, and filed with the SEC on July 26, 2000.)

             99 (a)      Press release of Insilco Holding Co. issued August 28,
                         2000.

             99 (b) Credit Agreement dated August 25, 2000, among Insilco Technologies, Inc., TAT Technology, Inc., Various Financial Institutions, Bank One, NA, DLJ Capital Funding, Inc., and Huntington Bank.

                      Insilco Holding Co. and Subsidiaries
            Unaudited Pro Forma Condensed Consolidated Balance Sheet
                               As of June 30, 2000
                                 (In thousands)

                                                                                             Automotive
                                                                                             Businesses
                                                                                                Sale
                                       Assets                                 Historical     Adjustments        Pro Forma
                                       ------                                 ----------     -----------        ---------
Current assets:
   Cash and cash equivalents                                                   $   3,705                            3,705
   Trade receivables, net                                                         60,308                           60,308
   Other receivables                                                                 899                              899
   Inventories, net                                                               48,255                           48,255
   Deferred taxes                                                                  9,572         (1,293)(3)         8,279
   Net assets of discontinued operations                                         106,685       (106,685)(1)          --
   Prepaid expenses and other current assets                                       2,078                            2,078
                                                                               ---------      ---------         ---------
        Total current assets                                                     231,502       (107,978)          123,524
Property, plant and equipment, net                                                49,655                           49,655
Goodwill, net                                                                     87,407                           87,407
Other assets and deferred charges                                                 17,162                           17,162
                                                                               ---------      ---------         ---------
        Total assets                                                           $ 385,726       (107,978)          277,748
                                                                               =========      =========         =========
                       Liabilities and Stockholder's Deficit
Current liabilities:
   Current portion of long-term debt                                           $   1,266                            1,266
   Accounts payable                                                               26,164                           26,164
   Accrued expenses                                                               27,265            300 (2)        27,565
   Income taxes payable                                                           15,013          7,056 (3)        22,069
   Other current liabilities                                                       7,581                            7,581
                                                                               ---------      ---------         ---------
        Total current liabilities                                                 77,289          7,356            84,645
Long-term debt, excluding current portion                                        432,327       (143,782)(4)       288,545
Other long-term obligations, excluding current portion                            35,007          5,352 (3)        40,359
Minority interest                                                                    100                              100
15% Preferred stock; 3,000,000 shares authorized; 1,497,890 shares and
  1,400,000 shares issued and outstanding at June 30, 2000 and
  December 31, 1999, respectively                                                 43,472                           43,472
Stockholders' deficit:
   Common stock, $.001 par value; 15,000,000 shares authorized;
   1,478,987 shares issued and 1,471,769 outstanding at June 30, 2000, and
   1,472,487 shares issued and 1,455,335 outstanding at December 31, 1999              1                                1
   Treasury stock, at cost                                                          (480)                            (480)
   Additional paid-in capital                                                     62,851                           62,851
   Accumulated deficit                                                          (261,213)        23,096 (5)      (238,117)
   Accumulated other comprehensive loss                                           (3,628)                          (3,628)
                                                                               ---------      ---------         ---------
   Total liabilities and stockholder's deficit                                 $ 385,726       (107,978)          277,748
                                                                               =========      =========         =========

1)  To record the removal of the net assets of the automotive components businesses.

2)  To record the accrual of expenses related to the sale.

3)  To record the reduction of the deferred tax asset, the accrual of capital gains tax and the increase in long term taxes payable.

4)  To record the reduction in debt from the net proceeds of the sale.

5)  To record the net gain on the sale.

                      INSILCO HOLDING CO. AND SUBSIDIARIES

       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                         Six Months Ended June 30, 2000
                      (In thousands, except per share data)

                                                                        TAT                         Automotive
                                                          (1)       Net Purchase      Taylor        Businesses
                                                          TAT       and Interest     Interest        Interest
                                           Historical  Operations   Adjustments     Adjustments     Adjustment       Pro Forma
                                           ----------  ----------   -----------     -----------     ----------       ---------
Net sales                                  $ 170,669        5,819         --              --              --           176,488

Cost of goods sold                           123,864        3,709         --              --              --           127,573
Depreciation and amortization                  6,679           13          517(2)         --              --             7,209
Selling, general and administrative           23,955        1,224         --              --              --            25,179
Restructuring Charge                            --           --           --              --              --              --
                                           ---------    ---------    ---------       ---------       ---------       ---------

          Operating income (loss)             16,171          873         (517)           --              --            16,527

Other Income (expense):
      Interest expense                       (25,758)        --         (1,141)(3)         938(5)        6,488(7)      (19,473)
      Interest income                            153           21         --              --              --               174
      Other income, net                         (404)        --           --              --              --              (404)
                                           ---------    ---------    ---------       ---------       ---------       ---------


          Income (loss) from continuing
          operations before income taxes      (9,838)         894       (1,658)            938           6,488          (3,176)

Income tax (expense) benefit                   1,629         (309)         422(4)         (347)(6)      (2,401)(8)      (1,006)
                                           ---------    ---------    ---------       ---------       ---------       ---------

          Net income (loss)                   (8,209)         585       (1,236)            591           4,087          (4,182)

Preferred stock dividend                      (3,359)        --           --              --              --            (3,359)
                                           ---------    ---------    ---------       ---------       ---------       ---------

          Net income (loss) available
          to common                        $ (11,568)         585       (1,236)            591           4,087          (7,541)
                                           =========    =========    =========       =========       =========       =========

 Basic loss available per common share:
       Loss per share available to common  $   (7.56)                                                                    (4.93)

       Basic shares                            1,531                                                                     1,531

 Diluted loss available per common share:
       Loss per share available to common  $   (7.56)                                                                    (4.93)

       Diluted shares                          1,531                                                                     1,531

     1)  To include TAT Technologies 1 1/2 month translated statement of operations in our financial statement.

     2)  To reflect 1 1/2 months amortization of goodwill based on a straight-line basis over 20 years.

     3)  To reflect 1 1/2 months interest expense on borrowings under Insilco Technologies, Inc.'s credit facility to finance the acquisition. Interest is calculated on the new debt of $102.1 million less the cash acquired of $3.6 million using an assumed interest rate of 9 percent. A change of 1/8 percent in the interest rate would result in a change in interest expense and net income of $16 and $10, before and after taxes, respectively.

     4)  To reflect the tax effect of the deductible pro forma adjustments at a statutory rate, 35 percent for federal and 2 percent for state. The amortization of the goodwill is not tax deductible.

     5)  To reflect 1 1/2 months decrease in interest expense resulting from the reduction of Insilco Technologies, Inc.'s credit facility from the proceeds of the Taylor transaction. Interest is calculated on the decrease in debt of $92.8 million at an assumed interest rate of 9 percent. A change of 1/8 percent in the interest rate would result in a change in interest expense and net income of $13 and $8, before and after taxes, respectively.

     6)  To reflect the tax effect of the deductible pro forma adjustments at a statutory rate, 35 percent for federal and 2 percent for state.

     7)  To reflect a decrease in interest expense resulting from the reduction of Insilco Technologies, Inc.'s credit facility from the proceeds of the ThermaSys transaction. Interest is calculated on the decrease in debt of $143.8 million at an assumed interest rate of 9 percent. A change of 1/8 percent in the interest rate would result in a change in interest expense and net income of $90 and $58, before and after taxes, respectively.

     8)  To reflect the tax effect of the deductible pro forma adjustments at a statutory rate, 35 percent for federal and 2 percent for state.

                      INSILCO HOLDING CO. AND SUBSIDIARIES

       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                      Twelve Months Ended December 31, 1999
                      (In thousands, except per share data)

                                                                    TAT                          (7)        Automotive
                                                      (1)      Net Purchase      Taylor      Automotive    Businesses
                                                      TAT      and Interest     Interest     Businesses     Interest
                                        Historical Operations  Adjustments     Adjustment    Operations    Adjustment     Pro Forma
                                        ---------- ----------  -----------     ----------    ----------    ----------     ---------
Net sales                               $ 476,355      46,549        --             --         (228,313)        --          294,591

Cost of goods sold                        367,905      29,668        --             --         (176,501)        --          221,072
Depreciation and amortization              19,541         100       4,136(2)        --           (9,365)        --           14,412
Selling, general and administrative        60,450       9,795        --             --          (20,303)        --           49,942
Restructuring Charge                        6,382        --          --             --             (595)        --            5,787
                                        ---------   ---------   ---------      ---------      ---------    ---------      ---------

       Operating income (loss)             22,077       6,986      (4,136)          --          (21,549)        --            3,378

Other Income (expense):
   Interest expense                       (47,279)       --        (8,861)(3)      8,352(5)          23       12,940(8)     (34,825)
   Interest income                            389         164        --             --                2         --              555
   Equity in net income of Thermalex        3,043        --          --             --           (3,043)        --             --
   Other income, net                       10,064        --          --             --           (7,590)        --            2,474
                                        ---------   ---------   ---------      ---------      ---------    ---------      ---------

       Income (loss) from continuing
       operations before income taxes     (11,706)      7,150     (12,997)         8,352        (32,157)      12,940        (28,418)

Income tax (expense) benefit                8,112      (2,470)      3,279(4)      (3,090)(6)     11,355       (4,788)(9)     12,398
                                        ---------   ---------   ---------      ---------      ---------    ---------      ---------

       Net income (loss)                   (3,594)      4,680      (9,718)         5,262        (20,802)       8,152        (16,020)

Preferred stock dividend                   (6,019)       --          --             --             --           --           (6,019)
                                        ---------   ---------   ---------      ---------      ---------    ---------      ---------

       Net income (loss) available
       to common                        $  (9,613)      4,680      (9,718)         5,262        (20,802)       8,152        (22,039)
                                        =========   =========   =========      =========      =========    =========      =========

 Basic loss available per common share:
    Loss per share available to common  $  (6.17)                                                                            (14.15)

    Basic shares                            1,558                                                                             1,558

 Diluted loss available per common share:
    Loss per share available to common  $   (6.17)                                                                           (14.15)

    Diluted shares                          1,558                                                                             1,558

  Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Income:

     1) To include TAT Technologies twelve-month translated statement of operations in our financial statement.

     2) To reflect the increase in amortization due to the amortization of goodwill on a straight-line basis over 20 years.

     3) To reflect interest expense on borrowings under Insilco Technologies, Inc.'s credit facility to finance the acquisition. Interest is calculated on the new debt of $102.1 million less the cash acquired of $3.6 million using an assumed interest rate of 9 percent. A change of 1/8 percent in the interest rate would result in a change in interest expense and net income of $123 and $79, before and after taxes, respectively.

     4) To reflect the tax effect of the deductible pro forma adjustments at a statutory rate, 35 percent for federal and 2 percent for state. The amortization of the goodwill is not tax deductible.

     5) To reflect a decrease in interest expense resulting from the reduction of Insilco Technologies, Inc.'s credit facility from the proceeds of the Taylor transaction. Interest is calculated on the decrease in debt of $92.8 million at an assumed interest rate of 9 percent. A change of 1/8 percent in the interest rate would result in a change in interest expense and net income of $116 and $74, before and after taxes, respectively.

     6) To reflect the tax effect of the deductible pro forma adjustments at a statutory rate, 35 percent for federal and 2 percent for state.

     7) To remove the operations of the automotive components businesses as a result of the sale.

     8) To reflect a decrease in interest expense resulting from the reduction of Insilco Technologies, Inc.'s credit facility from the proceeds of the ThermaSys transaction. Interest is calculated on the decrease in debt of $143.8 million at an assumed interest rate of 9 percent. A change of 1/8 percent in the interest rate would result in a change in interest expense and net income of $180 and $115, before and after taxes, respectively.

     9) To reflect the tax effect of the deductible pro forma adjustments at a statutory rate, 35 percent for federal and 2 percent for state.

                               EX-99.(a)
                               PRESS RELEASE OF INSILCO HOLDING CO.


                                                                  EXHIBIT 99 (a)
                                                                  --------------

[LOGO]
INSILCO

Excellence in Electronics and Telecommunications Components
--------------------------------------------------------------------------------
                                  News Release
--------------------------------------------------------------------------------
For Immediate Release

   Investors: Michael R. Elia                    Media: Melodye Demastus
              Sr. Vice President & CFO                  Melrose Consulting
              (614) 791-3117                            (614) 771-0860

         INSILCO HOLDING CO. COMPLETES SALE OF AUTOMOTIVE BUSINESSES AND
                    PURCHASE OF PRECISION CABLE MANUFACTURING

         Columbus,  Ohio,  August 28, 2000 -- Insilco  Holding Co. (OTC Bulletin
Board: INSL) today announced that on August 25, 2000, through its wholly owned subsidiary, Insilco Corporation, it completed the previously announced sale of its automotive businesses. Net proceeds of $143.8 million from the divestiture were used to reduce drawn balances under the existing Bank Credit Facilities.

          The Company also announced that as part of its strategic repositioning it has changed the name of its operating subsidiary, Insilco Corporation, to Insilco Technologies, Inc. (IT), amended IT's previous Bank Credit Agreement and Facilities to $210 million, and completed IT's previously announced acquisition of Precision Cable Manufacturing Company (PCM). Proceeds from the amended credit agreement, net of fees and expenses, were used to repay the balances under the previous Bank Credit Facilities, complete the acquisition of PCM, and increase liquidity.

         Insilco Holding Co., based in suburban Columbus, Ohio is a leading global supplier of custom cable assemblies and wire harnesses; passive electronic components, including high-speed network connectors and power transformers; and high precision metal stampings. Insilco serves several rapidly growing markets including the telecommunications, computer networking, data processing, medical instrumentation and automotive markets. Insilco has operations in the United States, Canada, Mexico, Northern Ireland, Ireland, Puerto Rico and the Dominican Republic.

Investor Relations Contact: Michael R. Elia, (614) 791-3117 or write to Insilco Holding Co., Investor Relations, 425 Metro Place North, Box 7196, Dublin, OH 43017 or call Melodye Demastus, Melrose Consulting (614) 771-0860. You may also visit our web site at http://www.insilco.com.
                      ----------------------

                                      # # #

                              EX-99.(b)
                              CREDIT AGREEMENT DATED AUGUST 25, 2000


                                                                   EXHIBIT 99(b)
                                                                   -------------



                                                                [EXECUTION COPY]



                          SECOND AMENDED AND RESTATED
                               CREDIT AGREEMENT,

                          dated as of August 25, 2000,

                                     among

                          INSILCO TECHNOLOGIES, INC.,
                                 as a Borrower,

                            T.A.T. TECHNOLOGY INC.,
                           as the Canadian Borrower,

                        VARIOUS FINANCIAL INSTITUTIONS,
                                as the Lenders,

                                 BANK ONE, NA,
                          as the Administrative Agent
                                for the Lenders,

                           DLJ CAPITAL FUNDING, INC.,
                            as the Syndication Agent
                                for the Lenders,

                                      and

                  TRANSAMERICA BUSINESS CREDIT CORPORATION and
                             LASALLE NATIONAL BANK,
                           as Co-Documentation Agents
                                for the Lenders.

                         -----------------------------


                                 LEAD ARRANGER:

                           DLJ CAPITAL FUNDING, INC.

                               TABLE OF CONTENTS


Section                                                                     Page
-------                                                                     ----

                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

  1.1.       Defined Terms.....................................................3
  1.2.       Use of Defined Terms.............................................45
  1.3.       Cross-References.................................................46
  1.4.       Accounting and Financial Determinations..........................46

                                   ARTICLE II

                    CONTINUATION OF CERTAIN EXISTING LOANS,
                COMMITMENTS, BORROWING AND ISSUANCE PROCEDURES,
                          NOTES AND LETTERS OF CREDIT

  2.1.       Commitments......................................................47
  2.1.1.     Term Loan Commitments............................................47
  2.1.2.     Revolving Loan Commitment and Swing Line Loan Commitment.........48
  2.1.3.     Letter of Credit Commitment......................................49
  2.1.4.     Lenders Not Permitted or Required to Make the Loans..............49
  2.1.5.     Issuer Not Permitted or Required to Issue Letters of Credit......50
  2.2.       Changes in Commitment Amount.....................................50
  2.2.1.     Reduction of Commitment Amount...................................50
  2.2.2.     Increases in Revolving Loan Commitment Amount; Additional Term
             Loan Commitments.................................................51
  2.3.       Borrowing Procedures and Funding Maintenance.....................52
  2.3.1.     Revolving Loans..................................................52
  2.3.2.     Swing Line Loans.................................................53
  2.4.       Continuation and Conversion Elections............................54
  2.5.       Funding..........................................................55
  2.6.       Issuance Procedures..............................................55
  2.6.1.     Other Lenders' Participation.....................................56
  2.6.2.     Disbursements; Conversion to Committed Revolving Loans...........56
  2.6.3.     Reimbursement....................................................57
  2.6.4.     Deemed Disbursements.............................................58
  2.6.5.     Nature of Reimbursement Obligations..............................58
  2.7.       Register; Notes..................................................59

  2.8.       Uncommitted Revolving Loans......................................60
  2.8.1.     Uncommitted Revolving Loan Borrowing Request.....................61
  2.8.2.     Invitation for Uncommitted Interest Quotes.......................62
  2.8.3.     Submission and Contents of Uncommitted Interest Quotes...........62
  2.8.4.     Uncommitted Revolving Loan Acceptance............................63
  2.9.       Special Provisions for Foreign Currency Loans and Letters of
             Credit...........................................................64
  2.9.1.     Dollar Equivalent Determinations.................................64
  2.9.2.     Foreign Currency Letters of Credit...............................65
  2.9.3.     Currency Fluctuation, etc........................................65
  2.9.4.     European Monetary Union..........................................65
  2.10.      Consequences of Effectiveness....................................66

                                  ARTICLE III

                   REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

  3.1.       Repayments and Prepayments; Application..........................66
  3.1.1.     Repayments and Prepayments.......................................66
  3.1.2.     Application......................................................71
  3.1.3.     Limitation on Mandatory Prepayments of the Initial Canadian
             Term-B Loans.....................................................72
  3.2.       Interest Provisions..............................................73
  3.2.1.     Rates............................................................73
  3.2.2.     Post-Maturity Rates..............................................74
  3.2.3.     Payment Dates....................................................74
  3.3.       Fees.............................................................75
  3.3.1.     Commitment Fees..................................................75
  3.3.2.     Administrative Agent Fee.........................................75
  3.3.3.     Letter of Credit Fee.............................................75

                                   ARTICLE IV

                     CERTAIN LIBO RATE AND OTHER PROVISIONS

  4.1.       LIBO Rate Lending Unlawful.......................................76
  4.2.       Deposits Unavailable.............................................76
  4.3.       Increased LIBO Rate Loan Costs, etc..............................77
  4.4.       Funding Losses...................................................77
  4.5.       Increased Capital Costs..........................................78
  4.6.       Taxes............................................................78
  4.7.       Payments, Computations, etc......................................81
  4.8.       Sharing of Payments; Canadian Collateral.........................82
  4.9.       Setoff...........................................................84

  4.10.      Mitigation.......................................................84
  4.11.      Replacement of Lenders...........................................84

                                   ARTICLE V

                        CONDITIONS TO EFFECTIVENESS AND
                          TO FUTURE CREDIT EXTENSIONS

  5.1.       Effectiveness....................................................85
  5.1.1.     Resolutions, etc.................................................85
  5.1.2.     Delivery of Notes................................................85
  5.1.3.     Subsidiary Guaranty..............................................85
  5.1.4.     Pledge Agreements, etc...........................................86
  5.1.5.     Closing Fees, Expenses, etc......................................87
  5.1.6.     UCC Filing Service...............................................87
  5.1.7.     Opinions of Counsel..............................................87
  5.1.8.     Solvency, etc....................................................88
  5.1.9.     Effective Date Certificate.......................................88
  5.1.10.    Transaction Documents............................................88
  5.1.11.    Consummation of Transaction......................................88
  5.1.12.    Financial Information, etc.......................................88
  5.1.13.    Payment of Outstanding Indebtedness, etc.........................89
  5.1.14.    Litigation.......................................................89
  5.1.15.    Insurance........................................................89
  5.1.16.    Satisfactory Legal Form..........................................89
  5.2.       All Credit Extensions............................................89
  5.2.1.     Compliance with Warranties, No Default, etc......................89
  5.2.2.     Credit Extension Request.........................................90

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

  6.1.       Organization, etc................................................91
  6.2.       Due Authorization, Non-Contravention, etc........................91
  6.3.       Government Approval, Regulation, etc.............................91
  6.4.       Validity, etc....................................................91
  6.5.       Financial Information............................................92
  6.6.       No Material Adverse Change.......................................92
  6.7.       Litigation, etc..................................................92
  6.8.       Subsidiaries.....................................................92
  6.9.       Ownership of Properties..........................................92

  6.10.      Taxes............................................................93
  6.11.      Pension and Welfare Plans........................................93
  6.12.      Environmental Matters............................................93
  6.13.      Regulations U and X..............................................94
  6.14.      Accuracy of Information..........................................94
  6.15.      Solvency.........................................................95

                                  ARTICLE VII

                                   COVENANTS

  7.1.       Affirmative Covenants............................................95
  7.1.1.     Financial Information, Reports, Notices, etc.....................95
  7.1.2.     Compliance with Laws, etc........................................97
  7.1.3.     Maintenance of Properties........................................97
  7.1.4.     Insurance........................................................98
  7.1.5.     Books and Records................................................98
  7.1.6.     Environmental Covenant...........................................98
  7.1.7.     Future Subsidiaries..............................................99
  7.1.8.     Future Acquisitions of Leased, Real or Other Property...........100
  7.1.9.     Use of Proceeds, etc............................................101
  7.1.10.    Hedging Obligations.............................................101
  7.1.11.    Intellectual Property...........................................101
  7.1.12.    Material Subsidiaries...........................................101
  7.2.       Negative Covenants..............................................102
  7.2.1.     Business Activities.............................................102
  7.2.2.     Indebtedness....................................................102
  7.2.3.     Liens...........................................................104
  7.2.4.     Financial Covenants.............................................106
  7.2.5.     Investments.....................................................108
  7.2.6.     Restricted Payments, etc........................................110
  7.2.7.     Capital Expenditures, etc.......................................112
  7.2.8.     Consolidation, Merger, etc......................................112
  7.2.9.     Asset Dispositions, etc.........................................113
  7.2.10.    Modification of Certain Agreements..............................114
  7.2.11.    Transactions with Affiliates....................................115
  7.2.12.    Negative Pledges, Restrictive Agreements, etc...................115
  7.2.13.    Securities of Subsidiaries......................................116
  7.2.14.    Sale and Leaseback..............................................116
  7.2.15.    Designation of Senior Indebtedness..............................116

                                  ARTICLE VIII

                               EVENTS OF DEFAULT

  8.1.       Listing of Events of Default....................................116
  8.1.1.     Non-Payment of Obligations......................................116
  8.1.2.     Breach of Warranty..............................................116
  8.1.3.     Non-Performance of Certain Covenants and Obligations............117
  8.1.4.     Non-Performance of Other Covenants and Obligations..............117
  8.1.5.     Default on Other Indebtedness...................................117
  8.1.6.     Judgments.......................................................117
  8.1.7.     Pension Plans...................................................117
  8.1.8.     Change in Control...............................................118
  8.1.9.     Bankruptcy, Insolvency, etc.....................................118
  8.1.10.    Impairment of Security, etc.....................................119
  8.1.11.    Subordinated Notes..............................................119
  8.2.       Action if Bankruptcy, etc.......................................119
  8.3.       Action if Other Event of Default................................119

                                   ARTICLE IX

                                   THE AGENTS

  9.1.       Actions.........................................................120
  9.2.       Funding Reliance, etc...........................................121
  9.3.       Exculpation; Notice of Default..................................122
  9.4.       Successor.......................................................123
  9.5.       Credit Extensions by each Agent.................................123
  9.6.       Credit Decisions................................................124
  9.7.       Copies, etc.....................................................124
  9.8.       The Syndication Agent and the Administrative Agent..............124
  9.9.       Co-Documentation Agents.........................................124
  9.10.      Action on Instructions of Lenders...............................125
  9.11.      Canadian Collateral Documents...................................125
  9.12.      Release of Certain Liens and Obligations........................126

                                   ARTICLE X

                                COMPANY GUARANTY

  10.1.      Guaranty........................................................126
  10.2.      Acceleration of Obligations Hereunder...........................127
  10.3.      Obligations Hereunder Absolute, etc.............................127
  10.4.      Reinstatement, etc..............................................128
  10.5.      Waiver, etc.....................................................128
  10.6.      Postponement of Subrogation.....................................128
  10.7.      Successors, Transferees and Assigns; Transfers of Notes, etc....129

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

  11.1.      Waivers, Amendments, etc........................................129
  11.2.      Notices.........................................................131
  11.3.      Payment of Costs and Expenses...................................131
  11.4.      Indemnification.................................................132
  11.5.      Survival........................................................134
  11.6.      Severability....................................................134
  11.7.      Headings........................................................134
  11.8.      Execution in Counterparts, Effectiveness, etc...................134
  11.9.      Governing Law; Entire Agreement.................................135
  11.10.     Successors and Assigns..........................................135
  11.11.     Sale and Transfer of Loans and Commitments; Participations in
             Loans...........................................................135
  11.11.1.   Assignments.....................................................135
  11.11.2.   Participations..................................................138
  11.12.     Other Transactions..............................................139
  11.13.     Forum Selection and Consent to Jurisdiction.....................139
  11.14.     Waiver of Jury Trial............................................140
  11.15.     Confidentiality.................................................140
  11.16.     Judgment Currency...............................................141
  11.17.     English Language................................................141

SCHEDULE I   -  Disclosure Schedule
SCHEDULE II  -  Percentages and Administrative Information

EXHIBIT A-1  -  Form of Revolving Note
EXHIBIT A-2  -  Form of Term-A Note

EXHIBIT A-3  -  Form of Term-B Note
EXHIBIT A-4  -  Form of Swing Line Note
EXHIBIT B-1  -  Form of Borrowing Request
EXHIBIT B-2  -  Form of Uncommitted Revolving Loan Borrowing Request
EXHIBIT B-3  -  Form of Issuance Request
EXHIBIT C    -  Form of Continuation/Conversion Notice
EXHIBIT D    -  Form of Effective Date Certificate
EXHIBIT E    -  Form of Compliance Certificate
EXHIBIT F-1  -  Form of Invitation for Uncommitted Interest Quotes
EXHIBIT F-2  -  Form of Uncommitted Interest Quotes
EXHIBIT G-1  -  Form of Holdco Guaranty and Pledge Agreement
EXHIBIT G-2  -  Form of Company Pledge and Security Agreement
EXHIBIT G-3  -  Form of Subsidiary Pledge and Security Agreement
EXHIBIT H    -  Form of Subsidiary Guaranty
EXHIBIT I    -  Form of Lender Assignment Agreement
EXHIBIT J    -  Form of Solvency Certificate

                          SECOND AMENDED AND RESTATED
                                CREDIT AGREEMENT

     THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 25, 2000, is among INSILCO TECHNOLOGIES, INC. (formerly known as Insilco Corporation), a Delaware corporation (the "Company"), T.A.T. TECHNOLOGY INC., a company organized under the laws of Quebec (the "Canadian Borrower"), the various financial institutions as are or may become parties hereto (collectively, the "Lenders"), DLJ CAPITAL FUNDING, INC. ("DLJ"), as lead arranger and sole book runner (in such capacity, the "Lead Arranger") and syndication agent (in such capacity, the "Syndication Agent") for the Lenders, BANK ONE, NA ("Bank One"), with its main office in Chicago, Illinois, as administrative agent (in such capacity, the "Administrative Agent", and collectively with the Syndication Agent, the "Agents") for the Lenders, and TRANSAMERICA BUSINESS CREDIT CORPORATION and LASALLE NATIONAL BANK, as co-documentation agents (in such capacity, the "Co- Documentation Agents") for the Lenders.

                              W I T N E S S E T H:

     WHEREAS, DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, L.P., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJMB Funding II, Inc., DLJ Millennium Partners, L.P., DLJ Millennium Partners-A, L.P., DLJ EAB Partners, L.P., DLJ ESC II, L.P. and DLJ First ESC, L.L.C. (collectively, the "DLJMB Entities"), and Citicorp Venture Capital, Limited ("CVC", and together with the DLJMB Entities, the "Equity Investors") own 100% of the issued and outstanding Capital Stock of Insilco Holding Corporation, a Delaware corporation ("Holdco"), and Holdco owns 100% of the issued and outstanding Capital Stock of the Company;

     WHEREAS, the Company intends to consummate an acquisition (the "Acquisition") from Byford Fleming and Dale Fleming (collectively, the "Precision Sellers") of all issued and outstanding Capital Stock of Precision Cable Manufacturing Corporation, a Texas corporation ("Precision"), and 0.0004% of the Capital Stock of Precision Cable Manufacturing Corporation De Mexico, S.A de C.V. pursuant to the Purchase Agreement, dated as of July 17, 2000, among the Company, Precision and the Precision Sellers (the "Acquisition Agreement");

     WHEREAS, the Company intends

          (a) to sell (the "Sales") to ThermaSys Corporation ("ThermaSys") (i) all of the outstanding assets comprising the General Thermodynamics and Thermal Components divisions of the Company (the "Sold Divisions"), (ii) 51% of the issued and outstanding Capital Stock of Dalian Thermodynamics Incorporated, Ltd., a limited liability company organized and existing under the laws of the People's Republic of China ("Dalian")

     (provided, however, that the consummation of such sale may be deferred by up to 12 months after the Effective Date), and (iii) 100% of the issued and outstanding Capital Stock of Thermal Components, Inc., a Delaware corporation ("TCI"), and, indirectly through a Wholly-Owned Subsidiary, Arup Alu-Rohr und Profil GmbH, a company organized and existing under the laws of Germany ("Arup" and together with TCI and Dalian, collectively, the "Sold Subsidiaries"); and

          (b) cause its Subsidiaries Great Lake, Inc. (as survivor of the GLI Merger), a Delaware corporation ("GLI"), and Thermal Transfer Products, Ltd., a Wisconsin corporation ("TTP"), to enter into mergers (including the GLI Merger, the "Reverse Mergers") with newly-formed Wholly-Owned Subsidiaries of ThermaSys (the "Reverse Merger Subsidiaries"), with GLI and TTP being the surviving corporations of the Reverse Mergers, and cause its Subsidiary Steel Parts Corporation, a Delaware corporation ("SPC", and together with GLI and TTP, the "Merger Companies"), to be merged (the "Forward Merger", and together with the Reverse Mergers, the "Mergers"; the Mergers and the Sales being collectively referred to as the "Divestiture"; and the Divestiture, the Acquisition and all transactions related thereto, including those described in the recitals hereto, being collectively referred to as the "Transaction") with and into a third newly- formed Wholly-Owned Subsidiary of ThermaSys (the "Forward Merger Subsidiary", and together with the Reverse Merger Subsidiaries, the "Merger Subsidiaries"), with the Forward Merger Subsidiary to be the surviving corporation of the Forward Merger;

     WHEREAS, pursuant to the Amended and Restated Credit Agreement, dated as of February 16, 2000 (as amended, supplemented or otherwise modified prior to the date hereof, the "Existing Credit Agreement"), among the Company, the Canadian Borrower, Insilco Deutschland Gmbh, the institutions party thereto as lenders (the "Existing Lenders"), the institutions party thereto as issuing banks (the "Existing Issuers"), the Syndication Agent, the Administrative Agent, ABN Amro Bank N.V., Pittsburgh Branch, as Documentation Agent, and Donaldson, Lufkin & Jenrette Securities Corporation, as Lead Arranger, the Existing Lenders and the Existing Issuers committed to make, and made, extensions of credit to the borrowers thereunder (the "Existing Borrowers") on the terms and conditions set forth therein, including, term loans (the "Existing Term Loans"), revolving loans (the "Existing Revolving Loans", and collectively with the Existing Term Loans, the "Existing Loans") and letters of credit (the "Existing Letters of Credit");

     WHEREAS, in connection with the Transaction, the Company has requested that the Existing Credit Agreement be amended and restated, and the Agents, the Lenders and the Issuer have agreed (subject to the terms of this Agreement) to amend and restate the Existing Credit Agreement in its entirety as set forth in this Agreement, and the parties hereto have agreed that (a) this Agreement does not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any of such obligations and liabilities, (b) the commitments extended to the Borrowers under the Existing Credit Agreement shall be extended or advanced upon the amended and restated terms and conditions contained in this Agreement, and (c) the Existing Loans and other Obligations outstanding under the Existing Credit Agreement shall be governed by and deemed to be outstanding under the amended and restated terms and conditions contained in this Agreement, with the intent that the terms of this Agreement shall supersede the terms of the Existing Credit Agreement (each of which shall hereafter have no further effect upon the parties thereto, other than for accrued fees and expenses, and indemnification provisions, accrued and owing under the terms of the Existing Credit Agreement on or prior to the date hereof or arising (in the case of an indemnification) under the terms of the Existing Credit Agreement);

     WHEREAS, all Obligations are and shall continue to be secured by, among other things, the Pledge Agreements and the other Loan Documents and shall be guaranteed pursuant to the Subsidiary Guaranty; and

     WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitments and make the Loans and issue (or participate in) Letters of Credit for the account of the Company and its Subsidiaries;

     NOW, THEREFORE, the parties hereto agree to amend and restate the Existing Credit Agreement, and the Existing Credit Agreement is hereby, upon satisfaction (or waiver in accordance with Section 11.1) of the conditions set forth in Section 5.1, amended and restated in its entirety, as follows.

                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

     "Absolute Rate Auction" means a solicitation of Uncommitted Interest Quotes setting forth Uncommitted Absolute Interest Rates pursuant to Section 2.8.

     "Acquired Controlled Person" means any Person (a) in which the Company or any Restricted Subsidiary has made an Investment permitted under clause (k) of
Section 7.2.5 and (b) as to which the Company or such Restricted Subsidiary exercises control. For purposes hereof, "control" means the power to appoint a majority of the board of directors (or other equivalent governing body) of such Person or to otherwise direct or cause the direction of the management or policies of such Person, whether by contractual arrangement or otherwise.

     "Acquisition" is defined in the second recital.

     "Acquisition Agreement" is defined in the second recital.

     "Additional Term-A Loan" is defined in clause (a)(ii) of Section 2.1.1.

     "Additional Term-A Loan Commitment" is defined in Section 2.2.2.

     "Additional Term-A Loan Commitment Amount" is defined in Section 2.2.2.

     "Additional Term-A Loan Commitment Termination Date" means, with respect to any Additional Term-A Loan Commitment, the earliest of (a) any date agreed by the Company, the Lender providing such Additional Term-A Loan Commitment and the other Lenders providing related Additional Term-A Loan Commitments, (b) the date upon which Additional Term-A Loans in an aggregate principal amount equal to the related Additional Term-A Loan Commitment Amount shall have been made (immediately after the making of such Additional Term-A Loans on such date) and
(c) the date on which any Commitment Termination Event occurs.

     "Additional Term-B Loan" is defined in clause (b)(ii) of Section 2.1.1.

     "Additional Term-B Loan Commitment" is defined in Section 2.2.2.

     "Additional Term-B Loan Commitment Amount" is defined in Section 2.2.2.

     "Additional Term-B Loan Commitment Termination Date" means, with respect to any Additional Term-B Loan Commitment, the earliest of (a) any date agreed by the Company, the Lender providing such Additional Term-B Loan Commitment and the other Lenders providing related Additional Term-B Loan Commitments, (b) the date upon which Additional Term-B Loans in an aggregate principal amount equal to the related Additional Term-B Loan Commitment Amount shall have been made (immediately after the making of such Additional Term-A Loans on such date) and
(c) the date on which any Commitment Termination Event occurs.

     "Additional Term Loan Commitment" means an Additional Term-A Loan Commitment or an Additional Term-B Loan Commitment.

     "Additional Term Loan Commitment Amount" means an Additional Term-A Loan Commitment Amount or an Additional Term-B Loan Commitment Amount.

     "Additional Term Loan Commitment Termination Date" mean an Additional Term-A Loan Commitment Termination Date or an Additional Term-B Loan Commitment Termination Date.

     "Additional Term Loans" means, collectively, Additional Term-A Loans and Additional Term-B Loans.

     "Administrative Agent" is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor
Administrative Agent pursuant to Section 9.4.

     "Administrative Agent Fee Letter" means the confidential fee letter, dated the date hereof, between the Company and the Administrative Agent.

     "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners, or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     "Agents" means, collectively, the Administrative Agent and the Syndication Agent.

     "Agreement" means, on any date, the Existing Credit Agreement as amended and restated hereby and as further amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

     "Aggregate Pro Rata Share" means, with respect to any Lender, the percentage obtained by dividing (a) the sum of (i) such Lender's Revolving Loan Commitment at such time and (ii) such Lender's Term Loans outstanding at such time by (b) the sum of (i) the aggregate amount of all Revolving Loan Commitments at such time and (ii) the aggregate amount of all Term Loans outstanding at such time; provided, however, if all of the Commitments are terminated pursuant to the terms hereof, then "Aggregate Pro Rata Share" means the percentage obtained by dividing (x) such Lender's outstanding Term Loans and Revolving Loans by (y) the aggregate outstanding amount of all Term Loans and Revolving Loans.

     "Alternate Base Rate" means, for any day and with respect to all Base Rate Loans, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the Prime Rate of interest in effect for such day as most recently publicly announced by the Administrative Agent in Chicago, Illinois. Any change in the Prime Rate established or announced by the

Administrative Agent shall take effect at the opening of business on the day of such establishment or announcement.

     "Annualized" means (a) with respect to the end of the first Fiscal Quarter of the Company ending after the Effective Date, the applicable amount for such Fiscal Quarter multiplied by four, (b) with respect to the second Fiscal Quarter of the Company ending after the Effective Date, the applicable amount for such Fiscal Quarter and the immediately preceding Fiscal Quarter multiplied by two, and (c) with respect to the third Fiscal Quarter of the Company ending after the Effective Date, the applicable amount for such Fiscal Quarter and the immediately preceding two Fiscal Quarters multiplied by one and one-third.

     "Applicable Commitment Fee" means, (a) for each day from the Effective Date through (but excluding) the date upon which the Compliance Certificate for the second full Fiscal Quarter ending after the Effective Date is delivered or required to be delivered by the Company to the Administrative Agent pursuant to clause (c) of Section 7.1.1, a fee which shall accrue at a rate of 0.50% per annum, and (b) for each day thereafter, a fee which shall accrue at the applicable rate per annum set forth below under the column entitled "Applicable Commitment Fee", determined by reference to the applicable Leverage Ratio referred to below:

                                                                Applicable
                      Leverage Ratio                          Commitment Fee
                      --------------                          --------------
                     greater than or
                     equal to 3.25:1                              .500%

                     less than 3.25:1                             .375%

     The Leverage Ratio used to compute the Applicable Commitment Fee for any day referred to in clause (ii) above shall be the Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Company to the Administrative Agent on or prior to such day pursuant to clause (c) of Section
7.1.1. Changes in the Applicable Commitment Fee resulting from a change in the Leverage Ratio shall become effective on the first day following delivery by the Company to the Administrative Agent of a new Compliance Certificate pursuant to clause (c) of Section 7.1.1. If the Company shall fail to deliver a Compliance Certificate within the number of days after the end of any Fiscal Quarter as required pursuant to clause (c) of Section 7.1.1 (without giving effect to any grace period), the Applicable Commitment Fee from and including the first day after the date on which such Compliance Certificate was required to be delivered to and including the date the Company delivers to the Administrative Agent the next Compliance Certificate shall conclusively equal the highest Applicable Commitment Fee set forth above. Notwithstanding the foregoing, the Company may, in its sole discretion, within ten Business Days following the end of any Fiscal Quarter, deliver to the Administrative Agent a written estimate (the "Leverage Ratio Estimate") setting forth the Company's good faith estimate of the Leverage Ratio (based on calculations contained in an estimated Compliance Certificate) that will be set forth in the next Compliance Certificate required to be delivered by the Company to the Administrative Agent pursuant to clause (c) of Section 7.1.1. In the event that the Leverage Ratio Estimate indicates that there would be a change in the Applicable Commitment Fee resulting from a change in the Leverage Ratio, such change will become effective on the first day following delivery of the Leverage Ratio Estimate. In the event that, once the next Compliance Certificate is delivered, the Leverage Ratio as set forth in such Compliance Certificate differs from that calculated in the Leverage Ratio Estimate delivered for the Fiscal Quarter with respect to which such Compliance Certificate has been delivered, and such difference results in an Applicable Commitment Fee which is greater than the Applicable Commitment Fee theretofore in effect, then (A) such greater Applicable Commitment Fee shall be deemed to be in effect for all purposes of this Agreement from the first day following the delivery of the Leverage Ratio Estimate and (B) if the Company shall have theretofore made any payment of commitment fees in respect of the period from the first day following the delivery of the Leverage Ratio Estimate to the actual date of delivery of such Compliance Certificate, then, on the next Quarterly Payment Date, the Company shall pay as a supplemental payment of commitment fees, an amount which equals the difference between the amount of commitment fees that would otherwise have been paid based on such new Leverage Ratio and the amount of such commitment fees actually so paid.

     "Applicable Margin" means at all times during the applicable periods set forth below,

          (a) with respect to the unpaid principal amount of each Term-B Loan maintained as a (i) Base Rate Loan, 2.50% per annum and (ii) LIBO Rate Loan, 3.75% per annum;

          (b) from the Effective Date through (but excluding) the date upon which the Compliance Certificate for the second full Fiscal Quarter ending after the Effective Date is delivered by the Company to the Administrative Agent pursuant to clause (c) of Section 7.1.1, with respect to the unpaid principal amount of each (i) Swing Line Loan (which shall be borrowed and maintained only as a Base Rate Loan) and each Committed Revolving Loan and Term-A Loan maintained as a Base Rate Loan, 2.00% per annum, and (ii) Committed Revolving Loan and Term-A Loan maintained as a LIBO Rate Loan, 3.25% per annum; and

          (c) at all times after the date of delivery of the Compliance Certificate described in clause (b) above, with respect to the unpaid principal amount of each (i) Swing Line Loan, Committed Revolving Loan and Term-A Loan maintained as a Base Rate Loan, the rate determined by reference to the applicable Leverage Ratio and at the applicable percentage per annum set forth below under the column entitled "Applicable Margin for Base Rate Loans", and (ii) Committed Revolving Loan and Term-A Loan maintained as a LIBO Rate Loan, the rate determined by reference to the applicable Leverage Ratio and at the applicable percentage per annum set forth below under the column entitled "Applicable Margin for LIBO Rate Loans".

       Applicable Margin For Committed Revolving Loans, Swing Line Loans
                                and Term-A Loans


                                            Applicable             Applicable
                                         Margin For Base        Margin For LIBO
           Leverage Ratio                   Rate Loans             Rate Loans
           --------------                   ----------             ----------
      greater than or equal to
               3.25:1                         2.00%                  3.25%
      greater than or equal to
    2.75:1 and less than 3.25:1               1.50%                  2.75%
      greater than or equal to
    2.25:1 and less than 2.75:1               1.00%                  2.25%
          less than 2.25:1                    0.50%                  1.75%


     The Leverage Ratio used to compute the Applicable Margin for Swing Line Loans, Committed Revolving Loans and Term-A Loans for any day referred to in clause (c) above shall be the Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Company to the Administrative Agent on or prior to such day pursuant to clause (c) of Section 7.1.1. Changes in the Applicable Margin for Swing Line Loans, Committed Revolving Loans and Term-A Loans resulting from a change in the Leverage Ratio shall become effective on the first day following delivery by the Company to the Administrative Agent of a new Compliance Certificate pursuant to clause (c) of Section 7.1.1. If the Company shall fail to deliver a Compliance Certificate within the number of days after the end of any Fiscal Quarter as required pursuant to clause (c) of
Section 7.1.1 (without giving effect to any grace period), the Applicable
Margin for Swing Line Loans, Committed Revolving Loans and Term-A Loans from and including the first day after the date on which such Compliance Certificate was required to be delivered to the date the Company delivers to the Administrative Agent the next Compliance Certificate shall conclusively equal the highest Applicable Margin for Swing Line Loans, Committed Revolving Loans and Term-A Loans set forth above. Notwithstanding the foregoing, the Company may, in its sole discretion, within ten Business Days following the end of any Fiscal Quarter, deliver to the Administrative Agent a Leverage Ratio Estimate setting forth the Company's good faith estimate of the Leverage Ratio (based on calculations set forth in an estimated Compliance Certificate) that will be set forth in the next Compliance Certificate required to be delivered by the Company to the Administrative Agent pursuant to clause (c) of Section 7.1.1. In the event that the Leverage Ratio Estimate indicates that there would be a change in the Applicable Margin resulting from a change in the Leverage Ratio, such change will become effective on the first day following delivery of the Leverage Ratio Estimate. In the event that, once the next Compliance Certificate is delivered, the Leverage Ratio as set forth in such Compliance Certificate differs from that calculated in the Leverage Ratio Estimate delivered for the Fiscal Quarter with respect to which such Compliance Certificate has been delivered, and such difference results in an Applicable Margin which is greater than the Applicable Margin theretofore in effect, then (A) such greater Applicable Margin shall be deemed to be in effect for all purposes of this Agreement from the first day following the delivery of the Leverage Ratio Estimate and (B) if the Company shall have theretofore made any payment of interest in respect of Swing Line Loans, Committed Revolving Loans or Term-A Loans, or of letter of credit fees pursuant to the first sentence of Section 3.3.3, in any such case in respect of the period from the first day following the delivery of the Leverage Ratio Estimate to the actual date of delivery of such Compliance Certificate, then, on the next Quarterly Payment Date, the Company shall pay as a supplemental payment of interest and/or letter of credit fees, an amount which equals the difference between the amount of interest and letter of credit fees that would otherwise have been paid based on such new Leverage Ratio and the amount of such interest and letter of credit fees actually so paid.

     "Arup" is defined in the third recital.

     "Assignee Lender" is defined in Section 11.11.1.

     "Assignor Lender" is defined in Section 11.11.1.

     "Assumed Indebtedness" means Indebtedness of a Person which is (a) in existence at the time such Person becomes a Restricted Subsidiary or (b) is assumed in connection with an Investment in or acquisition of such Person, and has not been incurred or created by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary.

     "Authorized Officer" means, relative to any Obligor, those of its officers whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.1.

     "Available Currency" means, at any time, Dollars, Canadian Dollars, Euros and any other Foreign Currency approved by the Administrative Agent and, with respect to Letters of Credit issued or to be issued by any Issuer in any such Foreign Currency, such Issuer (which approval shall not be unreasonably withheld).

     "Bank One" is defined in the preamble.

     "Base Financial Statements" is defined in clause (a) of Section 5.1.15.

     "Base Rate Loan" means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate or, in the case of Canadian Dollar Loans, the Canadian Prime Rate.

     "Borrowers" means the Company and the Canadian Borrower.

     "Borrowing" means Loans of the same type and Tranche made to the same Borrower and in the same currency (and, in the case of LIBO Rate Loans, having the same Interest Period) made by the relevant Lenders on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.1 (in the case of Committed Loans) or Section 2.8 (in the case of Uncommitted Revolving Loans).

     "Borrowing Request" means (a) in the case of Committed Loans, a Committed Loan Borrowing Request and (b) in the case of Uncommitted Revolving Loans, an Uncommitted Revolving Loan Borrowing Request.

     "Business Day" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York City or Chicago, Illinois and, (a) with respect to Borrowings of, Interest Periods with respect to, payments of principal and interest in respect of, and conversions of Base Rate Loans into, LIBO Rate Loans (i) on which dealings in Dollars (or, in the case of LIBO Rate Loans denominated in a Foreign Currency, such Foreign Currency) are carried on in the London interbank market and (ii) with respect to LIBO Rate Loans denominated in a Foreign Currency, on which banks are not authorized or required to be closed in the principal financial center in the country of issue of such Foreign Currency (or in the case of LIBO Rate Loans denominated in Euros, Frankfurt am Main, Germany) and (b) with respect to Canadian Dollar Loans, on which banks are not authorized or required to be closed in Toronto, Ontario, Canada.

     "Calculation Date" means the last Business Day of each Fiscal Month.

     "Canadian Borrower" is defined in the preamble.

     "Canadian Borrower Hypothec" means collectively, the deed of hypothec, the debenture bond(s) issued thereunder and the movable hypothec affecting such bond(s), executed and delivered by an Authorized Officer of the Canadian Borrower pursuant to the Existing Credit Agreement, as the same may be amended, supplemented or modified from time to time.

     "Canadian Collateral Documents" means the Canadian Hypothecs, the Company Canadian Pledge Agreement and the Canadian Parent Guaranty.

     "Canadian Dollar" and the sign "Cdn $" each mean the lawful money of Canada.

     "Canadian Dollar Loan" means a Loan made in Canadian Dollars.

     "Canadian Hypothecs" means the Canadian Borrower Hypothec and the Canadian Parent Hypothec.

     "Canadian Parent" means Insilco Technology (Canada)
Corporation/Corporation Technologie Insilco (Canada), a company organized under the laws of Quebec.

     "Canadian Parent Guaranty" means the Guarantee executed and delivered by an Authorized Officer of the Canadian Parent pursuant to the Existing Credit Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

     "Canadian Parent Hypothec" means, collectively, the deed of hypothec, the bond(s) issued thereunder and the movable hypothec affecting such bond(s), executed and delivered by and Authorized Officer of the Canadian Parent pursuant to the Existing Credit Agreement, including a specific hypothecation of the issued and outstanding Capital Stock of the Canadian Borrower, as amended, supplemented, amended and restated or otherwise modified from time to time.

     "Canadian Prime Rate" means, on any date and relative to Canadian Dollar Loans, a fluctuating rate of interest per annum equal to the greater of (a) the per annum rate of interest quoted, published and commonly known as the "prime rate" of the Royal Bank of Canada which the Royal Bank of Canada establishes in Canada as the reference rate of interest in order to determine interest rates for loans in Canadian Dollars to its Canadian commercial borrowers, and (b) the rate per annum determined by the Administrative Agent for one month bankers' acceptances as appears on the Reuters Screen CDOR (Canadian Deposit Offered
Rate) page, plus 3/4 of 1% per annum, in each case as determined as at 10:00 a.m. (Montreal time), on the relevant Business Day (provided, however, that for non-Business Days and if no CDOR rate is available for a given Business Day, the CDOR rate for the immediately previous Business Day for which a CDOR rate is available shall be used). The Canadian Prime Rate is not necessarily intended to be the lowest rate of interest determined by the Administrative Agent in connection with extensions of credit. Changes in the rate of interest on that portion of any Canadian Dollar Loans maintained at the Canadian Prime Rate will take effect simultaneously with each change in the Canadian Prime Rate. The Administrative Agent will give notice promptly to the Canadian Borrower and the applicable Lenders of changes in the Canadian Prime Rate.

     "Canadian Term Loan Excess Amount" is defined in Section 3.1.3.

     "Capital Expenditures" means for any period, the sum, without duplication, of (a) the aggregate amount of all expenditures of the Company and its Restricted Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures, and (b) the aggregate amount of the principal component of all Capitalized

Lease Liabilities incurred during such period by the Company and its Restricted Subsidiaries; provided, however, that Capital Expenditures shall not include (i) any such expenditures or any such principal component funded with (A) any Casualty Proceeds, as permitted under clause (e) of Section 3.1.1, or (B) any Net Disposition Proceeds of any asset sale permitted under clause (c) of Section
7.2.9 or any asset sale of obsolete or worn out equipment permitted under subclause (a)(i) of Section 7.2.9 or (ii) any Investment made under Section
7.2.5 (other than pursuant to clause (d) thereof).

     "Capital Stock" means, (a) in the case of a corporation, any and all capital or corporate stock, including shares of preferred or preference stock of such corporation, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) in respect of corporate or capital stock, (c) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Capitalized Lease Liabilities" means all monetary obligations of the Company or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Cash Collateralize" means, with respect to a Letter of Credit, the deposit of immediately available funds, in the currency in which such Letter of Credit is denominated, into a cash collateral account maintained with (or on behalf of) the Administrative Agent on terms satisfactory to the Administrative Agent in an amount equal to the Stated Amount of such Letter of Credit.

     "Cash Equivalent Investment" means, at any time:

          (a) any evidence of Indebtedness, maturing not more than one year after such time, issued directly by the United States or any agency thereof or guaranteed by the United States or any agency thereof;

          (b) commercial paper, maturing not more than nine months from the date of issue, which is (i) rated at least A-l by S&P or P-l by Moody's and not issued by an Affiliate of any Obligor, or (ii) issued by any Lender (or its holding company);

          (c) any time deposit, certificate of deposit or bankers acceptance, maturing not more than one year after such time, maintained with or issued by either (i) a commercial banking institution (including U.S. branches of foreign banking institutions) that has a combined capital and surplus and undivided profits of not less than $500,000,000, or (ii) any Lender;

          (d) short-term tax-exempt securities rated not lower than MIG-1/1+ by either Moody's or S&P with provisions for liquidity or maturity accommodations of 183 days or less;

          (e) repurchase agreements which (i) are entered into with any Person referred to in clause (b) or (c) above or any other financial institution whose unsecured long-term debt (or the unsecured long-term debt of whose holding company) is rated at least A- or better by S&P or Baa1 or better by Moody's and maturing not more than one year after such time and (ii) are secured by a fully perfected security interest in securities of the type referred to in clause (a) above;

          (f) any money market or similar fund not less than 95% of the assets of which are comprised of any of the items specified in clauses (a) through (e) above and as to which withdrawals are permitted at least every 90 days; or

          (g) in the case of any Restricted Subsidiary organized or having a material place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has a material place of business which are similar to the items specified in clauses (a) through (f) above.

     "Casualty Event" means the damage, destruction or condemnation, as the case may be, of any property of the Company or any Restricted Subsidiary.

     "Casualty Proceeds" means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by the Company or any Restricted Subsidiary in connection therewith, but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a Lien on the property which is the subject of such Casualty Event which Lien (a) is permitted by Section 7.2.3 and (b) has priority over the Liens securing the Obligations.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

     "Change in Control" means (a) the failure of Holdco at any time to own, free and clear of all Liens and encumbrances (other than Liens of the types permitted to exist under clauses (b), (d) and (g) of Section 7.2.3), all right, title and interest in 100% of the Capital Stock of the Company; (b) the failure of the Equity Investors, their Affiliates and members of management of the Company and the Restricted Subsidiaries, in the aggregate, at any time to own, free and clear of all Liens and encumbrances (other than Liens of the types permitted to exist under clause (d) or (g) of Section 7.2.3) all right, title and interest in at least 51% (on a fully diluted basis) of the economic and voting interest in the Voting Stock of Holdco.

     "Charter Document" means, relative to any Obligor, its certificate of incorporation, its by-laws or other constituent documents and all shareholder agreements, voting trusts and similar arrangements to which such Obligor is a party applicable to any of its authorized shares of Capital Stock.

     "Co-Documentation Agents" is defined in the preamble.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Collateral" means all property of any Obligor and interests therein upon which a Lien is granted to the Administrative Agent pursuant to any Loan Document.

     "Commitment" means, as the context may require, (a) a Lender's Additional Term-A Loan Commitment, Additional Term-B Loan Commitment, Revolving Loan Commitment or Letter of Credit Commitment or (b) the Swing Line Lender's Swing Line Loan Commitment.

     "Commitment Amount" means, as the context may require, any Additional Term Loan Commitment Amount, the Revolving Loan Commitment Amount, the Letter of Credit Commitment Amount or the Swing Line Loan Commitment Amount.

     "Commitment Letter" means the commitment letter, dated July 14, 2000, from DLJ to the Company, including all annexes and exhibits thereto.

     "Commitment Termination Date" means, as the context may require, the Revolving Loan Commitment Termination Date or any Additional Term Loan Commitment Termination Date.

     "Commitment Termination Event" means (a) the occurrence of any Event of Default described in clauses (b) through (d) of Section 8.1.9, with respect to any Obligor (other than Subsidiaries that are not Material Subsidiaries) or (b) the occurrence and continuance of any other Event of Default and either (A) the declaration of the Loans to be due and payable pursuant to Section 8.3, or (B) in the absence of such declaration, the giving of notice to the Company by the Administrative Agent, acting at the direction of the Required Lenders, that the Commitments have been terminated.

     "Committed Borrowing" means a Borrowing comprised of Committed Loans.

     "Committed Foreign Currency Sublimit" means $30,000,000.

     "Committed Loan" means a Term Loan, a Committed Revolving Loan or a Swing Line Loan.

     "Committed Loan Borrowing Request" means a loan request and certificate executed by an Authorized Officer of the Company, substantially in the form of Exhibit B-1.

     "Committed Revolving Loans" is defined in clause (a) of Section 2.1.2.

     "Company" is defined in the preamble.

     "Company Canadian Pledge Agreement " means the Company Canadian Pledge Agreement executed and delivered by an Authorized Officer of the Company pursuant to the Existing Credit Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

     "Company Pledge and Security Agreement" means the Pledge and Security Agreement, executed and delivered by an Authorized Officer of the Company pursuant to the terms hereof, substantially in the form of Exhibit G-2 hereto, amending and restating in its entirety the (a) Amended and Restated Company Security Agreement, dated as of November 24, 1998, between the Company and the Administrative Agent and (b) Amended and Restated Company Pledge Agreement, dated as of November 24, 1998, between the Company and the Administrative Agent, together with any supplemental Foreign Pledge Agreements delivered pursuant to the terms of this Agreement, in each case as further amended, supplemented, amended and restated or otherwise modified from time to time.

     "Compliance Certificate" means a certificate duly completed and executed by an Authorized Officer that is the president, the chief executive officer or the chief financial or accounting officer of the Company, substantially in the form of Exhibit E hereto.

     "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

     "Continuation/Conversion Notice" means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the applicable Borrower, substantially in the form of Exhibit C hereto.

     "Continued Revolving Loans" is defined in clause (c) of Section 2.10.

     "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code or
Section 4001 of ERISA, or for purposes of Section 412 of the Code, Section 414(m) or Section 414(o) of the Code.

     "Credit Extension" means, as the context may require, (a) the making of a Loan by a Lender, or (b) the issuance of any Letter of Credit, or the extension of any Stated Expiry Date of any previously issued Letter of Credit, by any Issuer.

     "Current Assets" means, on any date, all assets which, in accordance with GAAP, would be included as current assets on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such date as current assets (excluding, however, amounts due and to become due from Affiliates of the Company which have arisen from transactions which are other than arm's- length and in the ordinary course of its business).

     "Current Liabilities" means, on any date, all amounts which, in accordance with GAAP, would be included as current liabilities on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such date, excluding current maturities of Indebtedness.

     "CVC" is defined in the first recital.

     "Dalian" is defined in the third recital.

     "Debt" means the outstanding principal amount of all Indebtedness of the Company and its Restricted Subsidiaries that (i) is of the type referred to in clause (a) (provided, however, that any Earn-Outs included in Indebtedness under such clause (a) shall be included as "Debt" at the after-tax amount thereof), (b) (other than undrawn commercial letters of credit and undrawn letters of credit in respect of workers' compensation, insurance, performance and surety bonds and similar obligations, in each case incurred in the ordinary course of business) or (c), in each case of the definition of "Indebtedness" and (ii) any Contingent Liability in respect of any of the foregoing types of Indebtedness.

     "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would, unless cured or waived, constitute an Event of Default.

     "Disbursement" is defined in Section 2.6.2.

     "Disbursement Date" is defined in Section 2.6.2.

     "Disbursement Due Date" is defined in Section 2.6.2.

     "Disclosure Schedule" means the Disclosure Schedule attached hereto as
Schedule I, as it may be amended, supplemented or otherwise modified from time to time by the Company with the written consent of the Required Lenders.

     "Disposition" (or similar words such as "Dispose") means any sale, transfer or other conveyance (including by way of merger) of any of the Company's or its Subsidiaries' assets (including accounts receivable and Capital Stock of Subsidiaries) to any other Person (other than to another Obligor) in a single transaction or series of transactions.

     "Divestiture" is defined in the third recital.

     "DLJ" is defined in the first recital.

     "DLJMB Entities" is defined in the first recital.

     "Dollar" and the sign "$" mean lawful money of the United States.

     "Dollar Equivalent" means, on any date of determination, the equivalent in Dollars of any Foreign Currency, determined by using the quoted spot rate at which the Administrative Agent's principal office in Chicago, Illinois offers to exchange Dollars for such Foreign Currency at the opening of business on such date.

     "Earn-outs" means any obligations by the Company or any of its Restricted Subsidiaries to pay any amounts constituting the payment of deferred purchase price with respect to any acquisition of a business (whether through the purchase of assets or shares of Capital Stock), the amount of which payments is calculated on the basis of, or by reference to, the bona fide financial or other operating performance of such business or specified portion thereof or any other similar arrangement.

     "EBITDA" means, for any applicable period, subject to clause (b) of
Section 1.4, the sum for the Company and its Restricted Subsidiaries on a consolidated basis of

          (a) Net Income;

plus

          (b) the amount deducted in determining Net Income for such period representing non-cash charges or expenses, including depreciation, amortization, non-cash periodic post-retirement benefits and non-cash expenses related to employee stock options and stock incentive plans (excluding any non-cash charges representing an accrual of or reserve for cash charges to be paid within the next twelve months);

plus

          (c) the amount deducted in determining Net Income for such period representing income taxes (whether paid or deferred);

plus

          (d) the amount deducted in determining Net Income for such period representing interest expense and Transaction Payments;

plus

          (e) the amount deducted in determining Net Income for such period representing all transaction-related costs and expenses incurred in connection with or relating to the Taylor Sale or the T.A.T. Acquisition;

plus

          (f) the "Performance Bonus" payable by the Canadian Borrower to David Mesri pursuant to Section 4.1 of the Employment Agreement attached as Schedule B to the T.A.T. Acquisition Agreement and accrued bonuses payable in connection with the Acquisition;

plus

          (g) to the extent not included in Transaction Payments, deferred compensation or performance bonuses actually paid in cash to members of management in connection with an acquisition permitted pursuant to clause
     (b) of Section 7.2.8;

minus

          (h) Restricted Payments of the type referred to in clause (a) of
     Section 7.2.6 made during such period.

     "Effective Date" means the date this Agreement becomes effective pursuant to Section 5.1.

     "Effective Date Certificate" means a certificate of an Authorized Officer of the Company, substantially in the form of Exhibit D hereto, delivered pursuant to the terms hereof.

     "Eligible Institution" means a financial institution that has combined capital and surplus of not less than $500,000,000 or its equivalent in foreign currency, whose long-term certificate of deposit or long-term senior unsecured debt is rated "BBB" or higher by S&P and "Baa2" or higher by Moody's or an equivalent or higher rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

     "EMU" means economic and monetary union as contemplated in the Treaty on European Union.

     "EMU Legislation" means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise), being in part the implementation of the third stage of EMU.

     "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders) relating to the protection of the environment or the effect of the environment on human health and safety.

     "Equity Investors" is defined in the first recital.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Euro" means the single currency of Participating Member States of the European Union.

     "Euro Unit" means the currency unit of the Euro.

     "Event of Default" is defined in Section 8.1.

     "Excess Cash Flow" means, for any Fiscal Year, the excess (if any), of

          (a) EBITDA for such Fiscal Year;

         over

          (b) the sum (for such applicable period) of

               (i) the cash portion of Interest Expense (net of interest income) and Transaction Payments for such Fiscal Year;

         plus

               (ii) scheduled payments, to the extent actually made, of the principal amount of the Term Loans and scheduled payments and optional and mandatory prepayments of the principal of any other funded Debt (including Capitalized Lease Liabilities) and mandatory prepayments of the principal amount of Revolving Loans pursuant to clause (f) of Section 3.1.1 in connection with a permanent reduction of the Revolving Loan Commitment Amount, in each case to the extent actually made and for such applicable period;

         plus

               (iii) all federal, state and foreign income taxes actually paid or payable in cash by the Company and its Restricted Subsidiaries for such applicable period;

         plus

               (iv) Capital Expenditures actually made during such applicable period pursuant to clause (a) of Section 7.2.7 (excluding Capital Expenditures constituting Capitalized Lease Liabilities and by way of the incurrence of Indebtedness permitted pursuant to clause (c) of
          Section 7.2.2 to a vendor of any assets permitted to be acquired pursuant to Section 7.2.7 to finance the acquisition of such assets);

         plus

               (v) the amount of the net increase (if any) of Current Assets, other than cash and Cash Equivalent Investments, over Current Liabilities of the Company and its Restricted Subsidiaries for such applicable period;

         plus

               (vi) Investments permitted and actually made, in cash, pursuant to clause (d), (k), (o) or (q) of Section 7.2.5 during such applicable period (excluding

          Investments financed with the proceeds of any issuance of Capital Stock or Indebtedness other than Loans);

         plus

               (vii) Restricted Payments of the type described in clauses (b) and (c) of Section 7.2.6 made during such applicable period;


         plus

               (viii) to the extent not deducted in determining EBITDA during such period, amounts paid in cash in respect of periodic post-retirement benefits (whether or not previously accrued) during such period;

         plus

               (ix) amounts paid in cash during such period in respect of any extraordinary or non-recurring loss;

         plus

               (x) amounts included in EBITDA for such period pursuant to clauses (f) or (g) of the definition of EBITDA and actually paid in cash;

         plus

               (xi) long-term liabilities (other than the Obligations and other funded Debt) actually paid in cash by the Company and its Restricted Subsidiaries during such period.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Equity Proceeds" means any proceeds received by Holdco, the Company or any of their respective Subsidiaries from the sale or issuance by such Person of its Capital Stock or any warrants or options in respect of any such Capital Stock or the exercise of any such warrants or options, in each case pursuant to any such sale, issuance or exercise constituting or resulting from (a) capital contributions to, or Capital Stock issuances by, Holdco, the Company or any of their respective Subsidiaries (exclusive of any such contribution or issuance resulting from a Public Offering or a widely distributed private offering exempted from the registration requirements of
Section 5 of the Securities Act of 1933, as amended), (b) any subscription agreement, option plan, incentive plan or similar arrangement with any officer, employee or director of such Person or any of its Subsidiaries, (c) any loan made by Holdco, the Company or any of their respective Subsidiaries pursuant to clause (g) of Section 7.2.5,
(d) the sale of any Capital Stock of Holdco to any officer, director or employee described in clause (b) above; provided, however, such proceeds do not exceed $15,000,000 in the aggregate, (e) the exercise of any options or warrants issued to any officer, employee or director pursuant to any agreement, plan or arrangement described in clause (b) above or (f) the exercise of any Warrants.

     "Exempted Foreign Intercompany Transactions" means with respect to intercompany Investments or Indebtedness made or incurred by the Company or any of its Restricted Subsidiaries, any such Investments or Indebtedness (a) into which any Indebtedness or Investment of any Foreign Subsidiary owing to any Borrower or any Subsidiary Guarantor that was outstanding on the Effective Date was converted, (b) made as part of, or to finance, any acquisition permitted hereunder, (c) outstanding on the Effective Date or (d) consisting of transfers of inventory or other assets in the ordinary course of the Company's business.

     "Existing Credit Agreement" is defined in the fourth recital.

     "Existing Lenders" is defined in the fourth recital.

     "Existing Letters of Credit" is defined in the fourth recital.

     "Existing Loans" is defined in the fourth recital.

     "Existing Revolving Loans" is defined in the fourth recital.

     "Existing Term Loans" is defined in the fourth recital.

     "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

     "Fee Letter" means the confidential fee letter, dated July 14, 2000, from DLJ to the Company.

     "Filing Agent" is defined in Section 5.1.6.

     "Filing Statement" means any UCC financing statement (Form UCC-1) or other similar statement or UCC termination statement (Form UCC-3) required pursuant to the Loan Documents.

     "Fiscal Month" means the period beginning on the day following the last day of the preceding Fiscal Month and ending on the Friday that is four or five weeks thereafter, consistent with the Company's historical practice; provided, however, that the last Fiscal Month of each Fiscal Year shall end on December 31 of such Fiscal Year.

     "Fiscal Quarter" means the period beginning on the day following the last day of the preceding Fiscal Quarter and ending three Fiscal Months thereafter.

     "Fiscal Year" means any twelve-month period ending on December 31 of any calendar year.

     "Fixed Charge Coverage Ratio" means, at the end of any Fiscal Quarter, subject to clause (b) of Section 1.4, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately prior Fiscal Quarters of

          (a) EBITDA for all such Fiscal Quarters;

         over

          (b) the sum of

               (i) Capital Expenditures actually made pursuant to clause (a) of
          Section 7.2.7 during the period of four consecutive Fiscal Quarters ending on the last day of the second Fiscal Quarter preceding such Fiscal Quarter (excluding Capital Expenditures constituting Capitalized Lease Liabilities and by way of the incurrence of Indebtedness permitted pursuant to clause (c) of Section 7.2.2 to a vendor of any assets permitted to be acquired pursuant to Section
          7.2.7 to finance the acquisition of such assets); plus

               (ii) the cash portion of Interest Expense (net of interest income) for all such Fiscal Quarters (provided, however, that for the first full three Fiscal Quarters ending after the Effective Date, Interest Expense shall be determined on an Annualized basis);

         plus

               (iii) all scheduled payments of principal of the Term Loans and other funded Debt (including the principal portion of any Capitalized Lease Liabilities) during all such Fiscal Quarters (provided, however, that for the first full three Fiscal Quarters ending after the Effective Date, such payments shall be determined on an Annualized basis);

         plus

               (iv) Restricted Payments made or permitted to be made pursuant to clauses (b) of Section 7.2.6 during all such Fiscal Quarters;

         plus

               (v) all federal, state and foreign income taxes actually paid or payable in cash by the Borrowers and their Restricted Subsidiaries for all such Fiscal Quarters.

     "Foreign Currency" means, Euros, Canadian Dollars and any additional currency, other than Dollars, that is freely transferable and convertible into Dollars.

     "Foreign Currency Equivalent" means, on any date of determination, the equivalent in any Foreign Currency of Dollars, determined by using the quoted spot rate at which the Administrative Agent's principal office in Chicago, Illinois, offers to exchange such Foreign Currency for Dollars at the opening of business on such date.

     "Foreign Currency Letter of Credit" means any Letter of Credit denominated in a Foreign Currency.

     "Foreign Currency Letter of Credit Outstandings" means any Letter of Credit Outstandings in respect of Foreign Currency Letters of Credit.

     "Foreign Currency Loan" means any Loan made in a Foreign Currency.

     "Foreign Currency Revolving Loan" means a Revolving Loan that is a Foreign Currency Loan.

     "Foreign Pledge Agreement" means any supplemental pledge agreement governed by the laws of a jurisdiction other than the United States or a State thereof executed and delivered by the Company or any Restricted Subsidiary pursuant to the terms of this Agreement, in form and substance satisfactory to the Administrative Agent, as may be necessary or desirable under the laws of organization or incorporation of a Subsidiary to further protect or perfect the Lien on and security interest in any Collateral.

     "Foreign Subsidiary" means any Subsidiary that is not a U.S. Subsidiary.

     "Forward Merger" is defined in clause (b) of the third recital.

     "Forward Merger Subsidiary" is defined in the third recital.

     "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

     "Future Pledged Foreign Subsidiary" means a Restricted Subsidiary that is a Foreign Subsidiary and a direct Subsidiary of the Company or a U.S. Subsidiary and which has, at any time of determination, total assets with a value of at least $5,000,000.

     "GAAP" is defined in Section 1.4.

     "GLI" is defined in the third recital.

     "GLI Merger" means the merger of Thermal Components Division, Inc. ("TCD") with and into Great Lake, Inc., with Great Lake, Inc. being the survivor of the GLI Merger and continuing to be known as "Great Lake, Inc.".

     "Guarantor" means Holdco, the Company and each Subsidiary Guarantor.

     "Hazardous Material" means

          (a) any "hazardous substance", as defined by CERCLA;

          (b) any "hazardous waste", as defined by the Resource Conservation and Recovery Act, as amended;

          (c) any petroleum product; or

          (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable Environmental Law.

     "Hedging Obligations" means, with respect to any Person, all liabilities of such Person under interest rate or currency swap agreements, interest or exchange rate cap agreements and interest or exchange rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

     "herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

     "Holdco" is defined in the first recital.

     "Holdco Discount Note Indenture" means the Indenture, dated as of August 17, 1998, entered into between Holdco and the trustee thereunder, as amended, supplemented, amended and restated or otherwise modified from time to time.

     "Holdco Discount Notes" means the Senior Discount Notes due 2008 of Holdco issued by Holdco and governed by the terms of the Holdco Discount Note Indenture.

     "Holdco Guaranty and Pledge Agreement" means the Guaranty and Pledge Agreement executed and delivered by an Authorized Officer of Holdco pursuant to the terms hereof, substantially in the form of Exhibit G-1 hereto, amending and restating in their entirety the Amended and Restated Guaranty, dated as of November 24, 1998, duly executed and delivered to the Administrative Agent by Holdco, the Amended and Restated Agreement dated as of November 24, 1998 between Holdco and the Administrative Agent, and the Amended and Restated Security Agreement dated as of November 24, 1998 between Holdco and the Administrative Agent, as the same may be further amended, supplemented, amended and restated or otherwise modified from time to time.

     "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of any Obligor, any qualification or exception to such opinion or certification (a) which is of a "going concern" or similar nature, (b) which relates to the limited scope of examination of matters relevant to such financial statement (except, in the case of matters relating to any acquired business or assets, in respect of the period prior to the acquisition by such Obligor of such business or assets), or (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Company to be in default of any of its obligations under Section 7.2.4.

     "including" means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

     "Indebtedness" of any Person means:

          (a) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (exclusive of (i) deferred purchase price arrangements in the nature of open or other accounts payable owed to suppliers on normal terms in connection with the purchase of goods and services in the ordinary course of business and (ii) Earn-outs (until such time as the obligation associated with the Earn-out is recorded as a liability on the balance sheet of the Company in accordance with GAAP)) and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

          (c) all Capitalized Lease Liabilities;

          (d) net liabilities of such Person under all Hedging Obligations;

          (e) whether or not so included as liabilities in accordance with GAAP, all Indebtedness of the types referred to in clauses (a) through (d) above (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including Indebtedness arising under conditional sales or other title retention agreements), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse; provided, however, that, to the extent such Indebtedness is limited in recourse to the assets securing such Indebtedness, the amount of such Indebtedness shall be limited to the fair market value of such assets; and

          (f) all Contingent Liabilities of such Person in respect of any of the foregoing.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer (to the extent such Person is liable for such Indebtedness).

     "Indemnified Liabilities" is defined in Section 11.4.

     "Indemnified Parties" is defined in Section 11.4.

     "Initial Canadian Term-B Loans" is defined in clause (c) of Section 2.10.

     "Initial Term-A Loans" is defined in clause (c) of Section 2.10.

     "Initial Term-B Loans" means, collectively, Initial Canadian Term-B Loans and Initial U.S. Term-B Loans.

     "Initial U.S. Term-B Loans" is defined in clause (c) of Section 2.10.

     "Interest Coverage Ratio" means, at the end of any Fiscal Quarter, subject to clause (b) of Section 1.4, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately prior Fiscal Quarters of
(a) EBITDA (for all such Fiscal Quarters) to (b) the cash portion of Interest Expense (net of interest income) (for all such Fiscal Quarters; provided, however, that for the first full three Fiscal Quarters ending after the Effective Date, Interest Expense shall be determined on an Annualized basis).

     "Interest Expense" means, for any applicable period, the aggregate consolidated interest expense of the Company and the Restricted Subsidiaries for such period, as determined in accordance with GAAP, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense, but excluding (to the extent included in interest expense) up-front fees and expenses and the amortization of all deferred financing costs.

     "Interest Period" means (a) as to any LIBO Rate Loan that is a Committed Loan, the period commencing on the Borrowing date of such Loan or on the date on which the Loan is converted into or continued as a LIBO Rate Loan, and ending on the date one, two, three, six or, if consented to by each applicable Lender, nine or twelve months thereafter as selected by the applicable Borrower in its Borrowing Request or its Conversion/Continuation Notice, or (b) as to any Uncommitted LIBO Revolving Loan, the period commencing on the Borrowing date of such Loan and ending on the date such integral number of weeks or months thereafter as selected by the Company in the applicable Uncommitted Revolving Loan Borrowing Request, provided, however, that:

               (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

               (ii) any Interest Period (other than an Interest Period the duration of which is not, without regard to clauses (i) through (iv) hereof, an integral number of months) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

               (iii) no Interest Period for any Loan shall extend beyond the Stated Maturity Date for such Loan;

               (iv) no Interest Period applicable to a Term Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term Loans unless the aggregate principal amount of Term Loans represented by Base Rate Loans, or by LIBO Rate Loans having Interest Periods that will expire on or before such date, equals or exceeds the amount of such principal payment; and

               (v) there shall be no more than ten Interest Periods in respect of Committed Loans in effect at any one time;

provided, further, that (A) with respect to all Existing Loans outstanding on the Effective Date and deemed to be Initial Term-A Loans or Initial Term-B Loans pursuant to Section 2.10, the initial Interest Period after the Effective Date in respect of such Existing Loans, shall be the period commencing on (and including) the Effective Date and ending on (and including) the last Business Day of the calendar month following the month in which the Effective Date occurs and (B) with respect to each Borrowing of Additional Term Loans of any Tranche, the initial Interest Period (or, if there shall be more than one Interest Period then in effect in respect of outstanding Term Loans of such Tranche, initial Interest Periods) in respect of the Loans constituting such Borrowing shall be the period (or periods) commencing on (and including) the Business Day on which such Borrowing is made and ending on (and including) the last day (or days) of the Interest Period (or Interest Periods) applicable to Term Loans of such Tranche then outstanding (with, if there is more than one Interest Period with respect to outstanding Term Loans of such Tranche then in effect, the aggregate principal amount of such Additional Term Loans with initial Interest Periods ending on the last day of each such Interest Period being in proportion to the aggregate principal amount of the outstanding Term Loans of such Tranche having Interest Periods ending on such day).

     "Investment" means, relative to any Person, (a) any loan or advance made by such Person to any other Person (excluding commission, travel, relocation and similar advances to officers, directors and employees (or individuals acting in similar capacities) made in the ordinary course of business), and (b) any ownership or similar interest (in the nature of Capital Stock) held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange.

     "Investors' Agreement" means the Investors' Agreement, dated as of August 25, 2000, among Holdco, the DLJMB Entities, CVC and certain other holders of the Capital Stock of Holdco from time to time party thereto.

     "Invitation for Uncommitted Interest Quotes" means an invitation to the Lenders having a Percentage of the Revolving Loan Commitments of greater than zero, substantially in the form of Exhibit F-1 hereto, sent to such Lenders by the Administrative Agent on behalf of the Company pursuant to Section 2.8, inviting such Lenders to submit Uncommitted Interest Quotes in accordance with
Section 2.8.3.

     "Issuance Request" means a Letter of Credit request and certificate duly executed by an Authorized Officer of the Company, substantially in the form of Exhibit B-3 hereto.

     "Issuer" means the Administrative Agent in its capacity as issuer of Letters of Credit and any Lender as may be designated by the Company (and consented to by the Agents and such Lender, such consent by the Agents not to be unreasonably withheld) in its capacity as issuer of Letters of Credit.

     "Lead Arranger" is defined in the preamble.

     "Lender Assignment Agreement" means a Lender Assignment Agreement, substantially in the form of Exhibit I hereto.

     "Lender Parties" means, collectively, the Lenders, the Issuers, the Agents and the Lead Arrangers.

     "Lenders" is defined in the preamble.

     "Letter of Credit" is defined in Section 2.1.3.

     "Letter of Credit Commitment" means, with respect to any Issuer, such Issuer's obligation to issue Letters of Credit pursuant to Section 2.1.3 and, with respect to each of the other Lenders that has a Revolving Loan Commitment, the obligation of each such Lender to participate in such Letters of Credit pursuant to Section 2.6.1.

     "Letter of Credit Commitment Amount" means, on any date, a maximum amount of $35,000,000, as such amount may be reduced from time to time pursuant to
Section 2.2.1.

     "Letter of Credit Outstandings" means, on any date, an amount equal to the sum of

          (a) the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit (after converting the aggregate Stated Amounts of all Foreign Currency Letters of Credit to the Dollar Equivalents thereof), plus

          (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations (after converting the aggregate Reimbursement Obligations with respect to Disbursements made in a Foreign Currency to the Dollar Equivalents thereof) in respect of such Letters of Credit.

     "Leverage Ratio" means, at the end of any Fiscal Quarter, subject to clause (b) of Section 1.4 and Section 3.1.3, the ratio of

          (a) total Debt less cash and Cash Equivalent Investments of the Company and its Restricted Subsidiaries on a consolidated basis outstanding at such time;

to

          (b) EBITDA for the period of four consecutive Fiscal Quarters ended on such date.

     "Leverage Ratio Estimate" is defined in the definition of Applicable Commitment Fee.

     "LIBO Rate" means, relative to any Interest Period for LIBO Rate Loans, the applicable London interbank offered rate for deposits in Dollars or in the applicable Foreign Currency, as the case may be, appearing on Dow Jones Markets (Telerate Page 3750) as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period; provided, however, that, if Dow Jones Markets (Telerate Page
3750) is not available for any reason, the applicable LIBO Rate for the relevant Interest Period shall instead be the applicable London interbank offered rate for deposits in Dollars or in the applicable Foreign Currency, as the case may be, appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period; provided, further, that if neither the Dow Jones Markets (Telerate Page 3750) nor Reuters Screen FRBD is available for any reason, the applicable LIBO Rate shall be the interest rate per annum at which the Administrative Agent or one of its affiliate banks offers deposits in Dollars or in the applicable Foreign Currency to leading banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a period equal to such Interest Period in the approximate amount of such Borrowing.

     "LIBO Rate Auction" means a solicitation of Uncommitted Interest Quotes setting forth Uncommitted Interest Margins based on the LIBO Rate pursuant to
Section 2.8.

     "LIBO Rate Loan" means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to a LIBO Rate or, in the case of Loans denominated in Dollars, a LIBO Rate (Reserve Adjusted).

     "LIBO Rate (Reserve Adjusted)" means, relative to any Loan denominated in Dollars to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, the rate of interest per annum (rounded upwards to the next 1/100th of 1%) determined by the Administrative Agent as follows:

                       LIBO Rate                    LIBO Rate
                                      =  -------------------------------
                  (Reserve Adjusted)     1.00 - LIBOR Reserve Percentage

     The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans denominated in Dollars will be adjusted automatically as to all LIBO Rate Loans denominated in Dollars then outstanding as of the effective date of any change in the LIBOR Reserve Percentage.

     "LIBOR Office" means, relative to any Lender, the office of such Lender designated as such on Schedule II hereto or in the Lender Assignment Agreement pursuant to which such Lender became a Lender hereunder or such other office of a Lender as shall be so designated from time to time by notice from such Lender to the Borrowers and the Administrative Agent, which shall be making or maintaining LIBO Rate Loans of such Lender hereunder.

     "LIBOR Reserve Percentage" means, relative to any Interest Period for LIBO Rate Loans denominated in Dollars, the percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Lender) under regulations issued from time to time by the F.R.S. Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the F.R.S. Board).

     "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or any filing or recording of any instrument or document in respect of the foregoing, to secure payment of a debt or performance of an obligation or any other priority or preferential treatment of any kind or nature whatsoever that has the practical effect of creating a security interest in property.

     "Loan" means, as the context may require, a Revolving Loan, a Term-A Loan, a Term-B Loan or a Swing Line Loan, of any type.

     "Loan Document" means this Agreement, the Notes, the Letters of Credit, each Rate Protection Agreement, each Borrowing Request, each Issuance Request, the Fee Letter, the

Administrative Agent Fee Letter, each Pledge Agreement, the Subsidiary Guaranty, the Canadian Collateral Documents, each Mortgage (upon execution and delivery thereof), and each other agreement, document or instrument delivered in connection with this Agreement or any other Loan Document, whether or not specifically mentioned herein or therein.

     "Material Adverse Effect" means (a) a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Company and the Restricted Subsidiaries, taken as a whole, (b) a material impairment of the ability of any Obligor to perform its respective material obligations under the Loan Documents to which it is or will be a party, or (c) an impairment of the validity or enforceability of, or a material impairment of the rights, remedies or benefits available to each Secured Party under any Loan Document.

     "Material Subsidiary" means (a) any direct or indirect Restricted Subsidiary which holds, owns or contributes, as the case may be, 3% or more of the gross revenues, assets or EBITDA of the Company and its Restricted Subsidiaries, on a consolidated basis, and (b) any other Restricted Subsidiary designated by the Company as a Material Subsidiary.

     "Mergers" is defined in clause (b) of the third recital.

     "Merger Companies" is defined in clause (b) of the third recital.

     "Merger Subsidiaries" is defined in clause (b) of the third recital.

     "Moody's" means Moody's Investors Service, Inc.

     "Mortgage" means, collectively, each Mortgage or Deed of Trust executed and delivered pursuant to the terms of this Agreement, including clause (b) of
Section 7.1.8, in form and substance reasonably satisfactory to the Agents.

     "Multicurrency Lender" means each Lender with a Commitment to make Committed Revolving Loans that is not a Non-Participating Multicurrency Lender.

     "Multicurrency Percentage" means, with respect to any Multicurrency Lender, the percentage obtained by dividing (a) such Lender's Percentage with respect to Revolving Loans multiplied by the Revolving Loan Commitment Amount at such time by (b) the aggregate Percentage with respect to Revolving Loans of the Multicurrency Lenders multiplied by the Revolving Loan Commitment Amount at such time.

     "National Currency Unit" means a unit of currency (other than a Euro Unit) of a Participating Member State.

     "Net Debt Proceeds" means with respect to the incurrence, sale or issuance by Holdco, the Company or any Restricted Subsidiary of any Debt other than Debt incurred as part of the Transaction, other Debt permitted by Section 7.2.2 and clause (b)(i) of Section 5.9 of the Holdco Guaranty and Pledge Agreement, the excess of:

          (a) the gross cash proceeds received by Holdco, the Company or any such Restricted Subsidiary from such incurrence, sale, or issuance,

over

          (b) the sum of (i) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such incurrence, sale or issuance, (ii) in the case of any Debt incurred, sold or issued by any Foreign Subsidiary, any taxes or other costs or expenses resulting from repatriating any such proceeds to the United States and (iii) in the case of any Debt incurred, sold or issued by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary, an amount equal to the product of such gross cash proceeds (as reduced pursuant to subclauses (i) and (ii) of this clause (b)) multiplied by the percentage equity interest in such Restricted Subsidiary not held, directly or indirectly, by the Company.

     "Net Disposition Proceeds" means, with respect to any Disposition of any assets of the Company or any Restricted Subsidiary, other than Dispositions made as part of the Transaction and other sales permitted pursuant to clause
(a), (b), (d) (to the extent the proceeds of the Disposition permitted thereunder constitute Net Casualty Proceeds) or (e) of Section 7.2.9, but including any sale or issuance of Capital Stock of any such Subsidiary to any Person other than the Company or any of the Restricted Subsidiaries, the excess of

          (a) the sum of the gross cash proceeds received, directly or indirectly, by the Company or any Restricted Subsidiary from any such Disposition and any cash payments received in respect of promissory notes or other non-cash consideration delivered to the Company or such Restricted Subsidiary in respect thereof, over

          (b) the sum of (i) all reasonable and customary fees and expenses with respect to legal, investment banking, brokerage, accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such Disposition, (ii) all taxes and other governmental costs and expenses actually paid or estimated by the Company (in good faith) to be payable in cash in connection with such Disposition (including, in the event of a Disposition of non-U.S. assets, any such taxes or other costs or expenses resulting from repatriating any such proceeds to the United States), (iii) payments made by the Company or any Restricted Subsidiary to retire Indebtedness (other than the Loans) of the Company or any Restricted Subsidiary where payment of such Indebtedness is required in connection with such Disposition, (iv) reserves for purchase price adjustments and retained fixed liabilities reasonably expected to be payable by the Company and the Restricted Subsidiaries in cash in connection therewith and (v) in the case of any Disposition by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary, an amount equal to the product of such gross cash proceeds (as reduced pursuant to subclauses (i) through (iv) of this clause (b)) multiplied by the percentage equity interest in such Restricted Subsidiary not held, directly or indirectly, by the Company;

provided, however, that if, after the payment of all taxes, purchase price adjustments and retained fixed liabilities with respect to such Disposition, the amount of estimated taxes, purchase price adjustments or retained fixed liabilities, if any, pursuant to clause (b)(ii) or (b)(iv) above exceeded the tax, purchase price adjustment or retained fixed liabilities amount actually paid in cash in respect of such Disposition, the aggregate amount of such excess shall, at such time, constitute Net Disposition Proceeds.

     "Net Equity Proceeds" means with respect to any sale or issuance by Holdco or the Company to any Person of any Capital Stock of Holdco or the Company, as the case may be, or any warrants or options with respect to any such Capital Stock or the exercise of any such warrants or options after the Effective Date (exclusive of any such proceeds constituting Excluded Equity Proceeds) the excess of:

          (a) the gross cash proceeds received by Holdco or the Company from such sale, exercise or issuance,

over

          (b) the sum of all reasonable and customary underwriting commissions and legal, investment banking, brokerage, accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such sale or issuance.

     "Net Income" means, for any period, the net income of the Company and its Subsidiaries for such period on a consolidated basis, excluding (a) net losses or gains realized in connection with any Disposition of any asset (other than in the ordinary course of business) and (b) extraordinary or non-recurring items; provided, however, that the Net Income or loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the Company or a Restricted Subsidiary in cash.

     "1998 Subordinated Note Indenture" means the Indenture, dated as of November 9, 1998, entered into between the Company and Star Bank, N.A., as trustee, as amended, supplemented or otherwise modified form time to time.

     "1998 Subordinated Notes" means the 12% Senior Subordinated Notes due 2007 in an aggregate outstanding principal amount not to exceed $120,000,000 issued by the Company and governed by the terms of the 1998 Subordinated Note Indenture.

     "1998 Subordinated Notes Documents" means the 1998 Subordinated Note Indenture, the 1998 Subordinated Notes, all other instruments, agreements or other documents evidencing or governing any of the 1998 Subordinated Notes or pursuant to which any 1998 Subordinated Notes has been issued.

     "Non-Consenting Lender" means any Lender that, in response to any request by any Borrower or any Agent to a departure from, waiver of or amendment to any provision of any Loan Document that requires the agreement of all Lenders or all Lenders with respect to a particular Tranche, which departure, waiver or amendment receives the consent of the Required Lenders or the holders of a majority of the Commitments or (if the applicable Commitments in respect of such Tranche shall have expired or been terminated) outstanding Credit Extensions in respect of such Tranche, as the case may be, shall not have given its consent to such departure, waiver or amendment.

     "Non-Funding Lender" means a Lender that shall have failed to fund any Loan hereunder that it was required to have funded in accordance with the terms hereof, which Loan was included in any Borrowing in respect of which a majority of the aggregate principal amount of all Loans included in such Borrowing were funded by the Lenders party thereto.

     "Non-Participating Multicurrency Lender" means the Lenders party to this Agreement on the Effective Date identified on Schedule II as "Non-Participating Multicurrency Lenders" or any other Lender with a Commitment to make Committed Revolving Loans becoming a party to this Agreement after the Effective Date whose request for such designation is consented to by the Company and the Administrative Agent.

     "Non-Recourse Debt" means Indebtedness (a) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and (b) as to which the lenders have been notified that they will not have any recourse to the Capital Stock or assets of the Company or any Restricted Subsidiary (other than Capital Stock of Unrestricted Subsidiaries pledged by the Company or a Restricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary); provided, however, that in no event shall

Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by the Company or a Restricted Subsidiary if the Company or such Restricted Subsidiary was otherwise permitted to incur such guarantee under this Agreement.

     "Non-U.S. Lender" means any Lender (including each Assignee Lender) that is not (a) a citizen or resident of the United States, (b) a Person created or organized in or under the laws of the United States or any state thereof, or
(c) an estate or trust that is subject to U.S. Federal income taxation regardless of the source of its income.

     "Note" means, as the context may require, a Revolving Note, a Term-A Note, a Term-B Note or a Swing Line Note.

     "Notice of Uncommitted Revolving Borrowing" is defined in clause (a) of
Section 2.8.4.

     "Obligations" means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrowers and each other Obligor arising under or in connection with a Loan Document, including Reimbursement Obligations and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding) on the Loans.

     "Obligor" means a Borrower or any other Person (other than any Secured Party) obligated under any Loan Document.

     "Participant" is defined in Section 11.11.2.

     "Participating Member State" means each state so described in any EMU Legislation.

     "PBGC" means the Pension Benefit Guaranty Corporation and any successor Person.

     "Pension Plan" means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA) and to which the Company or any corporation, trade or business that is, along with the Company, a member of a Controlled Group, has or within the prior six years has had any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

     "Percentage" means, relative to any Lender, the applicable percentage relating to Committed Revolving Loans as set forth opposite its name on
Schedule II hereto or the applicable percentage relating to Additional Term-A Loans or Additional Term-B Loans pursuant to Section 2.2.2, or, in each case, in a Lender Assignment Agreement(s) under the applicable column heading, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 11.11. A Lender shall not have any Commitment to make Loans of any particular Tranche if its percentage under the respective column heading is zero.

     "Person" means any natural person, corporation, partnership, firm, association, trust, government, governmental agency, limited liability company or any other entity, whether acting in an individual, fiduciary or other capacity.

     "Plan" means any Pension Plan or Welfare Plan.

     "Pledge Agreement" means, as the context may require, the Holdco Guaranty and Pledge Agreement, the Company Pledge and Security Agreement, the Subsidiary Pledge and Security Agreement and the Company Canadian Pledge Agreement.

     "Precision"is defined in the second recital.

     "Precision Sellers" is defined in the second recital.

     "Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by the Administrative Agent or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

     "Pro Forma Financial Statements" is defined in clause (b) of Section
5.1.12.

     "Public Offering" means, for any Person, any sale after the Effective Date of the Capital Stock of such Person to the public pursuant to a primary offering registered under the Securities Act of 1933, as amended.

     "Quarterly Payment Date" means the last day of each of March, June, September and December occurring after the Effective Date, or, if any such day is not a Business Day, the next succeeding Business Day.

     "Rate Protection Agreement" means any interest rate swap, cap, collar or similar agreement entered into by any Borrower pursuant to the terms of this Agreement under which the counterparty to such agreement is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an Affiliate of a Lender.

     "Refunded Swing Line Loans" is defined in clause (b) of Section 2.3.2.

     "Register" is defined in clause (b) of Section 2.7.

     "Reimbursement Obligation" is defined in Section 2.6.3.

     "Reinstatement Date" is defined in Section 4.1.

     "Related Fund" means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

     "Release" means a "release", as such term is defined in CERCLA.

     "Replacement Lender" is defined in Section 4.11.

     "Replacement Notice" is defined in Section 4.11.

     "Required Lenders" means, at any time, Lenders holding at least 51% of the Total Exposure Amount.

     "Reset Date" is defined in Section 2.9.3.

     "Resource Conservation and Recovery Act" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as in effect from time to time.

     "Restricted Payments" is defined in Section 7.2.6.

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Reverse Mergers" is defined in clause (b) of the third recital.

     "Revolving Loan" means a Committed Revolving Loan or an Uncommitted Revolving Loan.

     "Revolving Loan Commitment" is defined in Section 2.1.2.

     "Revolving Loan Commitment Amount" means, on any date, $50,000,000, as such amount may be increased from time to time pursuant to Section 2.2.2 or reduced from time to time pursuant to Section 2.2.1.

     "Revolving Loan Commitment Termination Date" means the earliest of (a) September 15, 2000 if the Effective Date has not occurred on or prior to such date, (b) the sixth anniversary of the Effective Date, (c) the date on which the Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to Section 2.2.1, and (d) the date on which any Commitment Termination Event occurs.

     "Revolving Note" means a promissory note of the Company payable to the order of any Lender, substantially in the form of Exhibit A-1 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Company to such Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

     "Sales" is defined in the third recital.

     "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill,
Inc.

     "Secured Parties" means, collectively, the Lender Parties and each counterparty to a Rate Protection Agreement that is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an Affiliate of a Lender.

     "Sold Divisions" is defined in the third recital.

     "Sold Subsidiaries" is defined in the third recital.

     "Solvency Certificate" is defined in Section 5.1.11.

     "Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person,
(b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and
(d) such Person is not engaged in business or a transaction, and such Person is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

     "SPC" is defined in the third recital.

     "Stated Amount" of each Letter of Credit means the total amount available to be drawn under such Letter of Credit upon the issuance thereof.

     "Stated Expiry Date" is defined in Section 2.6.

     "Stated Maturity Date" means (a) in the case of any Committed Loan (other than a Term- B Loan), the sixth anniversary of the Effective Date, (b) in the case of any Term-B Loan, the seventh anniversary of the Effective Date, (c) in the case of any Uncommitted Revolving Loan, the earlier of (i) the Stated Maturity Date for Committed Revolving Loans and (ii) the maturity date that shall have been agreed between the Company and the Lender or Lenders that shall have made, or offered or agreed to make, such Uncommitted Revolving Loan, or, in the case of any such day that is not a Business Day, the first Business Day following such day.

     "Subject Lender" is defined in Section 4.11.

     "Subsidiary" means, with respect to any Person, any other Person of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, managers or other voting members of the governing body of such Person (irrespective of whether at the time Capital Stock of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. For purposes of each Loan Document, any Acquired Controlled Person shall be deemed to be a "Subsidiary" of the Company for purposes of Sections 6.1, 6.9, 6.10, 6.11, 6.12, 7.1.2, 7.1.3, 7.1.4, 7.1.5, 7.1.6, 7.1.7(b), 7.2.1,
7.2.2, 7.2.3, 7.2.5, 7.2.6, 7.2.9, 7.2.11, 7.2.12 and 7.2.14 and, to the extent that it relates to any of the foregoing Sections, Article VIII.

     "Subsidiary Guarantor" means each Subsidiary of the Company that has executed and delivered a Subsidiary Guaranty (or a supplement thereto).

     "Subsidiary Guaranty" means the Guaranty, if any, executed and delivered by an Authorized Officer of a Subsidiary Guarantor pursuant to the terms hereof, substantially in the form of Exhibit H hereto, amending and restating in their entirety the Amended and Restated Subsidiary Guaranty, dated as of November 24, 1998, made by the Subsidiary Guarantors, TCD and certain of the Sold Subsidiaries and Merger Companies, as amended, supplemented, amended and restated or otherwise modified prior to the date hereof and as further amended, supplemented, amended and restated or otherwise modified from time to time.

     "Subsidiary Pledge and Security Agreement" means the Pledge and Security Agreement executed and delivered by an Authorized Officer of each Subsidiary Guarantor pursuant to the terms of this Agreement, substantially in the form of Exhibit G-3 hereto, amending and restating in their entirety (a) the Amended and Restated Subsidiary Security Agreement, dated as of

November 24, 1998, and (b) each other Subsidiary Security Agreement (as defined in the Existing Credit Agreement) made by the Subsidiary Guarantors, TCD and certain of the Sold Subsidiaries and the Merger Companies, together with any supplemental Foreign Pledge Agreements delivered pursuant to the terms of this Agreement, in each case as amended, supplemented, amended and restated or otherwise modified prior to the date hereof and as further amended, supplemented, amended and restated or otherwise modified from time to time.

     "Substantial Subsidiary" means, at any time, one or more Subsidiary Guarantors which hold, own or contribute, as the case may be, in the aggregate, 15% or more of the gross revenues, assets or EBITDA of the Company and the Restricted Subsidiaries, on a consolidated basis, for the most recently completed period of four consecutive Fiscal Quarters of the Company for which, at such time, financial statements shall have been delivered to the Lenders pursuant to this Agreement.

     "Swing Line Lender" means the Administrative Agent in its capacity as Swing Line Lender hereunder.

     "Swing Line Loan" is defined in clause (b) of Section 2.1.2.

     "Swing Line Loan Commitment" is defined in clause (b) of Section 2.1.2.

     "Swing Line Loan Commitment Amount" means, on any date, $5,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.1.

     "Swing Line Note" means a promissory note of the Company payable to the Swing Line Lender, in the form of Exhibit A-4 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Company to the Swing Line Lender resulting from outstanding Swing Line Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

     "Syndication Agent" is defined in the preamble.

     "T.A.T. Acquisition" means the acquisition by the Company, or an Affiliate thereof, of all of the Capital Stock of 9011-7243 Quebec Inc., a corporation organized under the laws of Quebec, pursuant to the terms of the T.A.T. Acquisition Documents.

     "T.A.T. Acquisition Agreement" means the Agreement of Purchase and Sale, dated as of December 22, 1999, among Nahid Salim, David Mesri and the Company.

     "T.A.T. Acquisition Documents" means the T.A.T. Acquisition Agreement and the other documents entered into in connection with the transactions contemplated thereby, including, without limitation, the T.A.T. Amalgamation.

     "T.A.T. Amalgamation" means the amalgamation under Quebec law of T.A.T. and 9011- 7243 Quebec Inc., a corporation organized under the laws of Quebec.

     "Taxes" is defined in Section 4.6.

     "Taylor Purchase Agreement" means the Purchase Agreement, dated as of December 17, 1999, among the Company, Taylor Publishing Company and TP Acquisition Corp.

     "Taylor Sale" means the Disposition of all of the Capital Stock in or all or substantially all of the assets of Taylor Publishing Company and Taylor Production Services Company, LP, each a Wholly-Owned Subsidiary of the Company, made pursuant to the Taylor Purchase Agreement.

     "TCI" is defined in the third recital.

     "Term-A Loans" means, collectively, the Initial Term-A Loans and the Additional Term- A Loans.

     "Term-A Note" means a promissory note of the Company payable to the order of any Lender, in the form of Exhibit A-2 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Company to such Lender resulting from outstanding Term-A Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

     "Term-B Loans" means, collectively, the Initial Term-B Loans and the Additional Term- B Loans.

     "Term-B Note" means a promissory note of a Borrower payable to the order of any Lender, in the form of Exhibit A-3 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of such Borrower to such Lender resulting from outstanding Term-B Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

     "Term Loans" means, collectively, the Term-A Loans or the Term-B Loans.

     "Termination Date" means the date on which all Obligations have been paid in full in cash, all Letters of Credit have been terminated, expired or Cash Collateralized, all Rate Protection Agreements have been terminated and all Commitments shall have terminated.

     "Total Exposure Amount" means, on any date of determination, (a) with respect to any provision of this Agreement other than the declaration of the acceleration of the maturity of all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable pursuant to Section 8.3, the sum of (i) the aggregate principal amount of all Term Loans outstanding at such time, (ii) the aggregate undrawn amount of any Additional Term Loan Commitments then outstanding and (iii) (A) the then effective Revolving Loan Commitment Amount, if there are any Revolving Loan Commitments then outstanding, or (B) if all Revolving Loan Commitments shall have expired or been terminated, the sum of (1) the aggregate principal amount of all Revolving Loans and Swing Line Loans outstanding at such time and (2) the Letter of Credit Outstandings at such time; and (b) with respect to the declaration of the acceleration of the maturity of all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable pursuant to Section 8.3, the sum of (i) the aggregate principal amount of all Loans outstanding at such time and (ii) the Letter of Credit Outstandings at such time.

     "Tranche" means, as the context may require, the Loans or Commitments constituting Term-A Loans or Additional Term-A Loan Commitments, Term-B Loans or Additional Term-B Loan Commitments, Revolving Loans or Revolving Loan Commitments, Swing Line Loans or the Swing Line Loan Commitment.

     "Transaction" is defined in the third recital.

     "Transaction Agreement" means the Transaction Agreement, dated as of July 20, 2000, among Holdco, the Company, TTP, the Merger Company, ThermaSys Holding Company, ThermaSys Corporation and certain other parties thereto, as the same may, subject to Section 7.2.10 hereof, be amended, supplemented, amended and restated or otherwise modified from time to time.

     "Transaction Documents" means the Transaction Agreement and all other agreements, documents, instruments, certificates, filings, consents, approvals, board of directors resolutions and opinions furnished pursuant to or in connection with the Transaction, and the transactions contemplated hereby or thereby, each as amended, supplemented, amended and restated or otherwise modified from time to time as permitted in accordance with the terms hereof or of any other Loan Document.

     "Transaction Payments" means the retention bonus payments, performance bonus payments, Earn-outs and any fees, expenses and financing and other transaction costs paid or to be paid by the Company or any Restricted Subsidiary in respect of (i) the Recapitalization Transactions (as defined in the Existing Credit Agreement), (ii) the transactions contemplated in the 1998 Subordinated Notes and the Existing Credit Agreement and (iii) any present or future acquisition.

     "Treaty on European Union" means the Treaty of Rome of 25 March 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on 7 February 1992, and came into force on 1 November
1993), as amended from time to time.

     "TTP" is defined in the third recital.

     "type" means, (a) relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan and (b) relative to any Uncommitted Revolving Loan, whether such Uncommitted Revolving Loan is an Uncommitted Absolute Rate Revolving Loan or an Uncommitted LIBO Revolving Loan.

     "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if, with respect to any Filing Statement or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Administrative Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement, each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection.

     "Uncommitted Absolute Interest Rate" is defined in clause (b)(iv) of
Section 2.8.3.

     "Uncommitted Absolute Rate Revolving Loan" means a loan made or to be made by a Lender pursuant to an Absolute Rate Auction.

     "Uncommitted Foreign Currency Sublimit" means $20,000,000.

     "Uncommitted Interest Margin" is defined in clause (b)(iii) of Section
2.8.3.

     "Uncommitted Interest Quote" means an offer by a Lender to make an Uncommitted Revolving Loan in accordance with Section 2.8.

     "Uncommitted Interest Rate" means, with respect to any Uncommitted Revolving Loan, the interest rate per annum for such Uncommitted Revolving Loan, as agreed to and accepted by the Company and the Lender that shall have made or offered or agreed to make such Uncommitted Revolving Loan pursuant to
Section 2.8.

     "Uncommitted LIBO Revolving Loan" means a loan made or to be made by a Lender pursuant to a LIBO Rate Auction.

     "Uncommitted Revolving Loan" means an Uncommitted Absolute Rate Revolving Loan or an Uncommitted LIBO Revolving Loan.

     "Uncommitted Revolving Loan Borrowing" means a Borrowing of Uncommitted Revolving Loans made by each of the Lenders whose offer to make such Uncommitted Revolving Loans as part of such Borrowing has been accepted by the Company pursuant to Section 2.8.4.

     "Uncommitted Revolving Loan Borrowing Request" means a loan request and certificate requesting Uncommitted Revolving Loans, duly executed by an Authorized Officer of the Company, substantially in the form of Exhibit B-2 hereto, delivered pursuant to Section 2.8.1.

     "United States" or "U.S." means the United States of America.

     "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by a resolution of the Board of Directors of the Company as an Unrestricted Subsidiary, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Capital Stock or warrants, options or other rights to acquire Capital Stock or (ii) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any Restricted Subsidiaries. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if no Default or Event of Default would be in existence following such designation.

     "U.S. Subsidiary" means any Subsidiary of the Company that is incorporated or organized in or under the laws of the United States, any state thereof or the District of Columbia.

     "Voting Stock" means, with respect to any Person, any class or classes of Capital Stock pursuant to which the holders thereof have a general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees (or Persons performing similar functions) of such Person (irrespective of whether or not, at the time, Capital Stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     "Welfare Plan" means a "welfare plan", as such term is defined in Section 3(1) of ERISA, and to which the Company has any liability.

     "Wholly-Owned Subsidiary" means, with respect to any Person, any Subsidiary of such Person all of the Capital Stock (and all rights and options to purchase such Capital Stock) of which, other than directors' qualifying shares, are owned, beneficially and of record, by such Person and/or one or more Wholly-Owned Subsidiaries of such Person.

     SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and in each other Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

     SECTION 1.3. Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

     SECTION 1.4. Accounting and Financial Determinations.

          (a) Unless otherwise specified and subject to clause (b) of this
     Section 1.4, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred in by the Company's independent public accountants) with the most recent audited consolidated financial statements of the Company and the Restricted Subsidiaries delivered to the Lenders ("GAAP"); provided, however, that, if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Section 7.2.4, the definition of EBITDA, Leverage Ratio, Fixed Charge Coverage Ratio, Interest Coverage Ratio, Capital Expenditure, Net Income, Interest Expense, Applicable Margin, Applicable Commitment Fee or clause (b) or (d) of Section 3.1.1 to eliminate the effect of any change in GAAP on the operation of such covenant, definition or clause (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend any such covenant, definition or clause for such purpose), then the Company's compliance with such covenant shall be determined, and such definitions and clauses shall be applied, on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant, definition or clause is amended in a manner satisfactory to the Company and the Required Lenders.

          (b) For purposes of computing the Fixed Charge Coverage Ratio, Interest Coverage Ratio and Leverage Ratio (and any financial calculations required to be made or included within such ratios) as of the end of any Fiscal Quarter, all components of such ratios, including Capital Expenditures, in the case of any Disposition, but excluding Capital Expenditures, in the case of any acquisition, for the period of four Fiscal Quarters ending at the end of such Fiscal Quarter shall include or exclude, as the case may be, without duplication, such components of such ratios attributable to any business or assets that have been acquired or Disposed of by the Company or any Subsidiary (including through mergers or consolidations) after the first day of such period of four Fiscal Quarters and prior to the end of such period, as determined in good faith by the Company on a pro forma basis for such period of four Fiscal Quarters as if such acquisition or Disposition had occurred on such first day of such period (including cost savings that would have been realized had such acquisition occurred on such day and which inclusion when not otherwise permitted under GAAP has been approved by a majority of the board of directors of Holdco).

                                   ARTICLE II

                    CONTINUATION OF CERTAIN EXISTING LOANS,
                COMMITMENTS, BORROWING AND ISSUANCE PROCEDURES,
                          NOTES AND LETTERS OF CREDIT

     SECTION 2.1. Commitments. On the terms and subject to the conditions of this Agreement, the Lenders and the Issuers agree to the continuation and reallocation (as the case may be) of Existing Loans and participations in Existing Letters of Credit and:

          (a) each Lender severally agrees to make Loans (other than Swing Line Loans and Uncommitted Revolving Loans) pursuant to each of its Commitments and the Swing Line Lender agrees to make Swing Line Loans pursuant to the Swing Line Loan Commitment, in each case as described in this Section 2.1; and

          (b) each Issuer severally agrees that it will issue Letters of Credit pursuant to Section 2.1.3, and each other Lender that has a Revolving Loan Commitment severally agrees that it will purchase participation interests in such Letters of Credit pursuant to Section 2.6.1.

     SECTION 2.1.1. Term Loan Commitments. (a) (i) The Existing Loans outstanding under the Existing Credit Agreement as of the Effective Date and deemed to be Initial Term-A Loans pursuant to clause (c) of Section 2.10 shall be governed by the terms and conditions of this Agreement; and

               (ii) On any date on or prior to the Additional Term-A Loan Commitment Termination Date with respect to any Additional Term-A Loan Commitment, each Lender that has a Percentage in excess of zero of such Additional Term-A Loan Commitment will make a loan (each such loan an "Additional Term-A Loan") in Dollars or any Foreign Currency agreed by the Company and such Lenders to the Company equal to such Lender's Percentage of the aggregate Borrowing or Borrowings of Additional Term-A Loans requested by the Company to be made on such date pursuant to such Additional Term-A Loan Commitment; and

          (b) (i) The Existing Loans outstanding under the Existing Credit Agreement as of the Effective Date and deemed to be Initial Canadian Term-B Loans or Initial U.S. Term- B Loans pursuant to clause (c) of
     Section 2.10 shall be governed by the terms and conditions of this Agreement; and

               (ii) On any date on or prior to the Additional Term-B Loan Commitment Termination Date with respect to any Additional Term-B Loan Commitment, each Lender that has a Percentage in excess of zero of such Additional Term-B Loan Commitment will make a loan (each such loan an "Additional Term-B Loan") in Dollars or any Foreign Currency agreed by the Company and such Lenders to the Company equal to such Lender's Percentage of the aggregate Borrowing or Borrowings of Additional Term-B Loans requested by the Company to be made on such date pursuant to such Additional Term-B Loan Commitment.

No amounts paid or prepaid with respect to Term Loans may be reborrowed.

     SECTION 2.1.2. Revolving Loan Commitment and Swing Line Loan Commitment.
(a) From time to time on any Business Day occurring on or after the Effective Date but prior to the Revolving Loan Commitment Termination Date,

               (i) each Lender that has a Percentage in excess of zero of the Revolving Loan Commitment will make loans (relative to such Lender, its "Committed Revolving Loans") denominated in Dollars, Euros or Canadian Dollars to the Company equal to such Lender's Percentage of the aggregate amount of the Borrowing or Borrowings of Committed Revolving Loans requested by the Company to be made on such day (with the Commitment of each Lender described in this clause (a) referred to as its "Revolving Loan Commitment"); provided, however, that the Dollar Equivalent of Committed Revolving Loans denominated in (A) Canadian Dollars outstanding at any time shall not exceed $15,000,000 and (B) Euros outstanding at any time shall not exceed $15,000,000. On the terms and subject to the conditions hereof, the Company may from time to time borrow, prepay and reborrow Revolving Loans.

               (ii) the Swing Line Lender will make a loan (a "Swing Line Loan") in Dollars to the Company equal to the principal amount of the Swing Line Loan requested by the Company to be made on such day (with the Commitment of the Swing Line Lender described in this clause (b) referred to as its "Swing Line Loan Commitment"). On the terms and subject to the conditions hereof, the Company may from time to time borrow, prepay and reborrow Swing Line Loans.

          (b) The Existing Loans outstanding under the Existing Credit Agreement as of the Effective Date and deemed to be Continued Revolving Loans pursuant to clause (c) of Section 2.10 shall be governed by the terms and conditions of this Agreement.

     Notwithstanding anything herein to the contrary, in the event the Company requests a Borrowing of Revolving Loans in an Available Currency, those Lenders that are Non- Participating Multicurrency Lenders shall not be required to fund their Percentage of such Borrowing. Subject to clause (f) of Section 2.1.4 and the fulfillment of the conditions precedent with respect to such Borrowing set forth in Section 5.2, as applicable, each Multicurrency Lender agrees to fund an amount in such Available Currency equal to its Multicurrency Percentage of such Borrowing.

     SECTION 2.1.3. Letter of Credit Commitment. From time to time on any Business Day occurring on or after the Effective Date but prior to the Revolving Loan Commitment Termination Date, the applicable Issuer will (a) issue one or more standby or commercial letters of credit (each referred to as a "Letter of Credit") for the account of the Company or any of its Restricted Subsidiaries in the Stated Amount and the Available Currency requested by the Company on such day, or (b) extend the Stated Expiry Date of an existing standby or commercial Letter of Credit previously issued hereunder to a date not later than the earlier of (i) the sixth anniversary of the Effective Date and (ii) one year from the date of such extension (subject to automatic renewal provisions); provided, however, that, notwithstanding the terms of this clause
(ii), a Letter of Credit may, if required by the beneficiary thereof, contain automatic renewal provisions pursuant to which the Stated Expiry Date shall be automatically extended (to a date not beyond the date specified in clause (i) above), unless notice to the contrary shall have been given to the beneficiary prior to the then existing Stated Expiry Date in accordance with the terms specified in such Letter of Credit by the applicable Issuer or the account party of such Letter of Credit (which notice by the account party shall also have been provided to the applicable Issuer in writing).

     SECTION 2.1.4. Lenders Not Permitted or Required to Make the Loans. No Lender shall be permitted or required to, and the Company shall not request any Lender to, make

          (a) any Additional Term-A Loan or Additional Term-B Loan (as the case may be) pursuant to any Additional Term-A Loan Commitment or Additional Term-B Loan Commitment (as the case may be) if, after giving effect thereto, the aggregate original principal amount of all Additional Term-A Loans or Additional Term-B Loans (as the case may be) of such Lender made pursuant to such Additional Term-A Loan Commitment or Additional Term-B Loan Commitment (as the case may be) would exceed such Lender's Percentage of the Additional Term-A Loan Commitment Amount in respect of such Additional Term-A Loan Commitment (in the case of Additional Term- A Loans) or the Additional Term-B Commitment Amount in respect of such Additional Term-B Commitment (in the case of Additional Term-B Loans);

          (b) any Revolving Loan if, after giving effect thereto, the aggregate outstanding principal amount of all the Revolving Loans, after converting the aggregate outstanding principal amount of all Revolving Loans that are Foreign Currency Loans to the Dollar Equivalent thereof, of all the Lenders with Revolving Loan Commitments, together with the Letter of Credit Outstandings and the aggregate outstanding principal amount of all Swing Line Loans, would exceed the then existing Revolving Loan Commitment Amount;

          (c) any Swing Line Loan if, after giving effect thereto (i) the aggregate outstanding principal amount of all Swing Line Loans would exceed the Swing Line Loan Commitment Amount or (ii) the sum of the aggregate amount of all Letter of Credit Outstandings plus the aggregate principal amount of all Revolving Loans, after converting the aggregate outstanding principal amount of all Revolving Loans that are Foreign Currency Loans to the Dollar Equivalent thereof, and Swing Line Loans then outstanding would exceed the then existing Revolving Loan Commitment Amount;

          (d) any Uncommitted Revolving Loans that are Foreign Currency Loans, if, after giving effect thereto, the aggregate outstanding principal amount of all Uncommitted Revolving Loans that are Foreign Currency Loans, after converting the aggregate outstanding principal amount thereof to the Dollar Equivalent thereof, would exceed the Uncommitted Foreign Currency Sublimit; or

          (e) any Committed Revolving Loans that are Foreign Currency Loans, if, after giving effect thereto, the aggregate outstanding principal amount of all Committed Revolving Loans that are Foreign Currency Loans, after converting the aggregate outstanding principal amount thereof to the Dollar Equivalent thereto, together with the aggregate amount of all Foreign Currency Letter of Credit Outstandings, after converting the aggregate Stated Amount thereof and the aggregate unpaid and outstanding

         Reimbursement Obligations in respect thereof to the Dollar Equivalent thereof, would exceed the Committed Foreign Currency Sublimit.

     SECTION 2.1.5. Issuer Not Permitted or Required to Issue Letters of Credit. No Issuer shall be permitted or required to issue any Letter of Credit if, after giving effect thereto, (a) the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount, or (b) the sum of the aggregate amount of all Letter of Credit Outstandings plus the aggregate principal amount of all Revolving Loans, after converting the aggregate outstanding principal amount of all Revolving Loans that are Foreign Currency Loans to the Dollar Equivalent thereof, and Swing Line Loans then outstanding would exceed the then existing Revolving Loan Commitment Amount.

     SECTION 2.2. Changes in Commitment Amount. The Company may reduce any Commitment Amount, request to increase the Revolving Loan Commitment Amount or request Additional Term Loan Commitments, in each case as set forth below.

     SECTION 2.2.1. Reduction of Commitment Amount. The Company may, from time to time on any Business Day occurring on or after the Effective Date, voluntarily reduce any Commitment Amount; provided, however, that all such reductions shall require at least three Business Days' prior notice to the Administrative Agent and shall be permanent, and any partial reduction of any Commitment Amount shall be in an aggregate amount of $500,000 or any larger integral multiple of $100,000. Any such reduction of the Revolving Loan Commitment Amount which reduces the Revolving Loan Commitment Amount below the Letter of Credit Commitment Amount or the Swing Line Loan Commitment Amount shall result in an automatic and corresponding reduction of the Letter of Credit Commitment Amount or the Swing Line Loan Commitment Amount, as the case may be, to an aggregate amount not in excess of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of the applicable Issuer or the Swing Line Lender.

     SECTION 2.2.2. Increases in Revolving Loan Commitment Amount; Additional Term Loan Commitments. At any time that no Default has occurred and is continuing, and prior to the Revolving Loan Commitment Termination Date, the Company may notify the Agents that it is requesting that, on the terms and subject to the conditions contained in this Agreement, the Lenders and/or other lenders not then a party to this Agreement provide up to an aggregate amount of $25,000,000 in additional Revolving Loan Commitments and/or commitments to make Additional Term-A Loans (any such commitment an "Additional Term-A Loan Commitment"; and the aggregate amount thereof agreed to be provided by the applicable Lenders or other lenders in response to any such request an "Additional Term-A Loan Commitment Amount") and/or Additional Term-B Loans (any such commitment an "Additional Term-B Loan Commitment"; and the aggregate amount thereof agreed to be provided by the applicable Lenders or other lenders in response to any such request an "Additional Term-B Loan Commitment Amount"). Upon receipt of such notice, the Syndication Agent shall use commercially reasonable efforts to arrange for the Lenders or other Eligible Institutions to provide such additional Commitments; provided, however, that the Syndication Agent will first offer each of the Lenders that then has a Percentage in excess of zero with respect to the applicable Tranche a pro rata portion of any such additional Commitments. Alternatively, DLJ may commit to provide the full amount of the requested additional Commitments and then offer portions of such additional Commitments to the Lenders or other Eligible Institutions, subject to the proviso to the immediately preceding sentence. Nothing contained in this Section or otherwise in this Agreement is intended to commit any Lender or any Agent to provide any portion of any such additional Commitments. If and to the extent that any Lenders and/or other lenders agree, in their sole discretion, to provide any such additional Commitments, (i) in the case of any Additional Term-A Loan Commitment or Additional Term-B Loan Commitment, upon the making of any Additional Term Loans pursuant to such Additional Term Loan Commitment, the Administrative Agent will adjust the amortization schedule set forth in clause
(g) or (h) of Section 3.1.1, as the case may be, so that the Company will repay an additional amount on each Quarterly Payment Date equal to whatever percentage of the Initial Term Loans of the applicable Tranche would have otherwise been due on such Quarterly Payment Date multiplied by the aggregate principal amount of such Additional Term Loans, with any remaining principal amount of such Additional Term Loans to be due and payable on the Stated Maturity Date for the applicable Tranche, (ii) in the case of an increase in the Revolving Loan Commitment Amount, (A) the Revolving Loan Commitment Amount shall be increased by the amount of the additional Revolving Loan Commitments agreed to be so provided, (B) the Percentages of the respective Lenders in respect of the increased Revolving Loan Commitment Amount shall be proportionally adjusted (provided, however, that the amount equal to the adjusted Percentage of a Lender in respect of Revolving Loans multiplied by the Revolving Loan Commitment Amount as increased pursuant to clause (A) may not exceed the amount equal to the Percentage of such Lender in respect of Revolving Loans immediately prior to any adjustment made pursuant to this clause (B) multiplied by the Revolving Loan Commitment Amount immediately prior to the corresponding increase thereof pursuant to clause (A) without the consent of such Lender) and such adjustment shall be recorded in the Register, and (C) at such time and in such manner as the Company and the Syndication Agent shall agree (it being understood that the Company and the Agents will use commercially reasonable efforts to avoid the prepayment or assignment of any Committed LIBO Rate Loan on a day other than the last day of the Interest Period applicable thereto), the Lenders shall assign and assume outstanding Committed Revolving Loans and participations in outstanding Letters of Credit so as to cause the amounts of such Committed Revolving Loans and participations in Letters of Credit held by each Lender with a Percentage in excess of zero of the Revolving Loan Commitment to conform to its Percentage of the Revolving Loan Commitment and (iii) the Company shall execute and deliver any additional Notes, other amendments or modifications to any Loan Document, and any other certificates, consents or legal opinions as the Agents may reasonably request.

     SECTION 2.3. Borrowing Procedures and Funding Maintenance. Loans (other than Swing Line Loans and Uncommitted Revolving Loans) shall be made by the Lenders in accordance with Section 2.3.1, Swing Line Loans shall be made by the Swing Line Lender in accordance with Section 2.3.2 and Uncommitted Revolving Loans shall be made by the Lenders agreeing to make such Loans in accordance with Section 2.8.

     SECTION 2.3.1. Revolving Loans. By delivering a Committed Loan Borrowing Request to the Administrative Agent on or before 11:00 a.m., Chicago time (or 2:00 p.m., London time, in the case of a Committed Borrowing of Foreign Currency Loans), on a Business Day, an Company may from time to time irrevocably request, on not less than one Business Day's notice (in the case of Base Rate Loans) or three Business Days' notice (in the case of LIBO Rate Loans) that a Committed Borrowing be made in an aggregate amount of (a) in the case of Committed Loans in Dollars, $500,000, or any larger integral multiple of $100,000, (b) in the case of Committed Loans in any Foreign Currency in an integral multiple of 100,000 units of such Foreign Currency or (c) in any case, in the unused amount of the applicable Commitment. No Borrowing Request shall be required, and the minimum aggregate amounts specified under this Section
2.3.1 shall not apply, in the case of Committed Revolving Loans made under clause (b) of Section 2.3.2 to refund Refunded Swing Line Loans or Committed Revolving Loans deemed made under Section 2.6.2 in respect of unreimbursed Disbursements. On the terms and subject to the conditions of this Agreement, each Committed Borrowing shall be comprised of the type of Loans, and shall be made to the Company on the Business Day specified in such Committed Loan Borrowing Request. On or before 12:00 p.m., Chicago time, on such Business Day each Lender shall deposit with the Administrative Agent same day funds in the applicable Available Currency in an amount equal to such Lender's Percentage of the requested Committed Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Company by wire transfer to the accounts the Company shall have specified in its Committed Loan Borrowing Request. No Lender's obligation to make any Loan shall be affected by any other Lender's failure to make any Loan.

     SECTION 2.3.2. Swing Line Loans. (a) By written or telephonic notice, promptly followed (within one Business Day), in the case of telephonic notice, by the delivery of a confirming Committed Loan Borrowing Request, to the Swing Line Lender and the Administrative Agent on or before 1:00 p.m., Chicago time, on the Business Day the proposed Swing Line Loan is to be made, the Company may from time to time irrevocably request that a Swing Line Loan be made by the Swing Line Lender in a minimum principal amount of $100,000 or any larger integral multiple of $50,000. All Swing Line Loans shall be made as Base Rate Loans and shall not be entitled to be converted into LIBO Rate Loans. The proceeds of each Swing Line Loan shall be made available by the Swing Line Lender, by 2:00 p.m., Chicago time, on the Business Day the initial written or telephonic notice is received by it as provided in this clause (a), to the Company by wire transfer to the account the Company shall have specified in its notice therefor.

     (b) If (i) any Swing Line Loan shall be outstanding for more than four Business Days or (ii) any Default shall occur and be continuing, each Lender with a Revolving Loan Commitment (other than the Swing Line Lender) irrevocably agrees that it will, at the request of the Swing Line Lender and upon notice from the Administrative Agent, unless such Swing Line Loan shall have been earlier repaid in full, make a Committed Revolving Loan (which shall initially be funded as a Base Rate Loan) in an amount equal to such Lender's Percentage in respect of the Revolving Loan Commitments of the aggregate principal amount of all such Swing Line Loans then outstanding (such outstanding Swing Line
Loans hereinafter referred to as the "Refunded Swing Line Loans"); provided, however, that the Swing Line Lender shall not request, and no Lender with a Revolving Loan Commitment shall make, any such Committed Revolving Loan if, after giving effect to the making of the applicable Refunded Swing Line Loan, the sum of all outstanding Committed Revolving Loans, after converting the aggregate outstanding principal amount of all Committed Revolving Loans that are Foreign Currency Loans made by such Lender to the Dollar Equivalent thereof, plus the aggregate amount of all Letter of Credit Outstandings and all Swing Line Loans outstanding, exceeded the then existing Revolving Loan Commitment Amount. On or before 11:00 a.m., Chicago time, on the first Business Day following receipt by each Lender of a request to make Committed Revolving Loans as provided in the preceding sentence, each such Lender with a Revolving Loan Commitment shall deposit in an account specified by the Swing Line Lender the amount so requested in same day funds and such funds shall be applied by the Swing Line Lender to repay the Refunded Swing Line Loans. At the time the aforementioned Lenders make the above referenced Committed Revolving Loans, the Swing Line Lender shall be deemed to have made, in consideration of the making of the Refunded Swing Line Loans, a Committed Revolving Loan in an amount equal to the Swing Line Lender's Percentage in respect of the Revolving Loan Commitments of the aggregate principal amount of the Refunded Swing Line Loans. Upon the making (or deemed making, in the case of the Swing Line Lender) of any Committed Revolving Loans pursuant to this clause (b), the amount so funded shall become outstanding as a Committed Revolving Loan of such Lender and to the extent made (or deemed made, in the case of the Swing Line Lender) shall no longer constitute a portion of the applicable Swing Line Loan. All interest payable with respect to any Committed Revolving Loans made (or deemed made, in the case of the Swing Line Lender) pursuant to this clause (b) shall be appropriately adjusted to reflect the period of time during which the Swing
Line Lender had outstanding Swing Line Loans in respect of which such Committed Revolving Loans were made. Each Lender's obligation (in the case of Lenders with a Revolving Loan Commitment) to make the Committed Revolving Loans referred to in this clause (b) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default; (iii) any adverse change in the condition (financial or otherwise) of the Company or any other Obligor; (iv) the acceleration or maturity of any Loans or the termination of any Commitment after the making of any Swing Line Loan; (v) any breach of this Agreement or any other Loan Document by the Company or any Lender; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

     SECTION 2.4. Continuation and Conversion Elections. By delivering a Continuation/ Conversion Notice to the Administrative Agent on or before 12:00 noon, Chicago time, on a Business Day, the applicable Borrower may from time to time irrevocably elect, on not less than one Business Day's notice (in the case of a conversion of Committed Loans that are LIBO Rate Loans to Base Rate Loans) or three Business Days' notice (in the case of a continuation of Committed Loans that are LIBO Rate Loans or a conversion of Committed Loans that are Base Rate Loans into LIBO Rate Loans) nor more than five Business Days' notice (in the case of any Committed Loans) that all, or any portion in a minimum amount of (i) in the case of Committed Loans in Dollars, $500,000 or any larger integral multiple of $100,000 or (ii) in the case of Committed Loans in any Foreign Currency, in an integral multiple of 100,000 units of such Foreign Currency be, in the case of Committed Loans that are Base Rate Loans, converted into LIBO Rate Loans or, in the case of Committed Loans that are LIBO Rate Loans, continued as LIBO Rate Loans or, in the case of Committed Loans in Dollars or Canadian Dollars, converted into Base Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any Committed Loan that is a LIBO Rate Loan at least three Business Days before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, (i) in the case of Committed Loans in Dollars or Canadian Dollars, automatically convert to a Base Rate Loan and (ii) in the case of Committed Loans in any Foreign Currency other than Canadian Dollars, automatically be continued for an additional Interest Period of one month); provided, however, that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Committed Loans of the relevant Lenders, and (y) no portion of the outstanding principal amount of any Committed Loans in Dollars or Canadian Dollars may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing. No Committed Loan or portion of the outstanding principal amount of any Committed Loan may be continued as or converted into a Loan denominated in a currency other than the one in which it was originally made and no Committed Loan in any Foreign Currency other than Canadian Dollars may be converted into a Base Rate Loan.

     SECTION 2.5. Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan, so long as such action does not result in increased costs to the applicable Borrower; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the applicable Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, affiliate or international banking facility; and provided, further, however, that, except for purposes of determining whether any such increased costs are payable by the applicable

Borrower, such Lender shall cause such foreign branch, affiliate or international banking facility to comply with the applicable provisions of clause (b) of Section 4.6 with respect to such LIBO Rate Loan. In addition, the Borrowers hereby consent and agree that, for purposes of any determination to be made for purposes of Section 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing deposits in the applicable currency in its LIBOR Office's interbank Eurodollar market.

     SECTION 2.6. Issuance Procedures. By delivering to the applicable Issuer and the Administrative Agent an Issuance Request on or before 10:00 a.m., Chicago time, on a Business Day, the Company may, from time to time irrevocably request, on not less than five Business Days' notice (or such shorter or longer notice as may be acceptable to the applicable Issuer), in the case of an initial issuance of a Letter of Credit, and not less than five nor more than ten Business Days' notice (unless a shorter or longer notice period is acceptable to the applicable Issuer) prior to the then existing Stated Expiry Date of a Letter of Credit, in the case of a request for the extension of the Stated Expiry Date of a Letter of Credit, that such Issuer issue, or extend the Stated Expiry Date of, as the case may be, an irrevocable Letter of Credit on behalf of the Company (whether issued for the account of or on behalf of the Company or any of its Subsidiaries) in such form as may be requested by the Company and approved by such Issuer. In the event of any conflict between the terms of the Issuance Request and the terms of this Agreement, the terms of this Agreement shall govern. Notwithstanding anything to the contrary contained herein or in any separate application for any Letter of Credit, the Company hereby acknowledges and agrees that it shall be obligated to reimburse the applicable Issuer upon each Disbursement paid under a Letter of Credit requested by it, and it shall be deemed to be the obligor for purposes of each such Letter of Credit issued hereunder (whether the account party on such Letter of Credit is the Company or a Subsidiary of the Company). Upon receipt of an Issuance Request, the Administrative Agent shall promptly notify the applicable Issuer and each Lender that has a Revolving Loan Commitment thereof. Each Letter of Credit shall by its terms be stated to expire on a date (its "Stated Expiry Date") no later than the earlier to occur of (i) the sixth anniversary of the Effective Date or (ii) one year from the date of its issuance (subject to automatic renewal provisions); provided, however, that, notwithstanding the terms of this clause (ii), a Letter of Credit may, if required by the beneficiary thereof, contain automatic renewal provisions pursuant to which the Stated Expiry Date shall be automatically extended (to a date not beyond the date specified in clause (i) above), unless notice to the contrary shall have been given to the beneficiary prior to the then existing Stated Expiry Date in accordance with the terms specified in such Letter of Credit by the applicable Issuer or the account party of such Letter of Credit (which notice by the account party shall also have been provided to the applicable Issuer in writing). The applicable Issuer will make available to the beneficiary thereof the original of each Letter of Credit which it issues hereunder. In the event that the Issuer is other than the Administrative Agent, such Issuer will send by facsimile transmission to the Administrative Agent, promptly on the first Business Day of each week, its daily maximum amount available to be drawn under the Letters of Credit issued by such Issuer for the previous week. The Administrative Agent shall deliver to each Lender upon each calendar month end, and upon each payment of the letter of credit fees payable pursuant to Section 3.3.3, a report setting forth the daily maximum amount available to be drawn for all Issuers during such period.

     SECTION 2.6.1. Other Lenders' Participation. Upon the issuance of each Letter of Credit issued by an Issuer pursuant hereto, and without further action, each Lender (other than such Issuer) that has a Revolving Loan Commitment shall be deemed to have irrevocably purchased from such Issuer, to the extent of its Percentage in respect of the Revolving Loan Commitments, and such Issuer shall be deemed to have irrevocably granted and sold to such Lender a participation interest in such Letter of Credit (including the Contingent Liability and any Reimbursement Obligation and all rights with respect thereto), and such Lender shall, to the extent of its Percentage in respect of the Revolving Loan Commitments, be responsible for reimbursing promptly (and in any event within one Business Day) the applicable Issuer for Reimbursement Obligations which have not been reimbursed by the Company in accordance with
Section 2.6.3. In addition, such Lender shall, to the extent of its Percentage in respect of the Revolving Loan Commitments, be entitled to receive a ratable portion of the letter of credit fees payable pursuant to the first sentence of
Section 3.3.3 with respect to each Letter of Credit and of interest payable pursuant to Section 2.6.2 or 3.2 with respect to any Reimbursement Obligation. To the extent that any Lender has reimbursed the applicable Issuer for a Disbursement as required by this Section, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Company or otherwise) in respect of such Disbursement.

     SECTION 2.6.2. Disbursements; Conversion to Committed Revolving Loans. The applicable Issuer will notify the Company and the Administrative Agent promptly of the presentment for payment of any drawing under any Letter of Credit issued by such Issuer, together with notice of the date (the "Disbursement Date") such payment shall be made (each such payment, a "Disbursement"). Subject to the terms and provisions of such Letter of Credit and this Agreement, such Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 12:30 p.m., Chicago time, on the first Business Day following the Disbursement Date (the "Disbursement Due Date"), the Company will reimburse the Administrative Agent, for the account of such Issuer, for all amounts which such Issuer has disbursed under such Letter of Credit (in the currency in which such disbursement was made, in the case of disbursements made in Dollars, Canadian Dollars or Euros, or in Dollars in an amount equal to the Dollar Equivalent of the amount disbursed, in the case of disbursements made in any currency other than Dollars, Canadian Dollars or Euros), together with interest thereon (in the currency in which such amount is payable by the Company) at the rate per annum otherwise applicable to Committed Revolving Loans (made as Base Rate Loans, in the case of amounts payable in Dollars or Canadian Dollars, or as LIBO Rate Loans having an Interest Period of one month, in the case of amounts payable in Euros) from and including the Disbursement Date to but excluding the Disbursement Due Date and, thereafter (unless such Disbursement is converted into a Base Rate Loan, in the case of Disbursements made in Dollars or any Foreign Currency other than Euros, or a LIBO Rate Loan in the case of Disbursements made in Euros, on the

Disbursement Due Date), at a rate per annum equal to the rate per annum then in effect with respect to overdue Committed Revolving Loans (made as Base Rate Loans, in the case of amounts payable in Dollars or Canadian Dollars, or as LIBO Rate Loans having an Interest Period of one month, in the case of amounts payable in Euros) pursuant to Section 3.2.2 for the period from the Disbursement Due Date through the date of such reimbursement; provided, however, that, if no Default shall have then occurred and be continuing, unless the Company has notified the Administrative Agent no later than one Business Day prior to the Disbursement Due Date that it will reimburse such Issuer for the applicable Disbursement, then the amount of the Disbursement (or, in the case of Disbursements made in a currency other than Dollars, Canadian Dollars or Euros, the Dollar Equivalent of such amount) shall be deemed to be a Borrowing of Committed Revolving Loans made in the currency in which such Disbursement was made (or made in Dollars in the case of Disbursements made in currencies other than Dollars, Canadian Dollars or Euros) constituting Base Rate Loans (in the case of Committed Revolving Loans deemed made in Dollars or Canadian Dollars) or as LIBO Rate Loans having an Interest Period of one month (in the case of Committed Revolving Loans deemed made in Euros) and following the giving of notice thereof by the Administrative Agent to the Lenders, each Lender with a Revolving Loan Commitment (other than such Issuer) will deliver to such Issuer on the Disbursement Due Date immediately available funds in the currency of such Borrowing and in an amount equal to such Lender's Percentage of such Borrowing. Each conversion of Disbursement amounts (or, in the case of Disbursements made in a currency other than Dollars, Canadian Dollars or Euros, the Dollar Equivalent of such Disbursement amounts) into Committed Revolving Loans shall constitute a representation and warranty by the Company that on the date of the making of such Committed Revolving Loans all of the statements set forth in
Section 5.2.1 are true and correct.

     SECTION 2.6.3. Reimbursement. The obligation (a "Reimbursement Obligation") of the Company under Section 2.6.2 to reimburse the applicable Issuer with respect to each Disbursement (including interest thereon) not converted into Committed Revolving Loans pursuant to Section 2.6.2, and, upon the Company failing or electing not to reimburse such Issuer and the giving of notice thereof by the Administrative Agent to the Lenders, each Lender's (to the extent it has a Revolving Loan Commitment) obligation under Section 2.6.1 to reimburse such Issuer or fund its Percentage of any Disbursement converted into Committed Revolving Loans, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Company or such Lender, as the case may be, may have or have had against such Issuer or any such Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in such Issuer's good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided, however, that after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the Company or such Lender, as the case may be, to commence any proceeding against such Issuer for any wrongful Disbursement made by such Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of such Issuer.

     SECTION 2.6.4. Deemed Disbursements. Upon the occurrence and during the continuation of any Event of Default of the type described in clauses (b) through (d) of Section 8.1.9 or, with notice from the Administrative Agent acting at the direction of the Required Lenders, upon the occurrence and during the continuation of any other Event of Default,

          (a) an amount equal to that portion of all Letter of Credit Outstandings attributable to the then aggregate amount which is undrawn and available under all Letters of Credit issued at the request of the Company and outstanding shall, without demand upon or notice to the Company or any other Person, be deemed to have been paid or disbursed in the applicable currency or currencies by the applicable Issuer under such Letters of Credit (notwithstanding that such amount may not in fact have been so paid or disbursed); and

          (b) upon notification by the Administrative Agent to the Company of its obligations under this Section, the Company shall be immediately obligated to reimburse the applicable Issuer for the amount, and in the currency, deemed to have been so paid or disbursed by such Issuer.

Any amounts so payable by the Company pursuant to this Section shall be deposited in cash with the Administrative Agent and held as collateral security for the Obligations in connection with the Letters of Credit issued at the request of the Company by the applicable Issuer. At such time as the Events of Default giving rise to the deemed disbursements hereunder shall have been cured or waived, the Administrative Agent shall return to the Company all amounts then on deposit with the Administrative Agent pursuant to this Section, together with accrued interest at the Federal Funds Rate, which have not been applied to the satisfaction of such Obligations.

     SECTION 2.6.5. Nature of Reimbursement Obligations. The Company and, to the extent set forth in Section 2.6.1, each Lender with a Revolving Loan Commitment, shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. No Issuer (except to the extent of its own gross negligence or willful misconduct) shall be responsible for:

          (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

          (b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

          (c) failure of the beneficiary to comply fully with conditions required in order to emand payment under a Letter of Credit;

          (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or

          (e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to any Issuer or any Lender with a Revolving Loan Commitment hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by the applicable Issuer in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon the Company, each Obligor and each such Lender, and shall not put such Issuer under any resulting liability to the Company, any Obligor or any such Lender, as the case may be. The Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Letter of Credit draft, writing, Issuance Request, resolution, notice, consent, certificate, affidavit, letter, electronic mail, cablegram, telegram, telecopy, telex, or teletype message, statement, order, or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants, and other experts selected by the Issuer. Notwithstanding any other provision of this Section 2.6, the Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders.

     SECTION 2.7. Register; Notes.

          (a) Each Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender to such Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. Such account or accounts shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on such Borrower absent manifest error; provided, however, that the failure of any Lender to maintain such account or accounts shall not limit or otherwise affect any Obligations of any Borrower or any other Obligor.

          (b)(i) Each Borrower hereby designates the Administrative Agent to serve as its agent, solely for the purpose of this clause (b), to maintain a register (the "Register") on which the Administrative Agent will record each Lender's Commitments, the Loans made by each Lender to each Borrower and each repayment in respect of the principal amount of the Loans of each Lender to each Borrower. Failure to make any recordation, or any error, in the Register shall not affect the applicable Borrower's obligation in respect of such Loans. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary, other than in accordance with Section 11.11. A Lender's Commitment and the Loans made pursuant thereto may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register in accordance with Section 11.11.

          (ii) Each Borrower agrees that, upon the request to the Administrative Agent by any Lender, such Borrower will execute and deliver to such Lender, as applicable, a Note of the applicable Tranche evidencing the Loans of such Tranche made by such Lender to such Borrower. Each Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender's Notes issued by such Borrower (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrower that shall have issued such Note absent manifest error; provided, however, that the failure of any Lender to make any such notations or any error in any such notations shall not limit or otherwise affect any Obligations of the Borrowers or any other Obligor. The Loans evidenced by any such Note and interest thereon shall at all times (including after assignment pursuant to Section 11.11.1) be represented by one or more Notes payable to the order of the payee named therein and its registered assigns. A Note and the obligation evidenced thereby may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer of such Note and the obligation evidenced thereby in the Register in accordance with Section 11.11.

     SECTION 2.8. Uncommitted Revolving Loans. Each Lender severally agrees that the Company may request that Uncommitted Revolving Loan Borrowings be made to it pursuant to this Section 2.8 from time to time on any Business Day prior to the Revolving Loan Commitment Termination Date.

     SECTION 2.8.1. Uncommitted Revolving Loan Borrowing Request. (a) The Company may request that a Borrowing of Uncommitted Revolving Loans be made to it in any Foreign Currency by delivering to the Administrative Agent an Uncommitted Revolving Loan Borrowing Request, which shall specify:

               (i) the Foreign Currency in which each such Loan is requested to be made;

               (ii) the principal amount of the Uncommitted Revolving Loan Borrowing requested to be made (which shall be in an aggregate principal amount which is an integral multiple of 100,000 units of the applicable Foreign Currency) and that, after giving effect to such Uncommitted Revolving Loan Borrowing, the conditions set forth in Section 5.2.1 applicable thereto shall have been satisfied;

               (iii) the proposed date of each such proposed Uncommitted Revolving Loan Borrowing, which shall be a Business Day;

               (iv) in the case of a proposed Borrowing of Uncommitted Revolving Loans that are to be LIBO Rate Loans, the proposed Interest Period for each such proposed Borrowing, subject to the provisions of the definition of Interest Period;

               (v) the proposed Stated Maturity Date for the Uncommitted Revolving Loans to be made pursuant to each such Uncommitted Revolving Loan Borrowing; and

               (vi) whether the Uncommitted Interest Quotes requested are to set forth an Uncommitted Interest Margin or an Uncommitted Absolute Interest Rate.

     (b) Each Uncommitted Revolving Loan Borrowing Request shall be transmitted to the Administrative Agent by telecopy so as to be received by the Administrative Agent (i) not later than 11:00 a.m., Chicago time, on the fourth Business Day before the date of the Borrowing proposed therein, in the case of a LIBO Rate Auction, or (ii) not later than 11:00 a.m., Chicago time, on the Business Day next preceding the date of the Borrowing proposed therein, in the case of an Absolute Rate Auction, or, in any such case, such other time or date as the Company and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders having a Percentage of any Revolving Loan Commitment of greater than zero no later than the date of the Uncommitted Revolving Loan Borrowing Request for the first LIBO Rate Auction or Absolute Rate Auction for which such change is to be effective.

     (c) The Company shall not deliver to the Administrative Agent any Uncommitted Revolving Loan Borrowing Request in respect of Uncommitted Revolving Loans to be made to the Company in any Foreign Currency within five Business Days after the delivery by the

Company of any other Uncommitted Revolving Loan Borrowing Request in respect of Uncommitted Revolving Loans to be made in such Foreign Currency.

     SECTION 2.8.2. Invitation for Uncommitted Interest Quotes. Promptly upon receipt of an Uncommitted Revolving Loan Borrowing Request delivered pursuant to Section 2.8.1, but in no event later than 12:00 noon, Chicago time, on the Business Day of such receipt, the Administrative Agent shall send to each of the Lenders having a Percentage of the Revolving Loan Commitments of greater than zero (by telecopy) an Invitation for Uncommitted Interest Quotes (which shall include a copy of each Uncommitted Revolving Loan Borrowing Request delivered pursuant to Section 2.8.1), which shall constitute an invitation on behalf of the Company to each such Lender to submit Uncommitted Interest Quotes offering to make all or a portion of the Uncommitted Revolving Loan Borrowing requested by the Company pursuant to Section 2.8.1. The Lenders may, but shall have no obligation to, make such offers and the Company may, but shall have no obligation to, accept any such offers in the manner set forth herein.

     SECTION 2.8.3. Submission and Contents of Uncommitted Interest Quotes. (a) Each Lender having a Percentage of the Revolving Loan Commitments of greater than zero may submit an Uncommitted Interest Quote containing an offer or offers to make Uncommitted Revolving Loans in response to any Invitation for Uncommitted Interest Quotes. Each Uncommitted Interest Quote must be submitted to the Administrative Agent (by telecopy) (i) not later than 2:00 p.m., Chicago time, on the fourth Business Day before the proposed date of the Borrowing, in the case of a LIBO Rate Auction, or (ii) not later than 9:30 a.m., Chicago time, on the proposed date of the Borrowing, in the case of an Absolute Rate Auction, or, in any such case, such other time or date as the Company or the Company and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders having a Percentage of the Revolving Loan Commitments of greater than zero not later than the date of the Uncommitted Revolving Loan Borrowing Request for the first LIBO Rate Auction or Absolute Rate Auction for which such change is to be effective; provided, however, that Uncommitted Interest Quotes submitted by the Administrative Agent (or any Affiliate of the Administrative Agent) in the capacity of a Lender may be submitted, and may only be submitted, if the Administrative Agent or such Affiliate notifies the Company of the terms of the offer or offers contained therein not later than
(x) one hour before the deadline for the other Lenders, in the case of a LIBO Rate Auction or (y) 15 minutes before the deadline for the other Lenders, in the case of an Absolute Rate Auction.

     (b) Each Uncommitted Interest Quote shall be substantially in the form of Exhibit F-2 hereto, shall comply with the provisions of this Section 2.8.3, and shall in any case specify the following:

          (i) the proposed date of Borrowing,

          (ii) the principal amount (stated in the applicable Foreign Currency) of the Uncommitted Revolving Loan for which each such offer is being made, which principal amount (x) may be greater than or less than the Revolving Loan Commitments of the quoting Lender, (y) shall be in an amount which is an integral multiple of 100,000 units of the applicable Foreign Currency and (z) may not exceed the principal amount of Uncommitted Revolving Loans for which offers were requested,

          (iii) in the case of a LIBO Rate Auction, the margin above the applicable LIBO Rate (the "Uncommitted Interest Margin") offered for each such Uncommitted Revolving Loan, expressed as a percentage (specified to the nearest 1/10,000 of 1%) to be added to or subtracted from such LIBO Rate,

          (iv) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000 of 1%) (the "Uncommitted Absolute Interest Rate") offered for each such Uncommitted Revolving Loan, and

          (v) the identity of the quoting Lender;

provided, however, that any Uncommitted Interest Quote submitted by a Lender pursuant to this Section 2.8.3 shall be irrevocable (subject to Articles V and VIII hereof), unless otherwise consented to in writing by the Administrative Agent acting upon the instructions of the Company.

     (c) Any Uncommitted Interest Quote that: (i) is not substantially in the form of Exhibit F-2 hereto, as determined by the Administrative Agent in its sole discretion, or does not specify all of the information required in clause
(b) above; (ii) contains qualifying, conditional or similar language; or (iii) arrives after the time set forth in clause (a) above, may be disregarded by the Company and the Administrative Agent.

     (d) The Administrative Agent (by telephone, promptly confirmed in writing) shall promptly notify the Company of the terms of all Uncommitted Interest Quotes submitted by the Lenders in accordance with this Section 2.4.3, as well as the identity of any such Lender.

     SECTION 2.8.4. Uncommitted Revolving Loan Acceptance. (a) The Company shall notify the Administrative Agent of its acceptance or non-acceptance of the offers notified to it pursuant to clause (d) of Section 2.8.3 (x) not later than 4:00 p.m., Chicago time, on the fourth Business Day before the proposed date of Borrowing, in the case of a LIBO Rate Auction, or (y) not later than 10:30 a.m., Chicago time, on the proposed date of Borrowing, in the case of an Absolute Rate Auction, or, in any such case, such other time or date as the Company or the Company and the Administrative Agent shall have mutually agreed and shall have given notice thereof to each Lender having a Percentage of the Revolving Loan Commitments of greater than zero not later than the date of the Uncommitted Revolving Loan Borrowing Request for the first

LIBO Rate Auction or Absolute Rate Auction for which such change is to be effective. In the case of acceptance, such notice (a "Notice of Uncommitted Revolving Borrowing") shall specify the aggregate principal amount of offers for each requested maturity date and, in the case of LIBO Rate Loans, Interest Period that are accepted.

     (b) The Company may accept any Uncommitted Interest Quote in whole or in part; provided, however, that:

          (i) the aggregate principal amount of each Uncommitted Revolving Loan Borrowing may not exceed the applicable amount set forth in the related Uncommitted Revolving Loan Borrowing Request;

          (ii) the aggregate principal amount of each Uncommitted Revolving Loan Borrowing must be an integral multiple of 100,000 units of the applicable Foreign Currency;

          (iii) acceptance of offers may only be made on the basis of ascending Uncommitted Interest Margins or Uncommitted Absolute Interest Rates, as the case may be;

          (iv) the Company may not accept any offer that fails to comply with the requirements of this Agreement; and

          (v) the conditions set forth in Section 5.2.1 applicable to such Uncommitted Revolving Loan Borrowing shall have been satisfied.

     (c) Not later than 12:00 noon, Chicago time, on the date specified for each Uncommitted Revolving Loan Borrowing hereunder, each Lender participating therein shall, by wire transfer in same day funds, deposit to an account of the Company specified by the Company the amount of the Uncommitted Revolving Loans to be made by it on such date in the applicable Foreign Currency.

     (d) As soon as practicable after the Uncommitted Revolving Loan Borrowing is made, the Administrative Agent shall notify each Lender having a Percentage of the Revolving Loan Commitments greater than zero of (i) the amount of the Uncommitted Revolving Loan Borrowing, (ii) the Dollar Equivalent of the outstanding principal amount of all Foreign Currency Revolving Loans immediately after giving effect to such Borrowing and (iii) the date on which such Uncommitted Revolving Loan Borrowing was made.

         SECTION 2.9. Special Provisions for Foreign Currency Loans and Letters of Credit.

         SECTION 2.9.1. Dollar Equivalent Determinations. For purposes of determining the Revolving Loan outstandings borrowed in a Foreign Currency and Letter of Credit Outstandings denominated in a Foreign Currency and for purposes of calculating fees payable under Sections 3.3.1 and 3.3.2 with respect to Foreign Currency Loans outstanding and Letter of Credit Outstandings, the principal amount of such Loans and the Letter of Credit Outstandings with respect to any Foreign Currency Letter of Credit shall be deemed to be, as of any date of determination, the Dollar Equivalent thereof at such date. The initial Dollar Equivalent shall be determined by the Administrative Agent and/or Issuer, as the case may be, on the date of borrowing or issuance thereof determined in accordance with the definition of "Dollar Equivalent" in Section 1.1.

         SECTION 2.9.2. Foreign Currency Letters of Credit. If a Disbursement is made by the Issuer under any Foreign Currency Letter of Credit other than a Foreign Currency Letter of Credit denominated in Canadian Dollars or Euros, the Dollar Equivalent of such Disbursement shall be determined by the Issuer on the Disbursement Date related thereto. The Issuer shall notify the Administrative Agent and the Company promptly of such Dollar Equivalent determined by it, on the date that such determination is required to be made.

         SECTION 2.9.3. Currency Fluctuation, etc. Not later than 12:00 p.m., Chicago time, on each Calculation Date, the Administrative Agent shall (a) determine the Dollar Equivalent as of such Calculation Date with respect to each Foreign Currency for which there are at such time outstanding Foreign Currency Loans or Foreign Currency Letters of Credit or Reimbursement Obligations in respect thereof (after giving effect to any Loans to be made or repaid or Letters of Credit to be issued or Reimbursement Obligations to be repaid on such date) and (b) notify the Company of the results of such determination. The Dollar Equivalent so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a "Reset Date") and shall remain effective until the next succeeding Reset Date.

         SECTION 2.9.4. European Monetary Union. If and to the extent that any provision of this Section 2.9.4 relates to any state (or the currency of such state) that is not a Participating Member State on the Effective Date, such provision shall become effective in relation to such state (and the currency of such state) at and from the date on which such state becomes a Participating Member State.

                  (a) An amount denominated in the National Currency Unit of a Participating Member State shall be redenominated into Euros in accordance with EMU Legislation and paid by the applicable party to this Agreement either in the Euro Unit or in that National Currency Unit and an amount denominated in the Euro Unit shall be paid by the applicable party to this Agreement in the Euro Unit unless EMU Legislation provides otherwise; provided, however, that if and to the extent that any EMU Legislation provides that an amount denominated either in Euros or in the National Currency Unit of a Participating Member State and payable within the Participating Member State by crediting an account of the creditor can be paid by a debtor either in the Euro Unit or in that National Currency Unit, any party to this Agreement shall be entitled to pay or repay any such amount either in the Euro Unit or in such National Currency Unit.

                  (b) If the basis of accrual of interest or fees expressed in this Agreement with respect to the currency of any state that is or becomes a Participating Member State shall be inconsistent with any convention or practice in the London, England interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State.

                  (c) Without prejudice to the respective liabilities of the Borrowers to the Lenders, the Issuers and the Agents under or pursuant to this Agreement, except as expressly provided in this clause (c), each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent in consultation with the Borrowers may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to the Euro in Participating Member States.

         SECTION 2.10. Consequences of Effectiveness. (a) On the Effective Date, without further action by any of the parties thereto, the Existing Credit Agreement will be automatically amended and restated to read in its entirety as set forth in this Agreement.

                  (b) On and after the Effective Date, the rights and obligations of the parties hereto shall be governed by the provisions hereof (as amended in accordance with the terms hereof). The rights and obligations of the parties to the Existing Credit Agreement with respect to the period prior to the Effective Date shall continue to be governed by the provisions thereof as in effect prior to the Effective Date.

                  (c) On the Effective Date, the Existing Loans outstanding, as set forth on Schedule II hereto, shall be governed by the terms and conditions of this Agreement and deemed to be Initial Term-A Loans (such Loans, the "Initial Term-A Loans"), Initial U.S. Term-B Loans (such Loans, the "Initial U.S. Term-B Loans"), Initial Canadian Term-B Loans (such Loans, the "Initial Canadian Term-B Loans"), and Revolving Loans (such Loans, the "Continued Revolving Loans"), such that each Lender shall have such Loans in the aggregate outstanding principal amount set forth opposite the name of such Lender on Schedule II under the captions "Initial Term-A Loans", "Initial U.S. Term-B Loans", "Initial Canadian Term-B Loans" and "Continued Revolving Loans", respectively.

                                   ARTICLE III

                   REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

         SECTION 3.1.  Repayments and Prepayments; Application.

         SECTION 3.1.1. Repayments and Prepayments. Each Borrower shall repay in full the unpaid principal amount of each Loan made to it upon the Stated Maturity Date therefor in the currency in which such Loan was made. Prior thereto, payments and repayments of Loans shall or may be made, in each case in the currency in which such Loans were made, as set forth below.

                  (a) From time to time on any Business Day, any Borrower (or, in the case of Swing Line Loans, the Company) may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any

                    (i) Loans of such Borrower (other than Swing Line Loans);
               provided, however, that

                                    (A) (1) any such prepayment of the Term-A
                           Loans or Term-B Loans shall be made pro rata among Term-A Loans and Term-B Loans, as applicable, of the same type, in the same currency and, if applicable, having the same Interest Period of all Lenders that have made such Term-A Loans or Term-B Loans; provided, however, that prepayments of Term-B Loans, shall be applied, first, to Initial U.S. Term-B Loans and Additional Term-B Loans until all Initial U.S. Term-B Loans and Additional Term-B Loans shall have been repaid in full and, second, to Initial Canadian Term-B Loans, (2) any such prepayment of Committed Revolving Loans shall be made pro rata among the Committed Revolving Loans of the same type and in the same currency and, if applicable, having the same Interest Period of all Lenders that have made such Committed Revolving Loans and (3) any such prepayment of Uncommitted Revolving Loans shall be made pro rata among the Uncommitted Revolving Loans in the applicable Borrowing of Uncommitted Revolving Loans;

                                    (B) the applicable Borrower shall comply
                           with Section 4.4 in the event that any LIBO Rate Loan is prepaid on any day other than the last day of the Interest Period for such Loan;

                                    (C) all such voluntary prepayments shall
                           require at least one Business Day's notice in the case of Base Rate Loans or Absolute Rate Loans, three Business Days' notice in the case of LIBO Rate Loans, but no more than five Business Days' notice in the case of any Loans, in each case in writing to the Administrative Agent; and

                                    (D) all such voluntary partial prepayments
                           shall be in an aggregate amount of (i) in the case of Loans in Dollars, $500,000 or any larger integral multiple of $100,000, (ii) in the case of Loans in any Foreign Currency, in an integral multiple of 100,000 units of such Foreign Currency or (iii) in any case in the aggregate principal amount of all Loans of the applicable Tranche, type, currency and, in the case of prepayments of Uncommitted Revolving Loans, Borrowing then outstanding; or

                           (ii)  Swing Line Loans; provided, however, that

                                    (A) all such voluntary prepayments shall
                           require prior telephonic notice to the Swing Line Lender on or before 1:00 p.m., Chicago time, on the day of such prepayment (such notice to be confirmed in writing by the Company within 24 hours thereafter); and

                                    (B) all such voluntary partial prepayments
                           shall be in an aggregate amount of $100,000 and an integral multiple of $50,000 or in the aggregate principal amount of all Swing Line Loans then outstanding.

                  (b) Subject to Section 3.1.3, no later than five Business Days following the delivery by the Company of its annual audited financial reports required pursuant to clause (b) of Section 7.1.1, (beginning with the financial reports delivered in respect of the 2001 Fiscal
         Year), the Company shall deliver to the Administrative Agent a calculation of the Excess Cash Flow for the Fiscal Year last ended and, no later than five Business Days following the delivery of such calculation, the Borrowers shall make or cause to be made a mandatory prepayment of the Loans in an amount equal to (i) 50% of the Excess Cash Flow (if any) for such Fiscal Year less (ii) the aggregate amount of all voluntary prepayments of the principal of the Term Loans actually made in such Fiscal Year pursuant to clause (a) of Section 3.1.1, to be applied as set forth in Section 3.1.2; provided, however, that no such prepayment shall be required to be made beyond the extent that the amount of Debt as reduced by giving effect to such prepayment would result, on a pro forma basis, in a Leverage Ratio of 3.50:1 or less as of the end of the immediately preceding Fiscal Quarter.

                  (c) Subject to Section 3.1.3, no later than one Business Day (in the case of Net Debt Proceeds) or 30 days (in the case of Net Disposition Proceeds) following the receipt of any Net Disposition Proceeds or Net Debt Proceeds by (x) in the case of Net Debt Proceeds, Holdco, the Company or any Restricted Subsidiary and (y) in the case of Net Disposition Proceeds, the Company or any Restricted Subsidiary, the Company shall deliver to the Administrative Agent a calculation of the amount of such Net Disposition Proceeds or Net Debt Proceeds, as the case may be, and, to the extent the amount of such Net Disposition Proceeds or Net Debt Proceeds, as the case may be, with respect to any single transaction or series of related transactions, exceeds $2,000,000, the Borrowers shall make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Disposition Proceeds or Net Debt Proceeds, as the case may be, to be applied as set forth in Section 3.1.2; provided, however, that no mandatory prepayment on account of such Net Disposition Proceeds shall be required under this clause if the Company informs the Agents no later than 30 days following the receipt of any Net Disposition Proceeds of its or any Restricted Subsidiary's good faith intention to apply such Net Disposition Proceeds to the acquisition of other assets or property consistent with the business permitted to be conducted pursuant to Section 7.2.1 (including by way of merger or Investment) within 365 days following the receipt of such Net Disposition Proceeds, with the amount of such Net Disposition Proceeds unused after such 365 day period being applied to the Loans pursuant to Section 3.1.2.

                  (d) Subject to Section 3.1.3, concurrently with the receipt of any Net Equity Proceeds by Holdco, the Company or any Restricted Subsidiary, the Company shall deliver to the Administrative Agent a calculation of the amount of such Net Equity Proceeds, and no later than five Business Days following the delivery of such calculation, and, to the extent that the amount of such Net Equity Proceeds with respect to any single transaction or series of related transactions exceeds $2,000,000, and subject to the proviso below, the Borrowers shall make or cause to be made a mandatory prepayment of the Loans in an amount equal to 50% of such Net Equity Proceeds to be applied as set forth in Section 3.1.2; provided, however, that no such prepayment shall be required to be made beyond the extent that the amount of Debt as reduced by giving effect to such prepayment would result, on a pro forma basis, in a Leverage Ratio of 3.50:1 or less as of the end of the immediately preceding Fiscal Quarter;

                  (e) Subject to Section 3.1.3, no later than the 60th calendar day following the receipt by the Company or any Restricted Subsidiary of any Casualty Proceeds in excess of $2,000,000 (individually or in the aggregate in any Fiscal Year), the Borrowers shall make or cause to be made a mandatory prepayment of the Loans in an amount equal to 100% of such Casualty Proceeds, to be applied as set forth in Section 3.1.2; provided, however, that no mandatory prepayment on account of Casualty Proceeds shall be required under this clause if the Company informs the Agents no later than 60 days following the occurrence of the Casualty Event resulting in such Casualty Proceeds of its or any Restricted Subsidiary's good faith intention to apply such Casualty Proceeds to the rebuilding or replacement of the damaged, destroyed or condemned assets or property subject to such Casualty Event or the acquisition of other assets or property consistent with the business permitted to be conducted pursuant to Section 7.2.1 (including by way of merger or Investment) and in fact uses such Casualty Proceeds to rebuild or replace the damaged, destroyed or condemned assets or property subject to such Casualty Event or to acquire such other property or assets within 365 days following the receipt of such Casualty Proceeds, with the amount of such Casualty Proceeds unused after such 365 day period being applied to the Loans pursuant to Section 3.1.2; provided further, however, that at any time when any Event of Default shall have occurred and be continuing or Casualty Proceeds not applied as provided above shall exceed $2,000,000, such Casualty Proceeds will be deposited in an account maintained with the Administrative Agent (over which the Administrative Agent has sole dominion and control) for disbursement at the request of the Company to pay for such rebuilding, replacement or acquisition.

                  (f) On each date when any reduction in the Revolving Loan Commitment Amount shall become effective, the Company shall make a mandatory prepayment of Revolving Loans and (if necessary) Swing Line Loans and (if necessary) Cash Collateralize Letter of Credit Outstandings in an aggregate amount equal to the excess, if any, of the sum of (A) the aggregate outstanding principal amount of all Revolving Loans, after converting the aggregate outstanding principal amount of all Foreign Currency Loans to the Dollar Equivalent thereof, and Swing Line Loans and (B) the aggregate amount of all Letter of Credit Outstandings over the Revolving Loan Commitment Amount as so reduced.

                  (g) On the Stated Maturity Date and on each Quarterly Payment Date occurring during any period set forth below, the Company shall make a repayment of the outstanding principal amount, if any, of Term-A Loans in an aggregate amount equal to the amount set forth below opposite such period or the Stated Maturity Date, as applicable (as such amounts may have otherwise been reduced or increased pursuant to this Agreement):


                                                       Scheduled
                                                       Principal
               Period                                  Repayment
     ---------------------------                       ---------
     12/31/00 to (and including)
              10/15/02                                  $875,000
     10/16/02 to (and including)
              10/15/03                                $1,312,500
     10/16/03 to (and including)
              10/15/05                                $1,750,000
     10/16/05 to (and including)
     the Stated Maturity Date for                     $2,187,500
            Term-A Loans

                  On the Stated Maturity Date and on each Quarterly Payment Date occurring during any period set forth below, the Borrowers shall, collectively, make a repayment of the outstanding principal amount, if any, of Term-B Loans in an aggregate amount equal to the amount set forth below opposite such period or the Stated Maturity Date, as applicable (as such amounts may have otherwise been reduced or increased pursuant to this Agreement):


                                                        Scheduled
                                                        Principal
                Period                                  Repayment
     ----------------------------                       ---------
     12/31/00 to (and including)
               10/15/06                                  $312,500
     10/16/06 to (and including)                      $29,375,000
     the Stated Maturity Date for
             Term-B Loans

                  (h) On each date when the sum of (a) the aggregate outstanding principal amount (after converting the aggregate outstanding principal amount of all Foreign Currency Loans to the Dollar Equivalent thereof) of all Revolving Loans and (b) the Letter of Credit Outstandings exceeds 105% of the Revolving Loan Commitment Amount then in effect, the Company shall make a mandatory prepayment of all Revolving Loans in an amount equal to such excess;

                  (i) Immediately upon any acceleration of the Stated Maturity Date of any Loans or Obligations pursuant to Section 8.2 or Section 8.3, the Borrowers shall repay all of their respective outstanding Loans and other Obligations, unless, pursuant to Section 8.3, only a portion of all Loans and other Obligations are so accelerated (in which case the portion so accelerated shall be so prepaid).

         Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4. No prepayment of principal of any Revolving Loans or Swing Line Loans or Cash Collateralization of Letters of Credit pursuant to this Section 3.1.1 shall cause a reduction in the Revolving Loan Commitment Amount, the Swing Line Loan Commitment Amount or the Letter of Credit Commitment Amount, as the case may be.

         SECTION 3.1.2. Application. (a) Subject to clauses (b) and (c) below, each prepayment or repayment of principal of the Loans of any Tranche shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, to the principal amount thereof being maintained as LIBO Rate Loans.

                  (b) Each prepayment of Loans pursuant to clauses (b), (c), (d) and (e) of Section 3.1.1 or clause (d) of this Section 3.1.2 shall be applied (i) first, to the prepayment of Term Loans, until all Term Loans shall have been repaid in full, (ii) second, to the prepayment of Swing Line Loans, until all Swing Line Loans shall have been repaid in full, (iii) third, to the prepayment of Revolving Loans, until all Revolving Loans shall have been repaid in full and (iv) fourth, to the Cash Collateralization of Letter of Credit Outstandings.

                  (c) Each prepayment of Term Loans made pursuant to clauses
         (a), (b), (c), (d) and (e) of Section 3.1.1 shall be applied, (i) except in the case of a payment made pursuant to the last sentence of
         Section 3.1.3, on a pro rata basis, to the outstanding principal amount of all remaining Term-A Loans and Term-B Loans, (provided, however, that prepayments of Term-B Loans shall be applied, first, to Initial U.S. Term-B Loans and Additional Term-B Loans until all Initial U.S. Term-B Loans and Additional Term-B Loans have been repaid in full and, second, to Initial Canadian Term-B Loans) and (ii) in respect of each Tranche of Term Loans, in direct order of maturity of the remaining scheduled quarterly amortization payments in respect thereof, until all such Term-A Loans and Term-B Loans have been repaid in full (provided, however, that if the Company at any time elects in writing, in its sole discretion, to permit any Lender that has Term-B Loans to decline to have such Loans prepaid, then any Lender having Term-B Loans outstanding may, by delivering a notice to the Agents at least one Business Day prior to the date that such prepayment is to be made, decline to have such Loans prepaid with the amounts set forth above, in which case 50% of the amounts that would have been applied to a prepayment of such Lender's Term-B Loans, shall instead be applied to a prepayment of the Term-A Loans (until paid in full), with the balance being retained by the Company and the Restricted Subsidiaries).

                  (d) Following the prepayment in full of the Term Loans, on the date the Term Loans would otherwise have been required to be prepaid pursuant to clauses (b), (c), (d) and (e) of Section 3.1.1 , the applicable Borrower shall first, prepay Revolving Loans and Swing Line Loans, and, second, Cash Collateralize Letter of Credit Outstandings, in an aggregate amount equal to the amount by which the Term Loans would otherwise have been required to be prepaid if Term Loans had been outstanding. No prepayment of principal of any Revolving Loans or Swing Line Loans or Cash Collateralization of Letters of Credit pursuant to
         Section 3.1.1 or this clause (d) shall cause a reduction in the Revolving Loan Commitment Amount, the Swing Line Loan Commitment Amount or the Letter of Credit Commitment Amount, as the case may be.

         SECTION 3.1.3. Limitation on Mandatory Prepayments of the Initial Canadian Term-B Loans. Notwithstanding anything to the contrary in this Agreement, the Canadian Borrower shall not be required to make any prepayment pursuant to clauses (b), (c) (with respect to Net Disposition Proceeds) or (d) of Section 3.1.1 of any principal amount outstanding in respect of

Initial Canadian Term-B Loans at any time on or prior to February 16, 2005 (the "Canadian Target Date"). In addition, notwithstanding anything to the contrary in this Agreement, the Canadian Borrower shall not be required to make any prepayment pursuant to clause (e) of Section 3.1.1 of any principal amount outstanding in respect of Initial Canadian Term-B Loans if such prepayment, together with all repayments that the Canadian Borrower is required to make pursuant to clause (g) of Section 3.1.1 on account of the principal amount of the Initial Canadian Term-B Loans would result in a repayment in excess of 25% of the aggregate principal amount of Initial Canadian Term-B Loans outstanding on the Effective Date on or prior to the Canadian Target Date (any such excess amount being the "Canadian Term Loan Excess Amount "). If any prepayment of Initial Canadian Term-B Loans otherwise required under clause (e) of Section
3.1.1 would result in the prepayment of all or any portion of the Canadian Term Loan Excess Amount, then the Canadian Borrower shall, on or prior to the date upon which such Canadian Term Loan Excess Amount otherwise would be required to be prepaid pursuant to the terms of clause (e) of Section 3.1.1, either (i) deposit an amount equal to such Canadian Term Loan Excess Amount as cash collateral in a separate, interest-bearing deposit account maintained with, and subject to the Lien of, the Administrative agent, which deposit account shall be subject to terms and conditions reasonably acceptable to the Administrative Agent or (ii) make a voluntary prepayment of Initial Canadian Term-B Loans in an amount equal to such Canadian Term Loan Excess Amount in accordance with the terms of clause (a) of Section 3.1.1. If such a deposit is made, then the Initial Canadian Term-B Loans shall (to the extent of such deposit) be deemed no longer outstanding for purposes of Article VII or the definition of "Leverage Ratio". On the first Business Day following the Canadian Target Date, any amount held as cash collateral pursuant to the terms of this Section 3.1.3 shall be applied as a prepayment or repayment of Initial Canadian Term-B Loans pursuant to clause (a) of Section 3.1.1.

         SECTION 3.2. Interest Provisions. Interest on the outstanding principal amount of the Loans shall accrue and be payable in accordance with this Section 3.2.

         SECTION 3.2.1.  Rates.

                  (a) Each Base Rate Loan (other than an Uncommitted Revolving
         Loan) shall accrue interest on the unpaid principal amount thereof for each day from and including the day upon which such Loan was made or converted to a Base Rate Loan to but excluding the date such Loan is repaid or converted to a LIBO Rate Loan at a rate per annum equal to the sum of the Alternate Base Rate or, in the case of Canadian Dollar Loans, the Canadian Prime Rate for such day plus the Applicable Margin for such Loan on such day.

                  (b) Each LIBO Rate Loan (other than an Uncommitted Revolving
         Loan) in any currency shall accrue interest on the unpaid principal amount thereof for each day during each Interest Period applicable thereto in the currency in which such LIBO Rate Loan is denominated at a rate per annum equal to the sum of (i)(A) in the case of LIBO Rate

         Loans made in currencies other than Dollars, the LIBO Rate for such currency for such Interest Period and (B) in the case of LIBO Rate Loans made in Dollars, the LIBO Rate (Reserve Adjusted) for such Interest Period plus (ii) the Applicable Margin for such Loan on such day.

                  (c) Each Uncommitted Revolving Loan shall accrue interest on the unpaid principal amount thereof for each day from and including the day upon which such Loan was made to but excluding the date such Loan is repaid at a rate per annum equal to the Uncommitted Interest Rate for such Loan.

All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

         SECTION 3.2.2. Post-Maturity Rates. After the date any principal amount of any Loan shall have become due and payable (whether on the applicable Stated Maturity Date, upon acceleration or otherwise), or any other monetary Obligation (other than overdue Reimbursement Obligations which shall bear interest as provided in Section 2.6.2) of any Borrower shall have become due and payable, the applicable Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to (a) in the case of any overdue principal of Loans, overdue interest thereon, overdue commitment fees or other overdue amounts in respect of Loans or other obligations (or the related Commitments) under a particular Tranche, the rate that would otherwise be applicable to Base Rate Loans (or, in the case of Foreign Currency Loans denominated in a Foreign Currency other than Canadian Dollars, LIBO Rate Loans having an Interest Period of one month beginning on the date such amount shall have become due or the last day of the prior Interest Period applicable thereto) under such Tranche pursuant to Section 3.2.1 plus 2%,
(b) in the case of Uncommitted Revolving Loans, the rate that would otherwise be applicable to such Loans pursuant to clause (c) of Section 3.2.1 plus 2%, and
(c) in the case of other overdue monetary Obligations, the rate that would otherwise be applicable to Revolving Loans maintained as Base Rate Loans pursuant to Section 3.2.1 plus 2%.

         SECTION 3.2.3. Payment Dates. Interest accrued on each Loan shall be payable, in the currency in which such Loan was made, without duplication:

                  (a)  on the Stated Maturity Date therefor;

                  (b) in the case of a LIBO Rate Loan or an Uncommitted Absolute Rate Revolving Loan, on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan, to the extent of the unpaid interest accrued through such date on the principal so paid or prepaid;

                  (c) with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the Effective Date;

                  (d) with respect to LIBO Rate Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, at intervals of three months after the first day of such Interest Period); and

                  (e) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans, Reimbursement Obligations or other monetary Obligations arising under any Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

         SECTION 3.3. Fees. The Borrowers agree to pay the fees set forth in this Section 3.3. All such fees shall be non-refundable.

         SECTION 3.3.1. Commitment Fees. The Company agrees to pay to the Administrative Agent for the account of each Lender that has a Revolving Loan Commitment, for each day during the period (including any portion thereof when any of the Lenders' Commitments are suspended by reason of the Company's inability to satisfy any condition of Article V) commencing on the Effective Date and continuing to but excluding the Revolving Loan Commitment Termination Date, a commitment fee, in Dollars, on such Lender's Percentage of the unused portion, whether or not then available, of the Revolving Loan Commitment Amount (net of Letter of Credit Outstandings) for such day at a rate per annum equal to the Applicable Commitment Fee for such day. Such commitment fee shall be payable by the Company in arrears on each Quarterly Payment Date, commencing with the first such day following the Effective Date, and on the Revolving Loan Commitment Termination Date. The making of Swing Line Loans and Uncommitted Revolving Loans shall not constitute usage of the Revolving Loan Commitment with respect to the calculation of commitment fees to be paid by the Company to the Lenders; provided, however, that the making of Uncommitted Revolving Loans by any Lender shall constitute usage of such Lender's Percentage of the Revolving Loan Commitment Amount for purposes of calculating the commitment fees payable to such Lender. Any term or provision hereof to the contrary notwithstanding, commitment fees payable for any period prior to the Effective Date shall be payable in accordance with the Existing Credit Agreement. Payments by the Company to the Swing Line Lender in respect of accrued interest on Swing Line Loans shall be net of the commitment fee payable in respect of the Swing Line Lender's Revolving Loan Commitment.

         SECTION 3.3.2. Administrative Agent Fee. The Company agrees to pay an annual administration fee to the Administrative Agent, for its own account, in the amount set forth in the

Administrative Agent Fee Letter, payable in advance on the Effective Date and quarterly thereafter.

         SECTION 3.3.3. Letter of Credit Fee. Each Borrower that shall have requested the issuance of a Letter of Credit agrees to pay to the Administrative Agent, for the pro rata account of the applicable Issuer and each other Lender that has a Revolving Loan Commitment, a letter of credit fee, in Dollars, for each day on which there shall be any Letters of Credit requested by it outstanding (i) with respect to each standby Letter of Credit requested by it, at a rate per annum equal to the then Applicable Margin for Committed Revolving Loans maintained as LIBO Rate Loans on the Dollar Equivalent of the Stated Amount of each such Letter of Credit outstanding on such day; and (ii) with respect to each documentary Letter of Credit requested by it, 1.25% per annum on the Dollar Equivalent of the Stated Amount of each such Letter of Credit outstanding on such day, such fees being payable quarterly in arrears on each Quarterly Payment Date. Each such Borrower further agrees to pay to the applicable Issuer an issuance fee at such rates and on such dates as are agreed between the Company and such Issuer.


                                   ARTICLE IV

                     CERTAIN LIBO RATE AND OTHER PROVISIONS

         SECTION 4.1. LIBO Rate Lending Unlawful. If any Lender shall determine (which determination shall, in the absence of manifest error, upon notice thereof to the Borrowers and the Lenders, be conclusive and binding on the Borrowers) that the introduction of or any change in or in the interpretation of any law, in each case after (i) in the case of any such introduction or change with respect to any Committed Loan, the date upon which such Lender shall have become a Lender hereunder, and (ii) in the case of any such introduction or change with respect to any Uncommitted Revolving Loan, the date upon which such Lender submitted an Uncommitted Interest Quote in respect of such Uncommitted Revolving Loan pursuant to Section 2.8, makes it unlawful, or any central bank or other governmental authority asserts, after such date, that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a LIBO Rate Loan in any currency, the obligations of such Lender to make, continue, maintain or convert any Loans as or to LIBO Rate Loans in such currency shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist (with the date of such notice being the "Reinstatement Date"), and (i) all LIBO Rate Loans in such currency previously made by such Lender shall (A) in the case of Loans in Dollars or Canadian Dollars, automatically convert into Base Rate Loans and (B) in the case of Foreign Currency Loans other than Foreign Currency Loans in Canadian Dollars, accrue interest at each applicable Lender's cost of funds in such currency, as reasonably determined and as notified by such Lender to the Administrative Agent and the Borrowers, plus the Applicable Margin in respect of such Foreign Currency Loans, in each case at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion and (ii) all Loans in such currency thereafter made by such Lender and outstanding prior to the Reinstatement Date shall (A) in the case of Loans in Dollars or Canadian Dollars, be made as Base Rate Loans, with interest thereon being payable on the same date that interest is payable with respect to the corresponding Borrowing of LIBO Rate Loans made by Lenders not so affected, and (B) in the case of Foreign Currency Loans other than Foreign Currency Loans in Canadian Dollars, accrue interest at each applicable Lender's cost of funds in such currency, as reasonably determined and as notified by such Lender to the Administrative Agent and the Borrowers, plus the Applicable Margin in respect of such Foreign Currency Loans.

         SECTION 4.2. Deposits Unavailable. If the Administrative Agent shall have determined that (a) deposits in the relevant amount and currency and for the relevant Interest Period are not available to the Administrative Agent in its relevant market, or (b) by reason of circumstances affecting the Administrative Agent's relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans in any currency, then, upon notice from the Administrative Agent to the Borrowers and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans in such currency as, or to convert any Loans in such currency into, LIBO Rate Loans in such currency shall forthwith be suspended and, in the case of Loans in Dollars, such Loans shall accrue interest at the Base Rate plus the Applicable Margin in respect of such Loans and, in the case of Foreign Currency Loans, such Loans shall accrue interest at each applicable Lender's cost of funds in such currency, as reasonably determined and as notified by such Lender to the Administrative Agent and the Borrowers, plus the Applicable Margin in respect of such Foreign Currency Loans, in each case from the end of the then current Interest Period applicable thereto, until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist, and subsequent LIBO Rate Loans in such currency shall be made at an interest rate equal to, in the case of Loans in Dollars, the Base Rate plus the Applicable Margin in respect of such Loans and, in the case of Foreign Currency Loans, each applicable Lender's cost of funds in such currency, as reasonably determined and as notified by such Lender to the Administrative Agent and the Borrowers, plus the Applicable Margin in respect of such Foreign Currency Loans.

         SECTION 4.3. Increased LIBO Rate Loan Costs, etc. Each Borrower agrees to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans to such Borrower as, or of converting (or of its obligation to convert) any Loans to such Borrower into, LIBO Rate Loans (excluding any amounts, whether or not constituting Taxes, referred to in Section 4.6) arising as a result of any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority that occurs after (i) in the case of any such increased costs or reduced return in respect of any Committed Loan, the date upon which such Lender became a Lender hereunder and (ii) in the case of any such increased costs or reduced return in respect of any Uncommitted Revolving Loan, the date on which such Lender submitted an Uncommitted Interest Quote with respect to such Uncommitted Revolving Loan pursuant to Section 2.8. Such Lender shall promptly notify the Administrative Agent and the Borrowers in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the applicable Borrower directly to such Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

         SECTION 4.4. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan to any Borrower as, or to convert any portion of the principal amount of any Loan to such Borrower into, a LIBO Rate Loan, but excluding any loss of margin after the date of any such conversion, repayment, prepayment or failure to borrow, continue or convert) as a result of (a) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loans to such Borrower on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise, (b) any Loans to such Borrower not being borrowed as LIBO Rate Loans in accordance with the Borrowing Request therefor, or (c) any Loans to such Borrower not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/ Conversion Notice therefor, then, upon the written notice of such Lender to such Borrower (with a copy to the Administrative Agent), such Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

         SECTION 4.5. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority, in each case occurring after (i) in the case of any such change, introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in in respect of any Committed Loan, the date upon which the applicable Lender became a Lender hereunder and (ii) in the case of any such change, introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in in respect of any Uncommitted Revolving Loan, the date upon which the applicable Lender submitted an Uncommitted Interest Quote in respect of such Uncommitted Revolving Loan pursuant to Section 2.8, affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person's capital as a consequence of its Commitments, participation in

Letters of Credit, the Loans made by such Lender, in each case to or at the request of such Borrower, is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to the Borrowers, such Borrower shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount, such Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable; provided, however, that such Lender may not impose materially greater costs on the Borrowers than on other similarly situated borrowers by virtue of any such averaging or attribution method.

         SECTION 4.6. Taxes. (a) All payments by a Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder or under any other Loan Document (including Reimbursement Obligations, fees and expenses) shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority from or through which payments originate or are made or deemed made by or to such Borrower, but excluding (i) any income, excise, stamp or franchise taxes and other similar taxes, fees, duties, withholdings or other charges imposed on any Lender or either of the Agents by a jurisdiction under the laws of which such Lender or Agent is organized or in which its principal executive office is located, or otherwise as a result of a present or former connection between the applicable lending office (or office through which it performs any of its actions as Lender or Agent) of such Lender or Agent and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or taken any action to enforce, this Agreement and any Note) and (ii) any income, excise, stamp or franchise taxes and other similar taxes, fees, duties, withholdings or other charges to the extent that they are in effect and would apply (x) as of the date any Person becomes a Lender or Assignee Lender, to the extent such taxes, fees, duties, withholdings or other charges relate to payments other than payments in respect of any Uncommitted Revolving Loan, (y) as of the date on which such Lender submitted an Uncommitted Interest Quote with respect to such Uncommitted Revolving Loan pursuant to Section 2.8 to the extent such taxes, fees, duties, withholdings or other charges become applicable as a result of or in connection with any Uncommitted Revolving Loan, or (z) in either case as of the date that any Lender changes its applicable lending office, to the extent such taxes become applicable as a result of such change (other than a change in an applicable lending office made pursuant to Section 4.10 below) (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by a Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then such Borrower will (i) pay directly to the relevant taxing authority the full amount required to be so withheld or deducted, (ii) promptly forward to the Administrative Agent an official receipt or other documentation available to such Borrower reasonably satisfactory to the Administrative Agent evidencing such payment to such authority, and (iii) pay to the Administrative Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required, provided, however, that no Borrower shall be required to pay any such additional amounts in respect of amounts payable to any Lender that is not organized under the laws of the United States or a state thereof to the extent that the related tax is imposed (or an exemption therefrom is not available) as a result of such Lender or Agent failing to comply with the requirements of clause (b) of Section 4.6.

         Moreover, if any Taxes are directly asserted against either of the Agents or any Lender with respect to any payment received by such Agents or such Lender from any Borrower hereunder, such Agents or such Lender may pay such Taxes and such Borrower will promptly pay to such Person such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by such Person (including any Taxes on such additional amount) shall equal the amount of such Taxes paid by such Person; provided, however, that no Borrower shall be obligated to make payment to the Lenders or the Agents (as the case may be) pursuant to this sentence in respect of penalties or interest attributable to any Taxes, if written demand therefor has not been made by such Lenders or the Agents within 60 days from the date on which such Lenders or the Agents knew of the imposition of Taxes by the relevant taxing authority or for any additional imposition which may arise from the failure of the Lenders or the Agents to apply payments in accordance with the tax law after the applicable Borrower has made the payments required hereunder; provided, further, that no Borrower shall be required to pay any such additional amounts in respect of any amounts payable to any Lender or any Agent (as the case may be) that is not organized under the laws of the United States or a state thereof to the extent the related Tax is imposed as a result of such Lender failing to comply with the requirements of clause (b) of Section 4.6. After the Lenders or the Agents (as the case may be) learn of the imposition of Taxes, such Lenders and the Agents will act in good faith to notify the Borrowers of their respective obligations hereunder as soon as reasonably possible.

         If any Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, such Borrower shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure.

         (b) Each Non-U.S. Lender shall, (i) on or prior to the date of the execution and delivery of this Agreement, in the case of each Lender listed on the signature pages hereof, or, in the case of an Assignee Lender, on or prior to the date it becomes a Lender, execute and deliver to the Borrowers and the Administrative Agent, two or more (as the Borrowers or the Agents may reasonably request) United States Internal Revenue Service Forms W-8ECI or Forms W-8BEN

(or successor forms) establishing the Lender's exemption from United States federal withholding tax, or, solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", United States Internal Revenue Service Forms W-8BEN and a certificate signed by a duly authorized officer of such Lender representing that such Lender is not a "bank" within the meaning of
Section 881(c)(3)(A) of the Code, or such other forms or documents (or successor forms or documents), appropriately completed, establishing that payments to such Lender are exempt from withholding or deduction of United States federal withholding taxes; and (ii) deliver to the Borrowers and the Administrative Agent two further copies of any such form or documents on or before the date that any such form or document expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent such form or document previously delivered by it to the Borrowers. Each Lender and each Agent agrees, to the extent reasonable and without material cost to it, to provide to the Borrowers and the Administrative Agent such other applicable forms or certificates as would reduce or eliminate any Tax otherwise applicable.

         (c) If any Borrower determines in good faith that a reasonable basis exists for contesting the imposition of a Tax with respect to a Lender or either of the Agents, the relevant Lender or Agent, as the case may be, shall cooperate with such Borrower in challenging such Tax at such Borrower's expense if requested by such Borrower; provided, however, that nothing in this Section 4.6 shall require any Lender or Agent to submit to the Borrowers or any Person any tax returns or any part thereof, or to prepare or file any tax returns other than as such Lender or Agent in its sole discretion shall determine.

         (d) If a Lender or an Agent shall receive a refund (including any offset or credits) from a taxing authority (as a result of any error in the imposition of Taxes by such taxing authority) of any Taxes paid by any Borrower pursuant to subsection 4.6(a) above, such Lender or such Agent (as the case may be) shall promptly pay such Borrower the amount so received, with interest from the taxing authority with respect to such refund, net of any tax liability incurred by such Lender or Agent that is attributable to the receipt of such refund and such interest.

         (e) Each Lender and each Agent agrees, to the extent reasonable and without material cost to it, to cooperate with the Borrowers to minimize any amounts payable by the Borrowers under this Section 4.6; provided, however, that nothing in this Section 4.6 shall require any Lender or Agent to take any action which, in the sole discretion of such Lender or Agent, is inconsistent with its internal policy and legal and regulatory restrictions.

         (f) If any Borrower is required to pay additional amounts to or for the account of any Lender or Agent pursuant to clause (a) of this Section 4.6 as a result of a change of law occurring after the date hereof, then such Lender or Agent, at the request of such Borrower, will change the jurisdiction of its applicable lending office (or office through which it performs any of its actions as Agent) if such change (i) would eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not, in the good faith determination of such Lender or Agent, otherwise disadvantageous to such Lender or Agent.

         SECTION 4.7. Payments, Computations, etc. Unless otherwise expressly provided, all payments by or on behalf of a Borrower pursuant to any Loan Document shall be made by such Borrower to the Administrative Agent for the pro rata account of the Lender Parties entitled to receive such payment. All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 1:00 p.m., Chicago time (1:00 p.m., London time, in the case of Foreign Currency Loans other than Canadian Dollar Loans) on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrowers. Funds received after that time may be deemed by the Administrative Agent to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Lender Party, its share, if any, of such payments received by the Administrative Agent for the account of such Lender Party. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan, 365 days or, if appropriate, 366 days). Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause
(i) of the definition of the term "Interest Period") be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment. To the extent the current market practice is to compute interest and/or fees in respect of any Foreign Currency or any Loan denominated in any Foreign Currency in a manner other than as set forth above, all interest and fees hereunder payable in such Foreign Currency or with respect to Loans denominated in such Foreign Currency shall be computed on the basis of such market practice, as certified to the Borrowers by the Administrative Agent. For the purpose of the Interest Act (Canada) and disclosure thereunder, whenever interest to be paid hereunder by the Canadian Borrower is to be calculated on the basis of a year of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 360 or such other period of time, as the case may be.

         SECTION 4.8. Sharing of Payments; Canadian Collateral. (a) If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan or Reimbursement Obligation of a Borrower (other than pursuant to the terms of Sections 4.3, 4.4 and 4.5) in excess of its pro rata share of payments then or therewith obtained by all Lenders entitled thereto, such Lender shall purchase from the other Lenders such participation in the Credit Extensions made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender's ratable share (according to the proportion of (i) the amount of such selling Lender's required repayment to the purchasing Lender in respect of such recovery, to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

         (b) If, upon the exercise by the Administrative Agent of remedies in respect of any Collateral (as defined in the applicable Pledge Agreement) in accordance with the terms of any Pledge Agreement, sufficient funds are not made available to fund the payments to be made to the Secured Parties in respect of any of the Obligations described in such Pledge Agreement, the available funds being applied with respect to any such Obligations shall be allocated in accordance with the order of priority established by such Pledge Agreement to the payment of such Obligations ratably, based on the proportion of each Secured Party's interest in the aggregate outstanding Obligations described in such clause; provided, however, in the event any Non-Participating Multicurrency Lender's pro rata share of the Obligations allocable to outstanding Revolving Loans and Letter of Credit Outstandings is less than its interest in the aggregate outstanding Revolving Loans and Letter of Credit Outstandings, then the Administrative Agent shall apply the available funds with respect to any such outstanding Revolving Loans and Letter of Credit Outstandings first to the Multicurrency Lenders in accordance with their respective Multicurrency Percentages until each applicable Lender's remaining interest in such outstanding Revolving Loans and Letter of Credit Outstandings is equal to such Lender's pro rata share of such outstanding Revolving Loans and Letter of Credit Outstandings (it being understood and agreed that such reallocation of amounts shall not affect in any way the amount of available funds that are applied to the Obligations owing in respect of the Term Loans). Notwithstanding the foregoing proviso, in the event any Non-Participating Multicurrency Lender's pro rata share of outstanding Revolving Loans and Letter of Credit Outstandings is less than its interest in the aggregate outstanding Revolving Loans and Letter of Credit Outstandings, the Administrative Agent may, and shall at the request of the Multicurrency Lenders whose Multicurrency Percentages exceed 51%, require each Non-Participating Multicurrency Lender (and each Non-Participating Multicurrency hereby agrees) to purchase, without recourse or warranty, an undivided interest and participation in the outstanding Revolving Loans denominated in Dollars owing to the Multicurrency Lenders so that, after giving effect to such purchases, each applicable Lender's interest in the outstanding Revolving Loans and Letter of Credit Outstandings is equal to such Lender's pro rata share of such Obligations at the time of such purchase.

         (c) Each Lender that has made Initial Canadian Term-B Loans agrees that, to the extent any amount received in respect of Initial Canadian Term-B Loans from the Canadian Borrower or from proceeds of the Collateral securing the Initial Canadian Term-B Loans (as provided in the Canadian Collateral Documents) at any time after an acceleration of the Obligations pursuant to Sections 8.2 or
8.3 would cause such Lender to receive more than its Aggregate Pro Rata Share of all amounts received by the Lenders from the Borrowers and the Subsidiary Guarantors or the Collateral after such acceleration, such Lender shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in the outstanding Revolving Loans, Letter of Credit Outstandings, Term-A Loans and U.S. Term-B Loans so that all such recoveries with respect to the Initial Canadian Term-B Loans shall be applied ratably in accordance with the Aggregate Pro Rata Shares of all the Lenders; provided, however, if all or part of such excess payment received by such Lender is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participation shall be returned to such Lender to the extent necessary to adjust for such recovery, but without interest except to the extent such Lender is required to pay interest in connection with such recovery. Each Lender authorizes the Administrative Agent to make payments among the Lenders as necessary to effect any such purchases by the Lenders that have made Initial Canadian Term-B Loans pursuant to the preceding sentence. Each Borrower agrees that any participation purchased by any Lender pursuant to this Section shall be subject to the provisions of Section 11.11.12.

         SECTION 4.9. Setoff. Each Lender shall, upon the occurrence of any Event of Default described in clauses (b) through (d) of Section 8.1.9 with respect to any Borrower (other than a Subsidiary that is not a Material Subsidiary) or, with the consent of the Required Lenders, upon the occurrence of any other Event of Default, to the fullest extent permitted by law, have the right to appropriate and apply to the payment of the Obligations then due to it, and (as security for such Obligations) such Borrower hereby grants to each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of such Borrower then or thereafter maintained with or otherwise held by such Lender; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

         SECTION 4.10. Mitigation. Each Lender agrees that if it makes any demand for payment under Sections 4.3, 4.4, 4.5, or 4.6, or if any adoption or change of the type described in

Section 4.1 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for any Borrower to make payments under Section 4.3, 4.4, 4.5, or 4.6, or would eliminate or reduce the effect of any adoption or change described in Section 4.1.

         SECTION 4.11. Replacement of Lenders. Each Lender hereby severally agrees as set forth in this Section. If any Lender (a "Subject Lender") (i) makes demand upon a Borrower for (or if a Borrower is otherwise required to pay) amounts pursuant to Section 4.3, 4.5 or 4.6, (ii) gives notice pursuant to
Section 4.1 requiring a conversion of such Subject Lender's LIBO Rate Loans to Base Rate Loans or any other change in the basis upon which interest is to accrue in respect of such Subject Lender's LIBO Rate Loans or suspending such Lender's obligation to make Loans as, or to convert Loans into, LIBO Rate Loans,
(iii) becomes a Non-Consenting Lender or (iv) becomes a Non-Funding Lender, the Company may, within 180 days of receipt by such Borrower of such demand or notice (or the occurrence of such other event causing such Borrower to be required to pay such compensation) or within 180 days of such Lender becoming a Non-Consenting Lender or a Non-Funding Lender, as the case may be, give notice (a "Replacement Notice") in writing to the Agents and such Subject Lender of its intention to replace such Subject Lender with a financial institution (a "Replacement Lender") designated in such Replacement Notice. If the Agents shall, in the exercise of their reasonable discretion and within 30 days of their receipt of such Replacement Notice, notify the Company and such Subject Lender in writing that the designated financial institution is satisfactory to the Agents (such consent not being required where the Replacement Lender is already a Lender), then such Subject Lender shall, subject to the payment of any amounts due pursuant to Section 4.4, assign, in accordance with Section 11.11.1, all of its Commitments, Loans and other rights and obligations under this Agreement and all other Loan Documents (including Reimbursement Obligations) to such designated financial institution; provided, however, that (i) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Subject Lender and such designated financial institution and (ii) the purchase price paid by such designated financial institution shall be in the amount of such Subject Lender's Loans and its Percentage in respect of the Revolving Loan Commitments of all outstanding Reimbursement Obligations as to which such Lender shall have made payments pursuant to Section 2.6.1, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Sections 4.3, 4.5 and 4.6), owing to such Subject Lender hereunder. Upon the effective date of an assignment described above, the designated financial institution or Replacement Lender shall become a "Lender" for all purposes under this Agreement and the other Loan Documents.

                                    ARTICLE V

                         CONDITIONS TO EFFECTIVENESS AND
                           TO FUTURE CREDIT EXTENSIONS

         SECTION 5.1. Effectiveness. The amendment and restatement of the Existing Credit Agreement and the obligations of the Lenders to continue Existing Loans as Loans under this Agreement shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this
Section 5.1.

         SECTION 5.1.1. Resolutions, etc. The Agents shall have received from each Obligor a certificate, dated the Effective Date, of its Secretary or Assistant Secretary as to (a) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by it, and (b) the incumbency and signatures of those of its officers authorized to act with respect to each Loan Document executed by it, upon which certificate each Agent and each Lender may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary of such Obligor canceling or amending such prior certificate.

         SECTION 5.1.2. Delivery of Notes. The Agents shall have received a Note in respect of each applicable Tranche, for each Lender that has requested a Note of such Tranche, duly executed and delivered by each applicable Borrower.

         SECTION 5.1.3. Subsidiary Guaranty. The Agents shall have received the Subsidiary Guaranty, dated as of the Effective Date, duly executed and delivered by an Authorized Officer of each U.S. Subsidiary of the Company and that is in existence on the Effective Date (after giving effect to the Transaction).

         SECTION 5.1.4. Pledge Agreements, etc. The Agents shall have received:

                  (a) the Holdco Guaranty and Pledge Agreement, dated as of the Effective Date, duly executed by an Authorized Officer of Holdco, together with the certificates evidencing all of the issued and outstanding shares of Capital Stock of the Company, which certificates shall in each case be accompanied by undated powers of transfer duly executed in blank; and

                  (b) the Company Pledge and Security Agreement and the Subsidiary Pledge and Security Agreement, each dated as of the Effective Date, duly executed and delivered by an Authorized Officer of the Company and each U.S. Subsidiary that is a Restricted Subsidiary, as applicable, together with

                           (i) the certificates evidencing all of the issued and
                  outstanding shares of Capital Stock pledged pursuant to the applicable Pledge Agreement, which certificates shall in each case be accompanied by undated powers of transfer duly executed in blank, or, if any such shares of Capital Stock of a U.S. Subsidiary of such Obligor pledged pursuant to such Pledge Agreement are uncertificated securities or are held through a securities intermediary, the Administrative Agent shall have obtained "control" (as defined in the UCC) over such shares of Capital Stock, and such other instruments and documents as the Administrative Agent shall deem necessary or in the reasonable opinion of the Administrative Agent desirable under applicable law to perfect the security interest of the Administrative Agent in such shares of Capital Stock;

                           (ii) all promissory notes evidencing intercompany
                  Indebtedness payable to the Company or any Subsidiary Guarantor duly endorsed to the order of the Administrative Agent;

                           (iii) except to the extent previously filed under the
                  Existing Credit Agreement and not terminated, executed UCC financing statements (Form UCC-1) naming such Obligor as the debtor and the Administrative Agent as the secured party, or other similar instruments or documents, suitable for filing under the UCC of all jurisdictions as may be necessary or, in the opinion of the Agents, desirable to perfect the security interest of the Administrative Agent in the interests of such Obligor in the Collateral pledged pursuant to the applicable Pledge Agreement (provided, however, that perfection of security interests in (1) motor vehicles shall not be required and (ii) certain intellectual property owned as of the Effective Date by the Company or its U.S. Subsidiaries shall be completed in accordance with Section 7.1.11); and

                           (iv) executed copies of proper UCC termination
                  statements (Form UCC-3), if any, necessary to release all Liens and other rights of any Person (other than Liens permitted under Section 7.2.3)

                                    (A)  in any Collateral described in the
                           applicable Pledge Agreement previously granted by any Person, and

                                    (B)  securing any of the Indebtedness to be
                           repaid in connection with the Transaction on or prior to the Effective Date,

                  together with such other UCC termination statements (Form UCC-3) as the Agents may reasonably request from such Obligor.

         SECTION 5.1.5. Closing Fees, Expenses, etc. The Agents and the Lead Arranger shall have received, each for its own respective account, or, in the case of the Administrative Agent, for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and 11.3, if then invoiced.

         SECTION 5.1.6. UCC Filing Service. All UCC financing statements (Form UCC-1), termination statements (Form UCC-3) or other similar financing statements, if any, required pursuant to the Loan Documents (collectively, the "Filing Statements") shall have been made available on the Effective Date to CT Corporation System or another similar filing service company reasonably acceptable to the Agents (the "Filing Agent"). The Filing Agent shall have acknowledged in writing reasonably satisfactory to the Agents and their counsel
(i) the Filing Agent's receipt of all such Filing Statements, (ii) that such Filing Statements have either been submitted for filing in the appropriate filing offices therefor or will be submitted for filing in such appropriate offices within ten days of the Effective Date and (iii) that the Filing Agent will notify the Agents and their counsel of the result of such submissions within 30 days of the Effective Date.

         SECTION 5.1.7. Opinions of Counsel. The Agents shall have received opinions, dated the Effective Date and addressed to the Agents and all Lenders, from

                    (a) Davis Polk & Wardwell, special New York counsel to each of the Obligors, in form and substance satisfactory to the Agents;

                    (b) Sorokin, Gross & Hyde, special Connecticut counsel to
               the Obligors, in form and substance satisfactory to the Agents;

                    (c) Barley, Snyder, Senft & Cohen, special Pennsylvania
               counsel to the Obligors, in form and substance satisfactory to the Agents; and

                    (d) Ogilvy Renault S.E.N.C., special Canadian counsel to the
               Obligors, in form and substance satisfactory to the Agents.

         SECTION 5.1.8. Solvency, etc. The Agents shall have received a solvency certificate (the "Solvency Certificate") from an Authorized Officer that is the chief financial or accounting officer of the Company, dated the Effective Date, substantially in the form of Exhibit J hereto.

         SECTION 5.1.9. Effective Date Certificate. The Agents shall have received the Effective Date Certificate, dated the Effective Date, duly executed and delivered by an Authorized Officer that is the president, the chief executive officer or the chief financial or accounting officer of the Company. All documents and agreements required to be appended to the Effective Date Certificate shall be in form and substance satisfactory to the Administrative Agent.

         SECTION 5.1.10. Transaction Documents. The Agents shall have received (with copies for each Lender that shall have expressly requested copies thereof) copies of fully executed versions of the Transaction Documents, certified to be true and complete copies thereof by an Authorized Officer of the Company. The Transaction Agreement shall be in full force and effect and shall not have been modified or waived in any material respect, nor shall there have been any forbearance to exercise any material rights with respect to any of the terms or provisions relating to the conditions to the consummation of the Divestiture as set forth in the Transaction Agreement unless otherwise agreed to by the Required Lenders.

         SECTION 5.1.11. Consummation of Transaction. The Agents shall have received evidence satisfactory to each of them that all actions necessary to consummate the Divestiture shall have been taken (provided, however, that the consummation of the sale of 51% of the Capital Stock of Dalian may be deferred by up to 12 months after the Effective Date) and the Company shall have received not less than $147,000,000 (less the amount of purchase price and post-closing adjustments pursuant to the Transaction Agreement) in gross proceeds in respect thereof.

         SECTION 5.1.12. Financial Information, etc. The Agents shall have received,

                  (a) the (i) audited consolidated balance sheets of the Company as at December 31, 1998 and December 31, 1999 and audited consolidated statements of operations and cash flows of the Company for the years ended December 31, 1997, December 31, 1998 and December 31, 1999 and
         (ii) an unaudited consolidated balance sheet of the Company as at the end of the Fiscal Quarter ended on or about March 31, 2000 and related unaudited consolidated statements of operations for such Fiscal Quarter and the portion of the Fiscal Year then ended and unaudited consolidated statement of cash flows for the portion of the Fiscal Year then ended (collectively, the "Base Financial Statements"); and

                  (b) a pro forma consolidated balance sheet of the Company, as of March 31, 2000 (the "Pro Forma Financial Statements"), certified by the chief financial or accounting Authorized Officer of the Company, giving effect to the consummation of the Transaction and reflecting the proposed capital structure of the Company and its Subsidiaries.

         SECTION 5.1.13. Payment of Outstanding Indebtedness, etc. All Indebtedness identified in Item 7.2.2(a)(ii) ("Indebtedness to be Paid") of the Disclosure Schedule, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full from the proceeds of the initial Credit Extension and the commitments in respect of such Indebtedness shall have been terminated, and all Liens securing payment of any such Indebtedness have been released.

         SECTION 5.1.14. Litigation. There shall exist no pending or threatened material litigation, proceedings or investigations which (a) could reasonably be expected to materially, adversely affect the consummation of the Transaction or
(b) could reasonably be expected to have a Material Adverse Effect.

         SECTION 5.1.15. Insurance. The Agents shall have received satisfactory evidence of the existence of insurance in compliance with Section 7.1.4 (including all endorsements included therein), and the Administrative Agent shall be named additional insured or loss payee, on behalf of the Lenders, pursuant to documentation reasonably satisfactory to the Agents and the Company.

         SECTION 5.1.16. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of any Obligor, shall be reasonably satisfactory in form and substance to the Agents and their counsel; the Agents and their counsel shall have received all information, approvals, opinions, documents or instruments that the Agents or their counsel shall have reasonably requested.

         SECTION 5.2. All Credit Extensions. The obligation of each Lender and, if applicable, the Issuer, to make any Credit Extension (other than a Revolving Loan made pursuant to clause (b) of Section 2.3.2) shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 5.2.

         SECTION 5.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension the following statements shall be true and correct:

                  (a) the representations and warranties set forth in Article VI and in each other Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

                  (b) in the case of a Revolving Loan, Swing Line Loan or Letter of Credit Issuance, the sum of (i) the aggregate outstanding principal amount of all Revolving Loans, after converting the aggregate outstanding principal amount of all Foreign Currency Revolving Loans to the Dollar Equivalent thereof, and all Swing Line Loans plus (ii) the aggregate amount of all Letter of Credit Outstandings does not exceed the then existing Revolving Loan Commitment Amount;

                  (c) in the case of an Uncommitted Revolving Loan that is a Foreign Currency Loan, the aggregate outstanding principal amount of all Uncommitted Revolving Loans that are Foreign Currency Loans, after converting the aggregate outstanding principal thereof to the Dollar Equivalent thereof, does not exceed the Uncommitted Foreign Currency Sublimit;

                  (d) in the case of a Committed Revolving Loan that is a Foreign Currency Loan, the sum of (i) the aggregate outstanding principal of all Committed Revolving Loans that are Foreign Currency Loans, after converting the aggregate outstanding principal amount thereof to the Dollar Equivalent thereof, plus (ii) aggregate amount of all Foreign Currency Letter of Credit Outstandings, after converting the aggregate Stated Amount thereof and the aggregate unpaid and outstanding Reimbursement Obligations in respect thereof to the Dollar Equivalent thereof, does not exceed the Committed Foreign Currency Sublimit; and

                  (e)  no Default shall have then occurred and be continuing.

         SECTION 5.2.2. Credit Extension Request. Subject to Section 2.3.2, the Administrative Agent shall have received a Borrowing Request if Loans are being requested, or an Issuance Request if a Letter of Credit is being requested or extended. Each of the delivery of a Borrowing Request or Issuance Request and the acceptance by the applicable Borrower of proceeds of any Credit Extension shall constitute a representation and warranty by the Company that on the date of such Credit Extension (both immediately before and after giving effect thereto and the application of the proceeds thereof) the statements made in
Section 5.2.1 are true and correct.


                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         In order to induce the Lenders, the Issuers and the Agents to enter into this Agreement, continue the Existing Loans as Loans hereunder and to make Credit Extensions hereunder, the Company represents and warrants unto the Agents, the Issuers and each Lender as set forth in this Article VI.

         SECTION 6.1. Organization, etc. The Company and each of its Restricted Subsidiaries (a) is validly organized and existing and in good standing to the extent required under the laws of the jurisdiction of its incorporation, except to the extent that the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect, (b) is duly qualified to do business and is in good standing to the extent required under the laws of each jurisdiction where the nature of its business requires such qualification, except to the extent that the failure to qualify would not reasonably be expected to result in a Material Adverse Effect, and (c) has full power and authority and holds all requisite governmental licenses, permits and other approvals to (i) enter into and perform its obligations in connection with the Transaction and its Obligations under the Loan Documents to which it is a party and (ii) own and hold under lease its property and to conduct its business substantially as currently conducted by it except, in the case of this clause (c)(ii), where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

         SECTION 6.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Obligor of each Loan Document executed or to be executed by it, and the Company's and, where applicable, each other Obligor's participation in the consummation of the Transaction, are within the Company's and each such Obligor's company powers, have been duly authorized by all necessary company action, and do not (a) contravene any Obligor's Charter Documents, (b) contravene any contractual restriction (other than any such contractual restriction that shall have been waived on or prior to the Effective
Date), law or governmental regulation or court decree or order binding on or affecting the Company or any such Obligor, where such contravention, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in, or require the creation or imposition of, any Lien on any Obligor's properties, except pursuant to the terms of a Loan Document.

         SECTION 6.3. Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person, is required for the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party, except as have been duly obtained or made and are in full force and effect or those which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect. All authorizations, approvals and other actions by, and all notices to and filings with, any governmental authority or regulatory body that are required pursuant to the Transaction Agreement in connection with the Transaction have been duly obtained or made and are in full force and effect, except those which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect. No Obligor is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         SECTION 6.4. Validity, etc. This Agreement constitutes, and each other Loan Document executed by any Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of such Borrower enforceable in accordance with their respective terms; and each Loan Document executed pursuant hereto by each other Obligor will, on the due execution and delivery thereof by such Obligor, be the legal, valid and binding obligation of such Obligor enforceable in accordance with its terms, in each case with respect to this Section 6.4 subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         SECTION 6.5. Financial Information. The Base Financial Statements and the Pro Forma Financial Statements have been prepared (a) in the case of the Base Financial Statements, in accordance with GAAP consistently applied, (b) in the case of the Pro Forma Financial Statements, on a basis substantially consistent with the basis used to prepare the Base Financial Statements. The Base Financial Statements present fairly the combined financial condition of the corporations covered thereby as at the date thereof and the results of their operations for the periods then ended. The Pro Forma Financial Statements include appropriate pro forma adjustments to give pro forma effect to the Transaction.

         SECTION 6.6. No Material Adverse Change. Since March 31, 2000, there has occurred no event, circumstance or condition that constitutes a Material Adverse Effect.

         SECTION 6.7. Litigation, etc. There is no pending or, to the knowledge of the Company, threatened litigation, action, proceeding, arbitration or governmental investigation affecting any Obligor, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to result in a Material Adverse Effect except as disclosed in Item 6.7 ("Litigation") of the Disclosure Schedule. No development has occurred in any litigation, action or governmental investigation or other proceeding disclosed in Item 6.7 ("Litigation") of the Disclosure Schedule which could reasonably be expected to have a Material Adverse Effect.

         SECTION 6.8. Subsidiaries. After giving effect to the consummation of the Transaction, the Company has only those Subsidiaries (a) which are identified in Item 6.8 ("Existing Subsidiaries") of the Disclosure Schedule, or
(b) which are permitted to have been acquired in accordance with Section 7.2.5 or 7.2.8.

         SECTION 6.9. Ownership of Properties. Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Company and each Restricted Subsidiary owns good title to, or leasehold interests in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens or material claims (including material infringement claims with respect to patents, trademarks, copyrights and the like), except as permitted pursuant to
Section 7.2.3.

         SECTION 6.10. Taxes. Each of Holdco, the Company and each of their respective Subsidiaries has filed all Federal, State and other material tax returns required by law to have been filed by it and has paid all material taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

         SECTION 6.11. Pension and Welfare Plans. During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA, which, in either case, is reasonably expected to lead to a liability to such Pension Plan in excess of $5,000,000. No condition exists or event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to result in the incurrence by the Company or any member of the Controlled Group of any material liability, fine or penalty other than such condition, event or transaction which would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Item 6.11 ("Employee Benefit Plans") of the Disclosure Schedule or otherwise approved by the Agents (such approval not to be unreasonably withheld or delayed), since the date of the most recent financial statement delivered pursuant to the terms of this Agreement the Company has not increased any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA, except as would not have a Material Adverse Effect.

         SECTION 6.12. Environmental Matters. Except as set forth in Item 6.12 ("Environmental Matters") of the Disclosure Schedule or as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse
Effect:

                  (a) all facilities and property owned or leased by the Company or any of its Subsidiaries are, and continue to be, owned or leased by the Company and its Subsidiaries in compliance with all Environmental Laws;

                  (b) there are no pending or threatened (i) written claims, complaints, notices or requests for information received by the Company or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or (ii) written complaints, notices or inquiries to the Company or any of its Subsidiaries regarding potential liability under any Environmental Law;

                  (c) the Company and its Subsidiaries have been issued and are in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses;

                  (d) no property now or, to the best knowledge of the Company, previously owned or leased by the Company or any of its Subsidiaries is listed or, to the knowledge of the Company, proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

                  (e) to the knowledge of the Company, the Company and its Subsidiaries have not directly transported or directly arranged for the transportation of any Hazardous Material to any location (i) which is listed or, to the knowledge of the Company, proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list, or (ii) which is the subject of federal, state or local enforcement actions or other investigations in respect of any Environmental Law;

                  (f) to the knowledge of the Company, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Company or any of its Subsidiaries;

                  (g) to the knowledge of the Company, there are no polychlorinated biphenyls or friable asbestos present in a manner or condition requiring remedial action to comply with any Environmental Law; and

                  (h) to the best knowledge of the Company, no conditions exist at, on or under any property now or previously owned or leased by the Company or any of its Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability to the Company or any of its Subsidiaries under any Environmental Law.

         SECTION 6.13. Regulations U and X. Neither Holdco nor any of the Borrowers is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Credit Extension will be used in violation of F.R.S. Board Regulation U or X. Terms for which meanings are provided in F.R.S. Board Regulation U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

         SECTION 6.14. Accuracy of Information. All material factual information concerning the financial condition, operations or prospects of the Company, Holdco and their respective Subsidiaries heretofore or contemporaneously furnished by or on behalf of the Company in writing to any Lender Party for purposes of or in connection with this Agreement or any transaction contemplated hereby or with respect to the Transaction is, and all other such factual information hereafter furnished by or on behalf of the Company, Holdco or any of their respective Subsidiaries to such Lender Party will be, taken as a whole, true and accurate in every material respect on the date as of which such information is dated or certified and such information is not, or shall not be, as the case may be, taken as a whole, incomplete by omitting to state any fact necessary to make such information not materially misleading.

         Any term or provision of this Section to the contrary notwithstanding, insofar as any of the factual information described above includes assumptions, estimates, projections or opinions, no representation or warranty is made herein with respect thereto; provided, however, that to the extent any such assumptions, estimates, projections or opinions are based on factual matters, the

Company has reviewed such factual matters and nothing has come to its attention in the context of such review which would lead it to believe that such factual matters were not or are not true and correct in all material respects or that such factual matters omit to state any material fact necessary to make such assumptions, estimates, projections or opinions not misleading in any material respect.

         SECTION 6.15. Solvency. The Transaction (including the incurrence of the initial Credit Extension hereunder, the execution and delivery by each Subsidiary Guarantor of the Subsidiary Guaranty and the application of the proceeds of the Credit Extensions), will not involve or result in any fraudulent transfer or fraudulent conveyance under the provisions of Section 548 of the Bankruptcy Code (11 U.S.C. ss.101 et seq., as from time to time hereafter amended, and any successor or similar statute) or any applicable state law respecting fraudulent transfers or fraudulent conveyances. On the Effective Date, after giving effect to the Transaction, the Company is Solvent.


                                   ARTICLE VII

                                    COVENANTS

         SECTION 7.1. Affirmative Covenants. The Company agrees with the Agents, the Issuers and each Lender that, until the Termination Date has occurred, the Company will perform the obligations set forth below.

         SECTION 7.1.1. Financial Information, Reports, Notices, etc. The Company will furnish, or will cause to be furnished, to each Lender and each Agent copies of the following financial statements, reports, notices and information:

                  (a) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company (or, if the Company is required to file such information on a Form 10-Q with the Securities and Exchange Commission, promptly following such filing), a consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Quarter, together with the related consolidated statement of operations for such Fiscal Quarter and the related consolidated statements of operations and cash flows for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter (it being understood that the foregoing requirement may be satisfied by delivery of the Company's report to the Securities and Exchange Commission on Form 10-Q, if any), certified by an Authorized Officer that is the president, chief executive officer, treasurer, assistant treasurer, controller or chief financial or accounting officer of the Company;

                  (b) as soon as available and in any event within 105 days after the end of each Fiscal Year of the Company (or, if the Company is required to file such information on a Form 10-K with the Securities and Exchange Commission, promptly following such filing), a copy of the annual audit report for such Fiscal Year for the Company and its Subsidiaries, including therein a consolidated balance sheet for the Company and its Subsidiaries as of the end of such Fiscal Year, together with the related consolidated statements of operations and cash flows for such Fiscal Year (it being understood that the foregoing requirement may be satisfied by delivery of the Company's report to the Securities and Exchange Commission on Form 10-K, if any), in each case certified (without any Impermissible Qualification) by KPMG LLP or another "Big Five" firm of independent public accountants, together with a certificate from such accountants as to whether, in making the examination necessary for the signing of their report on such annual report by such accountants, they have become aware of any Default in respect of any term, covenant, condition or other provision of this Agreement (including any Default in respect of any of the financial covenants contained in Section 7.2.4) that relates to accounting matters that has occurred and is continuing or, if in the opinion of such accounting firm such a Default has occurred and is continuing, a statement as to the nature thereof;

                  (c) together with the delivery of the financial information required pursuant to clauses (a) and (b), a Compliance Certificate, executed by an Authorized Officer that is the president, the chief executive officer or the chief financial or accounting officer of the Company;

                  (d) as soon as possible and in any event within five Business Days after any executive or financial officer of the Borrower obtains knowledge of the occurrence of any Default, if such Default is then continuing, a statement of an Authorized Officer that is the president, chief executive officer, treasurer, assistant treasurer, controller or chief financial or accounting officer of the Company setting forth details of such Default and the action which the Company has taken or proposes to take with respect thereto;

                  (e) promptly and in any event within five Business Days after
         (A) the occurrence of any development with respect to any litigation, action, proceeding or labor controversy described in Section 6.7 which could reasonably be expected to have a Material Adverse Effect or (B) the commencement of any labor controversy, litigation, action or proceeding of the type described in Section 6.7, notice thereof and of the action which the Company has taken or proposes to take with respect thereto;

                  (f) promptly after the sending or filing thereof, copies of all reports and registration statements (other than exhibits thereto and any registration statement on Form S-8 or its equivalent) which the Company or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

                  (g) as soon as practicable after the controller, chief financial or accounting officer or the chief executive officer of the Company or a member of the Company's Controlled Group becomes aware of
         (i) formal steps in writing to terminate any Pension Plan or (ii) the occurrence of any event with respect to a Pension Plan which, in the case of clause (i) or (ii), could reasonably be expected to result in a contribution to such Pension Plan by (or a liability to) the Company or a member of the Company's Controlled Group in excess of $5,000,000,
         (iii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA in an amount in excess of $5,000,000, (iv) the taking of any action with respect to a Pension Plan which could reasonably be expected to result in the requirement that the Company furnish a bond to the PBGC or such Pension Plan in an amount in excess of $5,000,000 or (v) any material increase in the contingent liability of the Company with respect to any post-retirement Welfare Plan benefit as a result of a change in the level or scope of benefits thereunder, notice thereof and copies of all documentation relating thereto;

                  (h) concurrently with the delivery of the financial information required pursuant to clauses (a) and (b), the Company will notify the Administrative Agent of any changes in GAAP that resulted in a different calculation in the financial statements than would have resulted had GAAP not changed; and

                  (i) such other information respecting the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

         SECTION 7.1.2. Compliance with Laws, etc. The Company will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include (a) except as otherwise permitted under Section 7.2.8, the maintenance and preservation of its existence and qualification as a foreign business entity, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, and (b) the payment, before the same become delinquent, of all material taxes, assessments and governmental charges imposed upon it or such Subsidiary or upon its property except to the extent being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its or such Subsidiary's books.

         SECTION 7.1.3. Maintenance of Properties. Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Company will, and will cause each of its Restricted Subsidiaries to, maintain, preserve, protect and keep its properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless the Company determines in good faith that the continued maintenance of any of its properties is no longer economically desirable.

         SECTION 7.1.4. Insurance. The Company will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses and with such provisions and endorsements as the Agents may reasonably request and will, upon request of the Agents, furnish to the Agents and each Lender a certificate of an Authorized Officer of the Company setting forth the nature and extent of all insurance maintained by the Company and the Restricted Subsidiaries in accordance with this Section.

         SECTION 7.1.5. Books and Records. The Company will, and will cause each of its Restricted Subsidiaries to, keep books and records which accurately reflect in all material respects all of its business affairs and transactions and permit the Agents, the Issuers and each Lender or any of their respective representatives, at reasonable times and intervals, and upon reasonable notice, but, unless an Event of Default shall have occurred and be continuing, not more frequently than once in each Fiscal Year, to visit its business offices, to discuss its financial matters with its officers and, after notice to the Company and provision of an opportunity for the Company to participate in such discussion, its independent public accountants (and the Company hereby authorizes such independent public accountants to discuss the Company's financial matters with each Issuer and each Lender or its representatives, whether or not any representative of the Company is present so long as the Company has been afforded a reasonable opportunity to be present) and to examine, and to photocopy extracts from, any of its books or other financial records. The cost and expense of each such visit shall be borne by the applicable Agent or Lender, except that the Administrative Agent may make one such visit each Fiscal Year and the cost and expense thereof shall be borne by the Company.

         SECTION 7.1.6. Environmental Covenant. The Company will and will cause each of its Subsidiaries to,

                  (a) use and operate all of its facilities and properties in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, in each case except where the failure to comply with the terms of this clause could not reasonably be expected to have a Material Adverse Effect;

                  (b) promptly notify the Agents and provide copies of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties which relate to environmental matters or compliance with Environmental Laws which would have, or would reasonably be expected to have, a Material Adverse Effect, and promptly cure and have dismissed with prejudice any material actions and proceedings relating to compliance with Environmental Laws, except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books; and

                  (c) provide such information and certifications which the Agents may reasonably request from time to time to evidence compliance with this Section 7.1.6.

         SECTION 7.1.7. Future Subsidiaries. Upon any Person becoming, after the Effective Date, a Future Pledged Foreign Subsidiary or a U.S. Subsidiary of the Company that is a Restricted Subsidiary, or upon the Company or any such Subsidiary acquiring additional Capital Stock of any existing Subsidiary that is a Restricted Subsidiary and a U.S. Subsidiary or a Future Pledged Foreign Subsidiary, the Company shall notify the Agents of such acquisition, and

                  (a) the Company shall promptly cause each such U.S. Subsidiary to execute and deliver to the Administrative Agent, with counterparts for each Lender, a supplement to the Subsidiary Guaranty and a supplement to the Subsidiary Pledge and Security Agreement (and, if such U.S. Subsidiary owns any real property, to the extent required by clause (b) of Section 7.1.8, a Mortgage), together with UCC financing statements (form UCC-1) executed and delivered by such U.S. Subsidiary naming such U.S. Subsidiary as the debtor and the Administrative Agent as the secured party, or other similar instruments or documents, in appropriate form for filing under the UCC and any other applicable recording statutes, in the case of real property, of all jurisdictions as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the security interest of the Administrative Agent pursuant to the Subsidiary Pledge and Security Agreement or a Mortgage, as the case may be (other than the perfection of security interests in motor vehicles); and

                  (b) the Company shall promptly deliver, or cause to be delivered, to the Administrative Agent under a Pledge Agreement (as supplemented, if necessary, by a Foreign Pledge Agreement or other supplement thereto) certificates (if any) representing all of the issued and outstanding Capital Stock of such Subsidiary owned by the Company or any U.S. Subsidiary that is a Restricted Subsidiary, as the case may be, along with undated powers of transfer for such certificates, executed in blank, or, if any Capital Stock of a U.S. Subsidiary subject thereto is comprised of uncertificated securities or is held through a securities intermediary, the Administrative Agent shall have obtained "control" (as defined in the UCC applicable to the perfection of such securities) over such Capital Stock, or other appropriate steps shall have been taken under applicable law resulting in the perfection of the security interest granted in favor of the Administrative Agent pursuant to the terms of a Pledge Agreement;

together, in each case, with such opinions, in form and substance and from counsel satisfactory to the Agents, as the Agents may reasonably require; provided, however, that notwithstanding the foregoing, (A) subject to clause
(C), no Foreign Subsidiary shall be required to execute and deliver a Mortgage or a supplement to the Subsidiary Guaranty or the Subsidiary Pledge and Security Agreement, (B) neither the Company nor any U.S. Subsidiary of the Company be required to deliver in pledge pursuant to a Pledge Agreement in excess of 65% of the Capital Stock of a Foreign Subsidiary, and (C) any Foreign Subsidiary organized in Canada shall only be required to do the foregoing solely to secure or guaranty the Obligations of the Canadian Borrower.

         SECTION 7.1.8.  Future Acquisitions of Leased, Real or Other Property.

                  (a) Prior to entering into any new lease of real property or renewing any existing lease of real property following the Effective Date, the Company shall, and shall cause each of its U.S. Subsidiaries that are Restricted Subsidiaries to, use its (and their) best efforts (which shall not require the expenditure of cash or the making of any material concessions under the relevant lease) to deliver to the Administrative Agent a waiver executed by the lessor of any real property that is to be leased by the Company or such U.S. Subsidiary for a term in excess of one year in any state which by statute grants such lessor a "landlord's" (or similar) Lien which is superior to the Administrative Agent's, to the extent the value of any personal property of the Company or its U.S. Subsidiaries that are Restricted Subsidiaries to be held at such leased property exceeds (or it is anticipated that the value of such personal property will, at any point in time during the term of such leasehold term, exceed) $2,000,000.

                  (b) In the event that the Company or any of its U.S. Subsidiaries that are Restricted Subsidiaries shall acquire any real property having a market value in excess of $2,000,000, the Company or the applicable U.S. Subsidiary shall, promptly after such acquisition, execute a Mortgage in favor of the Administrative Agent, as mortgagee for the ratable benefit of the Secured Parties, and provide the Administrative Agent with (i) evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable effectively to create a valid, perfected, first priority Lien, subject to the Liens permitted by Section 7.2.3, against the properties purported to be covered thereby, (ii) mortgagee's title insurance policies in favor of the Administrative Agent, as mortgagee for the ratable benefit of the Secured Parties, in amounts and in form and substance and issued by insurers, in each case reasonably satisfactory to the Agents, with respect to the property purported to be covered by such Mortgage, insuring that title to such property is indefeasible and that the interests created by the Mortgage constitute valid first Liens thereon free and clear of all defects and encumbrances other than as permitted by Section 7.2.3 or as approved by the Agents, and such policies shall also include, to the extent available, a revolving credit endorsement and such other endorsements as the Agents shall reasonably request and shall be accompanied by evidence of the payment in full of all premiums thereon, and (iii) such other approvals, opinions, or documents as the Agents may reasonably request.

                  (c) In accordance with the terms and provisions of the Pledge Agreements, the Company and each U.S. Subsidiary that is a Restricted Subsidiary shall provide the Agents with evidence of all recordings and filings as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create a valid, perfected first priority Lien, subject to the Liens permitted by Section 7.2.3, against all property acquired after the Effective Date (excluding motor vehicles, leases of real property and (except to the extent required under clause (b) of this Section 7.1.8) fee interests in real property) and not otherwise subject to Section 7.1.10.

         SECTION 7.1.9.  Use of Proceeds, etc.  The Borrowers shall

                  (a) apply the proceeds of any Loans made on or after the Effective Date for working capital and general corporate purposes of the Company and its Subsidiaries; and

                  (b) use Letters of Credit issued on or after the Effective Date only for purposes of supporting working capital and general corporate purposes of the Company and its Subsidiaries.

         SECTION 7.1.10. Hedging Obligations. The Administrative Agent shall have received (within six months following the Closing Date, in the case of clause (a), on or prior to the first anniversary of the Closing Date, in the case of clause (b), and on or prior to the second anniversary of the Closing Date, in the case of clause (c)) evidence satisfactory to it that the Borrowers have entered into interest rate swap, cap, collar or similar arrangements (including such Indebtedness accruing interest at a fixed rate by its terms) designed to protect such Borrowers against fluctuations in interest rates with respect to at least (a) 40% of the aggregate principal amount of the Term Loans and the outstanding principal amount of the 1998 Subordinated Notes (the "Hedged Debt") for a period of one year from the Closing Date, (b) 45% of the Hedged Debt for the period from one year from the Closing Date through two years from the Closing Date and (c) 50% of the Hedged Debt for the period from two years from the Closing Date through three years from the Closing Date, on terms reasonably satisfactory to the Borrowers and the Agents.

         SECTION 7.1.11. Intellectual Property. The Company will deliver to the Administrative Agent, no later than 60 days after the Effective Date, instruments or documents, in appropriate form for filing with the United States Patent and Trademark Office, sufficient to create and perfect a security interest in all intellectual property owned as of the Effective Date by the Company and the U.S. Subsidiaries that are Restricted Subsidiaries as identified in Item 7.1.11 ("Intellectual Property") of the Disclosure Schedule.

         SECTION 7.1.12. Material Subsidiaries. The Company shall designate one or more Restricted Subsidiaries of the Company as Material Subsidiaries if, in the absence of such designation, the aggregate gross revenues, assets or EBITDA of all Restricted Subsidiaries of the

Company that are not Material Subsidiaries would exceed 5% of the gross revenues, assets or EBITDA of the Company and its Restricted Subsidiaries, on a consolidated basis.

         SECTION 7.2. Negative Covenants. The Company agrees with the Agents and each Lender that, until the Termination Date has occurred, the Company will perform the obligations set forth in this Section 7.2.

         SECTION 7.2.1. Business Activities. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business activity, except the business activities of the type in which the Company and its Subsidiaries are engaged on the date hereof (after giving effect to the Transaction) and any businesses reasonably ancillary, incidental or related thereto.

         SECTION 7.2.2. Indebtedness. The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, except, without duplication:

                  (a) (i) Indebtedness outstanding on the Effective Date, or incurred pursuant to commitments or lines of credit outstanding on the Effective Date, which Indebtedness or commitments are identified in
         Item 7.2.2(a)(i) ("Ongoing Indebtedness") of the Disclosure Schedule, and refinancings and replacements thereof in a principal amount not exceeding the principal amount of the Indebtedness or commitments so refinanced or replaced and with an average life to maturity of not less than the then average life to maturity of the Indebtedness or commitments so refinanced or replaced; and (ii) until the Effective Date, Indebtedness identified in Item 7.2.2(a)(ii) ("Indebtedness to be Paid") of the Disclosure Schedule;

                  (b)  Indebtedness in respect of the Obligations;

                  (c) Indebtedness incurred by the Company or any Restricted Subsidiary that is represented by Capitalized Lease Liabilities, mortgage financings or purchase money obligations (but only to the extent otherwise permitted by Section 7.2.7); provided, however, that the maximum aggregate amount of all Indebtedness permitted under this clause (c) shall not at any time exceed $10,000,000;

                  (d) intercompany Indebtedness of (i) (x) any Subsidiary Guarantor owing to the Company or any Restricted Subsidiary or (y) the Company owing to any Restricted Subsidiary, and (ii) any Foreign Subsidiary that is a Restricted Subsidiary owing to the Company or any Subsidiary Guarantor; provided, however, that the aggregate principal amount of Indebtedness incurred pursuant to this clause (d)(ii) (other than any such Indebtedness constituting Exempted Foreign Intercompany Transactions), together with the aggregate principal amount of Indebtedness incurred pursuant to clause (g) of this Section 7.2.2 and the aggregate amount of Investments made in Foreign Subsidiaries pursuant to clause (j)(iii) of Section 7.2.5 (other than any such Investments constituting Exempted Foreign Intercompany Transactions), shall not exceed $20,000,000 at any time outstanding; provided further that in the case of any Indebtedness described in this clause (d) which is owing to the Company or any Subsidiary Guarantor, (1) to the extent requested by the Agents, such Indebtedness shall be evidenced by one or more promissory notes in form and substance satisfactory to the Agents which shall be duly executed and delivered to (and indorsed to the order of) the Administrative Agent in pledge pursuant to a Pledge Agreement, and (2) in the case of any such Indebtedness owed by a Person other than the Company or a Subsidiary Guarantor, such Indebtedness shall not be forgiven or otherwise discharged for any consideration other than payment (Dollar for Dollar or, if denominated in any currency other than Dollars, such currency) in cash unless the Agents otherwise consent;

                  (e) Assumed Indebtedness of the Company and the Restricted Subsidiaries in an aggregate principal amount not to exceed $15,000,000 at any time outstanding;

                  (f) Hedging Obligations of the Company or any Restricted Subsidiary in respect of the Credit Extensions or otherwise entered into by the Company or any Restricted Subsidiary to hedge against interest rate, currency exchange rate or commodity price risk, in each case arising in the ordinary course of business of the Company and the Restricted Subsidiaries and not for speculative purposes;

                  (g) Indebtedness of Foreign Subsidiaries of the Company in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; provided, however, that the aggregate principal amount of Indebtedness incurred pursuant to this clause (g), together with the aggregate principal amount of Indebtedness incurred pursuant to clause
         (d)(ii) of this Section 7.2.2 (other than any such Indebtedness constituting Exempted Foreign Intercompany Transactions) and the aggregate amount of Investments made in Foreign Subsidiaries pursuant to clause (j)(iii) of Section 7.2.5 (other than any such Investments constituting Exempted Foreign Intercompany Transactions), shall not exceed $20,000,000 at any time outstanding;

                  (h) other unsecured Indebtedness of the Company and the Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $10,000,000 plus the difference between the maximum amount of additional Commitments that have been or could be provided under Section 2.2.2 and the then outstanding amount of additional Loans made pursuant to such Commitments; and

                  (i) Indebtedness of any Foreign Subsidiary owing to any other Foreign Subsidiary;

provided, however, that (i) no Indebtedness otherwise permitted by clauses (c),
(d) (as such clause (d) relates to loans made by the Company or any Subsidiary Guarantor to Restricted Subsidiaries which are not Guarantors), (e), (g) or (h) may be incurred if, immediately before or after giving effect to the incurrence thereof, any Default shall have occurred and be continuing, and (ii) all such Indebtedness of the type described in clause (d)(i)(y) above that is owed to Subsidiaries that are not Subsidiary Guarantors shall be subordinated, in writing, to the Obligations upon terms satisfactory to the Agents.

         SECTION 7.2.3. Liens. The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

                  (a) Liens existing on the Effective Date and identified in
         Item 7.2.3(a) ("Ongoing Liens") of the Disclosure Schedule and extensions and renewals thereof; provided, however, that no such extension or renewal shall increase the obligations secured by such Lien, extend such Lien to additional assets or otherwise result in a Default hereunder;

                  (b) Liens securing payment of the Obligations or any obligation under any Rate Protection Agreement granted pursuant to any Loan Document;

                  (c) Liens granted to secure payment of Indebtedness of the type permitted and described in clause (c) of Section 7.2.2;

                  (d) Liens for taxes, assessments or other governmental charges or levies, including Liens pursuant to Section 107(l) of CERCLA or other similar law, not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                  (e) Liens of carriers, warehousemen, mechanics, repairmen, materialmen, contractors, laborers and landlords or other like Liens incurred in the ordinary course of business for sums not overdue for a period of more than 30 days or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                  (f) Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, bids, statutory or regulatory obligations, insurance obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

                  (g) judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full by a bond or a letter of credit or (subject to a customary deductible) by insurance maintained with responsible insurance companies and Liens in existence less than 30 days, which Liens secure any such bond or reimbursement obligation with respect to such letter of credit;

                  (h) (i) Liens with respect to minor imperfections of title and easements, rights-of- way, restrictions, reservations, permits, servitudes and other similar encumbrances on real property and fixtures which do not materially detract from the value or materially impair the use by the Company or any such Restricted Subsidiary in the ordinary course of their business of the property subject thereto; and (ii) in the case of any property covered by a Mortgage, encumbrances disclosed in the title insurance policy issued to, and reasonably approved by the Agents insuring the Mortgage (provided that upon certification by the Company that an easement, right-of-way, restriction, reservation, permit, servitude or other similar encumbrance granted or to be granted by the Company or any such Restricted Subsidiary does not materially detract from the value of or materially impair the use by the Company or such Restricted Subsidiary in the ordinary course of its business of the property subject to or to be subject to such encumbrance, the Administrative Agent shall execute such documents as are reasonably requested to subordinate its Mortgage to such encumbrance);

                  (i) leases or subleases granted by the Company or any Restricted Subsidiary to any other Person in the ordinary course of business;

                  (j) Liens in the nature of trustees' Liens granted pursuant to any indenture governing any Indebtedness permitted by Section 7.2.2, in each case in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse its expenses and to indemnify it under the terms thereof;

                  (k) Liens of sellers of goods to the Company and the Restricted Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

                  (l) Liens securing Assumed Indebtedness of the Company and the Restricted Subsidiaries permitted pursuant to clause (e) of Section 7.2.2; provided, however, that (i) any such Liens attach only to the property of the Subsidiary acquired, or the property acquired, in connection with such Assumed Indebtedness and shall not attach to any assets of the Company or any Restricted Subsidiary theretofore existing or which arise after the date thereof and (ii) the Assumed Indebtedness and other secured Indebtedness of the Company and the Restricted Subsidiaries secured by any such Lien shall not exceed 100% of the fair market value of the assets being acquired in connection with such Assumed Indebtedness;

                  (m) Liens on assets of Foreign Subsidiaries of the Company securing Indebtedness permitted pursuant to clauses (g) or (i) of
         Section 7.2.2;

                  (n) Liens on the Capital Stock of Unrestricted Subsidiaries securing Debt incurred by such Unrestricted Subsidiaries; and

                  (o) Liens securing obligations in an aggregate principal amount not to exceed $5,000,000 at any time outstanding.

         SECTION 7.2.4.  Financial Covenants.

                  (a) Leverage Ratio. The Company will not permit the Leverage Ratio as of the end of any Fiscal Quarter occurring during any period set forth below to be greater than the ratio set forth opposite such period:

                       Period                                    Leverage Ratio
                       ------                                    --------------
       12/31/00 through and including the last                       4.00:1
       day of the Fiscal Quarter ending on or
                   about 06/30/01

      the last day of the Fiscal Quarter ending                      3.50:1
          on or about 09/30/01 through and
        including the last day of the Fiscal
         Quarter ending on or about 06/30/02

      the last day of the Fiscal Quarter ending                      3.00:1
          on or about 09/30/02 through and
        including the last day of the Fiscal
         Quarter ending on or about 06/30/03

      the last day of the Fiscal Quarter ending                      2.50:1
          on or about 09/30/03 through and
        including the last day of the Fiscal
         Quarter ending on or about 06/30/04

      the last day of the Fiscal Quarter ending                      2.00:1
          on or about 09/30/04 through and
        including the last day of the Fiscal
         Quarter ending on or about 06/30/05

      the last day of the Fiscal Quarter ending                      1.75:1
          on or about 09/30/05 through and
        including the last day of the Fiscal
         Quarter ending on or about 06/30/06

      the last day of the Fiscal Quarter ending                      1.50:1
        on or about 09/30/06 and each Fiscal
                 Quarter thereafter

          (b) Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio as of the end of any Fiscal Quarter occurring during any period set forth below to be less than the ratio set forth opposite such period:

                                                               Interest Coverage
                       Period                                        Ratio
                       ------                                        -----
       12/31/00 through and including the last                       2.00:1
       day of the Fiscal Quarter ending on or
                   about 06/30/01

      the last day of the Fiscal Quarter ending                      2.25:1
          on or about 09/30/01 through and
        including the last day of the Fiscal
         Quarter ending on or about 06/30/02

      the last day of the Fiscal Quarter ending                      2.75:1
          on or about 09/30/02 through and
        including the last day of the Fiscal
         Quarter ending on or about 06/30/03

      the last day of the Fiscal Quarter ending                      3.00:1
          on or about 09/30/03 through and
        including the last day of the Fiscal
         Quarter ending on or about 06/30/04

      the last day of the Fiscal Quarter ending                      3.50:1
          on or about 09/30/04 through and
        including the last day of the Fiscal
         Quarter ending on or about 06/30/05

      the last day of the Fiscal Quarter ending                      4.00:1
          on or about 09/30/05 through and
        including the last day of the Fiscal
         Quarter ending on or about 06/30/06

      the last day of the Fiscal Quarter ending                      5.00:1
        on or about 09/30/06 and each Fiscal
                 Quarter thereafter

          (c) Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter ending on or after December 31, 2000 to be less than 1.20:1.

         SECTION 7.2.5. Investments. The Company will not, and will not permit any Restricted Subsidiary to, make, incur, assume or suffer to exist any Investment in any other Person, except, without duplication:

                  (a) (i) Investments existing on the Effective Date and identified in Item 7.2.5(a) ("Ongoing Investments") of the Disclosure Schedule and extensions or renewals thereof; provided, however, that no such extension or renewal shall be permitted if it would (x) increase the amount of such Investment at the time of such extension or renewal or (y) result in a Default hereunder and (ii) Investments resulting from the conversion or recharacterization of Ongoing Investments (including the conversion of any Ongoing Investments constituting equity Investments into debt Investments); provided, however, that no such Investment may be made in reliance on this clause (a)(ii) if such Investment would require, at the time of the making thereof, the contribution or other payment by the Company or any Subsidiary Guarantor of any additional cash or other assets to any Subsidiary that is not a Subsidiary Guarantor;

                  (b)  Cash Equivalent Investments;

                  (c)  Investments permitted as Indebtedness pursuant to
         Section 7.2.2;

                  (d) Investments permitted as Capital Expenditures pursuant to
         Section 7.2.7 (including any such Investments which would otherwise constitute Capital Expenditures but for the operation of clause (i) of the proviso to the definition of Capital Expenditures) so long as such Investments are not incurred pursuant to clause (k) of this Section 7.2.5;

                  (e) Investments made by the Company or any Restricted Subsidiary, solely with proceeds which have been contributed, directly or indirectly after the Effective Date, to the Company or such Restricted Subsidiary as cash equity from holders of Holdco's Capital Stock for the purpose of making an Investment identified in a notice to the Agents on or prior to the date that such capital contribution is made, which Investments shall result in the Company or such Restricted Subsidiary acquiring a majority controlling interest in the Person in which such Investment was made or increasing any such controlling interest already maintained by it;

                  (f) Investments to the extent the consideration received pursuant to clause (c)(i) of Section 7.2.9 is not all cash;

                  (g) Investments in the form of loans to officers, directors and employees of the Company and any Restricted Subsidiaries for the sole purpose of purchasing Holdco Capital Stock or the Capital Stock of any Person that directly or indirectly holds Holdco Capital Stock or of refinancing any such loans made by others (or purchases of such loans made by others);

                  (h) Letters of Credit issued in support of, and guarantees by the Company or any Restricted Subsidiary of, Indebtedness permitted under clauses (b), (c), (f) and (h) of Section 7.2.2;

                  (i) Investments made or held by any Foreign Subsidiary of the Company that is a Restricted Subsidiary in any other Foreign Subsidiary of the Company that is a Restricted Subsidiary;

                  (j) (i) Investments of the Company or any U.S. Subsidiary of the Company that is a Restricted Subsidiary in the Company or any U.S. Subsidiary of the Company that is a Restricted Subsidiary, (ii) Investments by the Company or any U.S. Subsidiary of the Company that is a Restricted Subsidiary in a Foreign Subsidiary of the Company that is a Restricted Subsidiary in connection with the creation of such Foreign Subsidiary (provided, however, that in the case of clause
         (j)(ii), such Investment is in the form of Capital Stock of one or more other Foreign Subsidiaries), and (iii) equity Investments of any Borrower or any Subsidiary Guarantor in Foreign Subsidiaries; provided, however, that the aggregate amount of Investments made pursuant to clause (j)(iii) (other than any such Investments constituting Exempted Foreign Intercompany Transactions), together with the aggregate principal amount of Indebtedness incurred pursuant to clause (d)(ii) of
         Section 7.2.2 (other than any such Indebtedness constituting Exempted Foreign Intercompany Transactions), and clause (g) of Section 7.2.2 shall not exceed $20,000,000 at any time outstanding.

                  (k) Investments made by the Company or any Restricted Subsidiary in an aggregate amount not to exceed $30,000,000 in any single transaction (or a series of related transactions) or $100,000,000 in an aggregate amount over the term of this Agreement; provided, however, that (i) such Investments (A) result in the Company or the relevant Restricted Subsidiary acquiring (subject to Section 7.2.1) a majority controlling interest in the Person (or its assets and businesses) in which such Investment was made, or increasing any such controlling interest maintained by it in such Person or (B) result in the Person in which such Investment was made becoming an Acquired Controlled Person and a Restricted Subsidiary for the purposes set forth in the last sentence of the definition of Subsidiary, (ii) to the extent any Assumed Indebtedness permitted pursuant to clause (e) of
         Section 7.2.2 would be incurred in connection with any such Investment to be made pursuant to this clause (k), the permitted amounts set forth in this clause shall be reduced, Dollar for Dollar, by the outstanding principal amount of any such Assumed Indebtedness to be assumed; and
         (iii) the amount of Investments made by the Company or any of its U.S. Subsidiaries that are Restricted Subsidiaries in any of its Foreign Subsidiaries that are Restricted Subsidiaries shall not exceed $20,000,000 at any time outstanding;

                  (l) extensions of trade credit in the ordinary course of business;

                  (m)  Investments in Hedging Obligations permitted hereunder;

                  (n) Investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of and other disputes with customers and suppliers arising in the ordinary course of business;

                  (o) Investments in any Person in which the Company or any Restricted Subsidiary holds an Investment as permitted under clause (a) of this Section 7.2.5 in an aggregate amount not to exceed $25,000,000 (including any such Investment made in connection with any Investment made in reliance on clause (k) of this Section 7.2.5);

                  (p) Investments in the Capital Stock of Holdco to the extent that Restricted Payments to Holdco to purchase, redeem or otherwise retire such Capital Stock for value would be permitted under clause (c) of Section 7.2.6; and

                  (q) other Investments in an aggregate amount at any time outstanding not to exceed $10,000,000;

provided, however, that

                  (r) any Investment which when made complies with the requirements of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

                  (s) no Investment otherwise permitted by clauses (c) (except to the extent permitted under Section 7.2.2), (g), (h) (to the extent that the applicable Letter of Credit relates to Indebtedness permitted under clause (c) or (i) of Section 7.2.2), (k) or (q) shall be permitted to be made if, immediately before or after giving effect thereto, any Default shall have occurred and be continuing.

         SECTION 7.2.6. Restricted Payments, etc. The Company will not, and will not permit any Restricted Subsidiary to, declare, pay or make any payment, dividend, distribution or exchange (in cash, property or obligations) on or in respect of any class of Capital Stock (now or hereafter outstanding) of the Company or on any warrants, options or other rights with respect to any class of Capital Stock (now or hereafter outstanding) of the Company (other than (i) dividends or distributions payable in its Capital Stock or warrants to purchase its Capital Stock and (ii) splits or reclassifications of its Capital Stock into additional or other shares of its Capital Stock) or apply, or permit any of its Restricted Subsidiaries to apply, any of its funds, property or assets to the purchase, redemption, exchange, sinking fund or other retirement of, or agree or permit any of its Subsidiaries to purchase, redeem or exchange, any shares of any class of Capital Stock (now or hereafter outstanding) of the Company, or warrants, options or other rights with respect to any class of Capital Stock (now or hereafter outstanding) of the Company (the foregoing prohibited acts being herein collectively referred to as "Restricted Payments"); provided, however, that the Company shall be permitted to make Restricted Payments to Holdco to the extent necessary to enable Holdco to

                  (a) pay its overhead expenses (including advisory fees in an amount not to exceed $300,000 in the aggregate in any Fiscal Year) in an amount not to exceed $500,000 in the aggregate in any Fiscal Year;

                  (b)  pay taxes;

                  (c) so long as (i) no Default shall have occurred and be continuing on the date such Restricted Payment is declared or to be made, nor would a Default result from the making of such Restricted Payment, (ii) after giving effect to the making of such Restricted Payment, the Company shall be in pro forma compliance with the covenant set forth in clause (a) of Section 7.2.4 for the most recent full Fiscal Quarter immediately preceding the date of the making of such Restricted Payment for which the relevant financial information has been delivered pursuant to clause (a) or clause (b) of Section 7.1.1, and (iii) an Authorized Officer of the Company shall have delivered a certificate to the Administrative Agent in form and substance satisfactory to the Administrative Agent (including a calculation of the Company's pro forma compliance with the covenant set forth in clause (a) of Section 7.2.4 in reasonable detail) certifying as to the accuracy of clauses (c)(i) and (c)(ii) above, repurchase, redeem or otherwise acquire or retire for value any Capital Stock of Holdco, or any warrant, option or other right to acquire any such Capital Stock of Holdco or the Capital Stock of any Person that directly or indirectly holds the Capital Stock of Holdco, held by any director, member of management or an employee of the Company or any Restricted Subsidiary pursuant to any employment agreement, management equity subscription agreement, restricted stock plan, stock option agreement or other similar arrangement so long as the total amount of such repurchases, redemptions, acquisitions, retirements and payments shall not exceed a maximum amount of (A) $12,000,000 during the term of this Agreement plus (B) the aggregate cash proceeds and aggregate principal amount of any notes received by the Company during such calendar year from any reissuance of Capital Stock of Holdco, and warrants, options and other rights to acquire Capital Stock of Holdco, by Holdco or the Company to directors, members of management and employees of the Company and the Restricted Subsidiaries (to the extent such proceeds are not otherwise required to be applied pursuant to clause (d) of Section 3.1.1); and

                  (d) so long as no Event of Default shall have occurred and be continuing, pay cash interest on the Holdco Discount Notes; provided, however, that no such Restricted Payment made pursuant to this clause
         (d) shall be permitted (i) prior to February 15, 2004 and (ii) unless the chief financial officer, chief accounting officer or treasurer of the Company has delivered a certificate to the Administrative Agent certifying that the

         Leverage Ratio (calculated on a pro forma basis after giving effect to such Restricted Payment) for the period of four Fiscal Quarters ending on the last day of the most recent Fiscal Quarter for which the relevant financial information has been delivered pursuant to clause
         (a) or clause (b) of Section 7.1.1 is not greater than 2.00:1.

         SECTION 7.2.7. Capital Expenditures, etc. With respect to Capital Expenditures, the parties covenant and agree as follows:

                  (a) The Company will not, and will not permit any Restricted Subsidiary to, make or commit to make Capital Expenditures in any Fiscal Year ending on or after December 31, 2000, except Capital Expenditures of the Company and the Restricted Subsidiaries not to exceed (i) an amount (the "Base Amount") equal to $15,000,000 in the aggregate in the case of any Fiscal Year plus (ii) an aggregate amount in addition to the Base Amount over the term of this Agreement equal to $25,000,000; provided, however, that, to the extent the Base Amount exceeds the aggregate amount of Capital Expenditures (other than amounts permitted to be made pursuant to clause (a)(ii) above or clause
         (b) below) actually made during such Fiscal Year, such excess amount (up to an aggregate of 50% of the Base Amount for such Fiscal Year) may be carried forward to (but only to) the next succeeding Fiscal Year (any such amount to be certified by the Company to the Agents in the Compliance Certificate delivered for the last Fiscal Quarter of such Fiscal Year, and any such amount carried forward to a succeeding Fiscal Year shall be deemed to be used prior to the Company and the Restricted Subsidiaries using the Base Amount for such succeeding Fiscal Year, without giving effect to such carry-forward).

                  (b) The parties acknowledge and agree that the permitted Capital Expenditure level set forth in clause (a) above shall be exclusive of (i) the amount of Capital Expenditures actually made with cash capital contributions made to the Company or any Restricted Subsidiary, directly or indirectly, by any Person other than the Company and the Restricted Subsidiaries after the Effective Date and specifically identified in a certificate delivered by an Authorized Officer of the Company to the Agents on or about the time such capital contribution or equity issuance is made (but in any event prior to the time of the Capital Expenditure made with such capital contribution or equity issuance) (provided, however, that, to the extent such cash capital contributions or any proceeds from such equity issuance constitute Net Equity Proceeds arising from the issuance by Holdco or the Company of their respective Capital Stock, only that portion of such Net Equity Proceeds which is not required to be applied as a prepayment pursuant to clause (d) of Section 3.1.1 may be used for Capital Expenditures pursuant to this clause (b)) and (ii) any portion of any acquisition that is permitted under Section 7.2.5 (other than pursuant to clause (d) thereof) that is accounted for as a Capital Expenditure.

         SECTION 7.2.8. Consolidation, Merger, etc. The Company will not, and will not permit any Restricted Subsidiary to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof), except

                  (a) any such Restricted Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Company (so long as the Company is the surviving Person of such combination or merger) or any other Restricted Subsidiary, and the assets or Capital Stock of any Restricted Subsidiary may be purchased or otherwise acquired by the Company or any other Restricted Subsidiary; provided, however, that notwithstanding the above, a Restricted Subsidiary may only liquidate or dissolve into, or merge with and into, another Restricted Subsidiary if, after giving effect to such combination or merger, the Company continues to own (directly or indirectly), and the Administrative Agent continues to have pledged to it pursuant to a Pledge Agreement, a percentage of the issued and outstanding shares of Capital Stock (on a fully diluted basis) of the Restricted Subsidiary surviving such combination or merger that is equal to or in excess of the percentage of the issued and outstanding shares of Capital Stock (on a fully diluted basis) of the Restricted Subsidiary that does not survive such combination or merger that was (immediately prior to the combination or merger) owned (directly or indirectly) by the Company or pledged to the Administrative Agent;

                  (b) so long as no Default has occurred and is continuing or would occur after giving effect thereto, the Company or any Restricted Subsidiary may purchase all or substantially all of the assets of any Person (or any division thereof) not then a Restricted Subsidiary, or acquire such Person by merger (so long as the Company is the surviving Person of such combination or merger), if permitted (without duplication) pursuant to clauses (e), (f), (k) (n), (o) or (q) of
         Section 7.2.5; and

                  (c) the Company and the Restricted Subsidiaries may consummate the Transaction.

         SECTION 7.2.9. Asset Dispositions, etc. The Company will not, and will not permit any Restricted Subsidiary to, Dispose, or grant options, warrants or other rights with respect to, all or any part of its assets, whether now owned or hereafter acquired (including accounts receivable and Capital Stock of Restricted Subsidiaries) to any Person, unless:

                  (a) such Disposition of such assets is (i) in the ordinary course of its business (and does not constitute a Disposition of all or a substantial part of the Company's and the Restricted Subsidiaries' assets, taken as a whole) or is of obsolete or worn out property or property not otherwise required to be maintained pursuant to Section 7.1.3, (ii) permitted by Section 7.2.8, (iii) an assignment or license of intellectual property in the ordinary course of business or (iv) between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

                  (b) such Disposition constitutes (i) an Investment permitted under Section 7.2.5, (ii) a Lien permitted under Section 7.2.3, (iii) a Restricted Payment permitted under Section 7.2.6 or (iv) a sale-and-leaseback transaction permitted under Section 7.2.14;

                  (c) (i) such Disposition of such assets is for fair market value and the consideration consists of no less than 75% in cash or is a Lien permitted under clause (h)(ii) of Section 7.2.3, and (ii) except in the case of a Disposition of the Myrtle Beach or Loris facilities, the Net Disposition Proceeds received from such assets, together with the Net Disposition Proceeds of all other assets (other than the Myrtle Beach and Loris facilities) Disposed of pursuant to this clause (c) does not exceed (individually or in the aggregate) $15,000,000 over the term of this Agreement;

                  (d) such Disposition results from a casualty or condemnation in respect of such property or assets; or

                  (e) such Disposition consists of the sale or discount of overdue accounts receivable in the ordinary course of business, but only in connection with the compromise or collection thereof.

         SECTION 7.2.10. Modification of Certain Agreements. The Company will not, and will not permit any of its Restricted Subsidiaries to, consent to any amendment, supplement, amendment and restatement, waiver or other modification of any of the terms or provisions contained in, or applicable to, the Transaction Agreement, the Investors' Agreement or the 1998 Subordinated Note Indenture or any schedules, exhibits or agreements related thereto (the "Restricted Agreements"), in each case which would materially adversely affect the rights or remedies of the Lenders, or any Obligor's ability to perform under any Loan Document or which would (a) decrease the cash consideration payable in respect of the Divestiture, (b) increase the Company's or any Restricted Subsidiary's obligations or liabilities, contingent or otherwise (other than adjustments to the cash consideration payable in respect of the Divestiture made pursuant to the terms of such Transaction Agreement), (c) increase the principal amount of, or increase the interest rate on, or add or increase any fee with respect to the Indebtedness evidenced by such 1998 Subordinated Notes or any such Restricted Agreement, advance any dates upon which payments of principal or interest are due thereon or change any of the covenants with respect thereto in a manner which is more restrictive to the Borrower or any of its Restricted Subsidiaries or (d) in the case of any 1998 Subordinated Notes Documents, change the subordination provisions thereof (including any default or conditions to an event of default relating thereto), or change any collateral therefor (other than to release such collateral), if (in the case of this clause (d)), the effect of such amendment or change, individually or together with all other amendments or changes made, is to increase the obligations of the obligor thereunder or to confer any additional rights on the holders of such 1998 Subordinated Notes, or any such Restricted Agreement (or a trustee or other representative on their behalf)

         SECTION 7.2.11. Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its Affiliates (other than any Obligor or any other Restricted Subsidiary) unless such arrangement or contract is fair and equitable to the Company or such Restricted Subsidiary and is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of the Company or such Restricted Subsidiary with a Person which is not one of its Affiliates; provided, however that the Company and the Restricted Subsidiaries shall be permitted to (a) enter into and perform their obligations, or take any actions contemplated or permitted, under the Transaction Documents and the Investors' Agreement, (b) make any Restricted Payment permitted under Section 7.2.6, (c) enter into and perform their obligations under arrangements with DLJ and its Affiliates for underwriting, investment banking and advisory services (including payments of the fees in respect of advisory services referred to in clause (a) of Section 7.2.6) on usual and customary terms, (d) make payment of reasonable and customary fees and reimbursement of expenses payable to directors of Holdco (e) enter into employment arrangements with respect to the procurement of services of directors, officers and employees in the ordinary course of business and pay reasonable fees in connection therewith and (f) perform transition services for ThermaSys and its Subsidiaries during the period of one month following the consummation of the Divestiture.

                  SECTION 7.2.12.  Negative Pledges, Restrictive Agreements,

         etc. The Company will not, and will not permit any Restricted Subsidiary to, enter into any agreement prohibiting

                           (a) (i) the creation or assumption of any Lien upon
                  its properties, revenues or assets, whether now owned or hereafter acquired securing any Obligation or any senior refinancing thereof (other than, in the case of any assets acquired with the proceeds of any Indebtedness permitted under clause (c) of Section 7.2.2, customary limitations and prohibitions contained in such Indebtedness and in the case of any Indebtedness permitted under clauses (e), (f), (g), (h) and (i) of Section 7.2.2, customary limitations in respect of the Foreign Subsidiaries of the Company that are Restricted Subsidiaries that shall have incurred such Indebtedness and its assets), or (ii) the ability of the Company or any other Obligor to amend or otherwise modify this Agreement or any other Loan Document; or

                           (b) any Restricted Subsidiary from making any
                  payments, directly or indirectly, to the Company by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Restricted Subsidiary to make any payment, directly or indirectly, to the Company (other than customary limitations and prohibitions in any Indebtedness permitted under clauses (b), (f), (g), (h) and (i) of Section 7.2.2 that are applicable to the Restricted Subsidiary that has incurred such Indebtedness and its assets; provided, however, that such limitations shall be limited solely to such Restricted Subsidiary (and any of its Subsidiaries) and its (and their) assets).

                  SECTION 7.2.13. Securities of Subsidiaries. The Company will not permit any Wholly-Owned Subsidiary that is a Restricted Subsidiary to issue any Capital Stock (whether for value or otherwise) to any Person other than the Company or another Wholly-Owned Subsidiary that is a Restricted Subsidiary.

                  SECTION 7.2.14. Sale and Leaseback. The Company will not, and will not permit any Restricted Subsidiary to, enter into any agreement or arrangement with any other Person providing for the leasing by the Company or any Restricted Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or any Restricted Subsidiary to such other Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or any Restricted Subsidiary except for such transactions relating to assets the fair market value of which, in the aggregate over the term of this Agreement, does not exceed $5,000,000.

                  SECTION 7.2.15. Designation of Senior Indebtedness. The Company will not permit any Indebtedness (other than the Indebtedness incurred hereunder or under any other the Loan Document) to constitute "Senior Debt" (or any other similar term) under the 1998 Subordinated Notes Documents, without the consent of the Required Lenders.


                                  ARTICLE VIII

                                EVENTS OF DEFAULT

                  SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described below shall constitute an "Event of Default".

                  SECTION 8.1.1. Non-Payment of Obligations. (a) Any Borrower shall default in the payment or prepayment of any principal of any Loan when due or any Reimbursement Obligations or any deposit of cash for collateral purposes pursuant to Section 2.6.4, as the case may be, or
         (b) any Obligor shall default (and such default shall continue unremedied for a period of three Business Days) in the payment when due of any interest or commitment fee with respect to the Loans or Commitments or of any other monetary Obligation.

                  SECTION 8.1.2. Breach of Warranty. Any representation or warranty of the Company or any other Obligor made or deemed to be made hereunder or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of the Company or any other Obligor to any Lender Party for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made in any material respect.

                  SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations. The Company shall default in the due performance and observance of any of its obligations under Sections 7.1.1(e), 7.1.7(b), 7.1.9, 7.1.10, or 7.2 (other than Section 7.2.1).

                  SECTION 8.1.4. Non-Performance of Other Covenants and Obligations. Any Obligor shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Company by the Administrative Agent at the direction of the Required Lenders.

                  SECTION 8.1.5. Default on Other Indebtedness. A default shall occur (i) in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness, other than Indebtedness described in Section 8.1.1, of the Company or any Restricted Subsidiary or Holdco having a principal amount, individually or in the aggregate for Holdco, the Company and the Restricted Subsidiaries, in excess of $5,000,000, or (ii) a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness having a principal amount, individually or in the aggregate, in excess of $5,000,000 if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

                  SECTION 8.1.6. Judgments. Any judgment or order for the payment of money in excess of $5,000,000 in the aggregate for Holdco, the Company and the Restricted Subsidiaries (not covered by insurance from a responsible insurance company that is not denying its liability with respect thereto) shall be rendered against the Company or any Restricted Subsidiary or Holdco and remain unvacated and unpaid and either (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (b) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

                  SECTION 8.1.7. Pension Plans. Any of the following events shall occur with respect to any Pension Plan (a) the termination of any Pension Plan if, as a result of such termination, the Company would be required to make a contribution to such Pension Plan, or would reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $5,000,000, or (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA in an amount in excess of $5,000,000.

                  SECTION 8.1.8. Change in Control. Any Change in Control shall occur.

                  SECTION 8.1.9. Bankruptcy, Insolvency, etc. The Company, any Material Subsidiary or any other Obligor shall

                           (a) become insolvent or generally fail to pay, or admit in writing its inability to pay, debts as they become due;

                           (b) apply for, consent to, or acquiesce in, the
                  appointment of a trustee, receiver, sequestrator or other custodian for the Company, any Material Subsidiary or any other Obligor or any material property of any thereof, or make a general assignment for the benefit of creditors;

                           (c) in the absence of such application, consent,
                  acquiescence or assignment, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company, any Material Subsidiary or any other Obligor or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided, however, that the Company, each Material Subsidiary and each other Obligor hereby expressly authorizes the Agents, the Issuers and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

                           (d) permit or suffer to exist the commencement of any
                  bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, any Material Subsidiary or any other Obligor, and, if any such case or proceeding is not commenced by the Company, any Material Subsidiary or such other Obligor, such case or proceeding shall be consented to or acquiesced in by the Company, such Material Subsidiary or such other Obligor or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided, however, that the Company, each Material Subsidiary and each other Obligor hereby expressly authorizes the Agents, the Issuers and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

                           (e) take any action (corporate or otherwise) authorizing, or in furtherance of, any of the foregoing.

                  SECTION 8.1.10. Impairment of Security, etc. (a) Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms or pursuant to an agreement of the parties thereto), in whole or in part, terminate, cease to be in full force and effect or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; the Company or any other Obligor shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability thereof, or (b) any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien, subject only to those exceptions expressly permitted by the Loan Documents, except to the extent any event referred to above (i) relates to assets of the Company or any Restricted Subsidiary which are immaterial, (ii) results from the failure of the Administrative Agent to maintain possession of certificates representing securities pledged under any Pledge Agreement or to file continuation statements under the UCC of any applicable jurisdiction or (iii) is covered by a lender's title insurance policy and the relevant insurer promptly after the occurrence thereof shall have acknowledged in writing that the same is covered by such title insurance policy.

                  SECTION 8.1.11. Subordinated Notes. The subordination provisions relating to the 1998 Subordinated Notes or any other subordinated debt of the Borrower or any of its Restricted Subsidiaries (the "Subordination Provisions") shall fail to be enforceable by the Lenders (which have not effectively waived the benefits thereof) in accordance with the terms thereof, or the principal or interest on any Loan, Reimbursement Obligation or other Obligations shall fail to constitute "Senior Debt" (as defined in any 1998 Subordinated Note) or "senior indebtedness" (or any other similar term) under any document instrument or agreement evidencing any such other subordinated debt; or the Borrower or any of its Subsidiaries shall, directly or indirectly, disavow or contest in any manner (a) the effectiveness, validity or enforceability of any of the Subordination Provisions, or (b) that any of such Subordination Provisions exist for the benefit of the Agents and the Lenders.

                  SECTION 8.2. Action if Bankruptcy, etc. If any Event of Default described in clauses (b), (c) and (d) of Section 8.1.9 shall occur with respect to any Obligor (other than Subsidiaries that are not Material Subsidiaries), the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (including Reimbursement Obligations) shall automatically be and become immediately due and payable, without notice or demand and each Borrower shall automatically and immediately be obligated to Cash Collateralize all

         Letter of Credit Outstandings in respect of Letters of Credit issued at the request of such Borrower.

                  SECTION 8.3. Action if Other Event of Default. If any Event of Default (other than an Event of Default described in clauses (b), (c) and (d) of Section 8.1.9 with respect to any Obligor (other than Subsidiaries that are not Material Subsidiaries)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Company declare all or any portion of the outstanding principal amount of the Loans and other Obligations (including Reimbursement Obligations) to be due and payable, require each Borrower to Cash Collateralize all Letter of Credit Outstandings in respect of Letters of Credit issued at the request of such Borrower and/or declare the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate and each Borrower shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings in respect of Letters of Credit issued at the request of such Borrower.


                                   ARTICLE IX

                                   THE AGENTS

                  SECTION 9.1. Actions. Each Lender hereby appoints DLJ as its Syndication Agent and Bank One as its Administrative Agent under and for purposes of this Agreement and each other Loan Document. Each Lender authorizes the Agents to act on behalf of such Lender under this Agreement and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agents (with respect to which each of the Agents agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including the authorization to execute and deliver to the Borrowers on their behalf any Loan Document (other than the Credit Agreement and any amendment thereto) and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of such Loan Document and the authorization by the Lenders to execute and deliver to the Borrowers on their behalf any agreements, documents, or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms of any Loan Document or which shall otherwise have been approved by the Required Lenders (or, if so required, by all of the Lenders). The Administrative Agent may execute any of its duties as

         Administrative Agent under any Loan Document by or through employees, agents and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent's duties under any Loan Document. In its capacity as the Lenders' contractual representative, the Agents (a) do not hereby assume any fiduciary duties to any of the Lenders, (b) are "representatives" of the Lenders within the meaning of Section 9-105 of the UCC and (c) are acting as independent contractors, the rights and duties of which are limited to those expressly set forth in the Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agents on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Agents, ratably in accordance with their respective Term Loans outstanding and Commitments (or, if no Term Loans or Commitments are at the time outstanding and in effect, then ratably in accordance with the principal amount of Term Loans held by such Lender and their respective Commitments as in effect in each case on the date of the termination of this Agreement), from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, either of the Agents in any way relating to or arising out of this Agreement and any other Loan Document, including reasonable attorneys' fees, and as to which any Agent is not reimbursed by the Company or any other Obligor (and without limiting the obligation of the Company or any other Obligor to do so); provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from such Agent's gross negligence or willful misconduct. The Agents shall not be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of either of the Agents shall be or become, in such Agent's determination, inadequate, such Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given. The Borrowers and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which such Agent is entitled under Articles IX and XI.

                  SECTION 9.2. Funding Reliance, etc. Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 3:00 p.m., Chicago time (5:00 p.m., London time, in the case of Foreign Currency Loans other than Canadian Dollar Loans), on the Business day prior to a Borrowing or disbursement with respect to a Letter of Credit pursuant to Section 2.6.2 that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender severally agrees and the applicable Borrower agrees to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the applicable Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing.

                  SECTION 9.3. Exculpation; Notice of Default. (a) None of the Agents or the Lead Arranger nor any of their respective directors, officers, employees or agents shall be liable to any Lender or any Borrower for any action taken or omitted to be taken by it under any Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any Collateral, nor to make any inquiry respecting the performance by the Borrowers of their obligations hereunder or under any other Loan Document. Any such inquiry which may be made by any Agent or any Issuer shall not obligate it to make any further inquiry or to take any action. The Agents and each Issuer shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Agents or the Issuers, as applicable, believe to be genuine and to have been presented by a proper Person.

                  (b) No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received written notice from (A) in the case of the Administrative Agent, a Lender or the Company referring to this Agreement describing such Default or Event of Default and stating that such notice is a "notice of default" and (B) in the case of the Syndication Agent, from the Administrative Agent as set forth in the immediately following sentence. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Syndication Agent and the Lenders.

                  (c) Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article V, except receipt of items required to be delivered solely to the Administrative Agent; (iv) the existence or possible existence of any Default; (v) the validity, enforceability, effectiveness, sufficiency, or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (vi) the value, sufficiency, creation, perfection, or priority of any Lien in any Collateral; or (vii) the financial condition of any Obligor or such Obligor's respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrowers to the Administrative Agent at such time, but is voluntarily furnished by the Borrowers to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

                  SECTION 9.4. Successor. The Syndication Agent may resign as such upon one Business Day's notice to the Borrowers and the Administrative Agent. The Administrative Agent may resign as such at any time upon at least 30 days' prior notice to the Borrowers and all Lenders. If the Administrative Agent at any time shall resign, the Required Lenders may, with the prior consent of the Borrowers (which consent shall not be unreasonably withheld), appoint another Lender as a successor Administrative Agent which shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation hereunder as the Administrative Agent, the provisions of (i) this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement, and (ii) Section 11.3 and
         Section 11.4 shall continue to inure to its benefit. In the event that there is a successor to the Administrative

         Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 9.4, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate, or other analogous rate of the new Administrative Agent.

                  SECTION 9.5. Credit Extensions by each Agent. Each Agent and each Issuer shall have the same rights and powers with respect to (x)
         (i) in the case of an Agent, the Credit Extensions made by it or any of its Affiliates and (ii) in the case of an Issuer, the Loans made by it or any of its Affiliates, and (y) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not an Agent or Issuer. Each Agent, each Issuer and each of their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrowers or any Subsidiary or Affiliate of any Borrower as if such Agent or Issuer were not an Agent or Issuer hereunder.

                  SECTION 9.6. Credit Decisions. Each Lender acknowledges that it has, independently of each other Lender Party, and based on such Lender's review of the financial information of the Company, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of each other Lender Party, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under any Loan Document.

                  SECTION 9.7. Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by any Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by such Borrower). The Administrative Agent will distribute to each Lender each document or instrument received for such Lender's account and copies of all other communications received by the Administrative Agent from the Borrowers for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement.

                  SECTION 9.8. The Syndication Agent and the Administrative Agent. Notwithstanding anything else to the contrary contained in this Agreement or any other Loan Document, the Agents, in their respective capacities as such, each in such capacity, shall have no duties or responsibilities under this Agreement or any other Loan Document nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against either Agent, as applicable, in such capacity except as are explicitly set forth herein or in the other Loan Documents.

                  SECTION 9.9. Co-Documentation Agents. The Lender identified on the signature pages of this Agreement as the "Co-Documentation Agents" shall not have any right, power, obligation, liability, responsibility or duty under this Agreement (or any other Loan Document) other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified as the "Co-Documentation Agents" shall not have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified as the "Co-Documentation Agent" in deciding to enter into this Agreement and each other Loan Document to which it is a party or in taking or not taking action hereunder or thereunder.

                  SECTION 9.10. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of any Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost, and expense that it may incur by reason of taking or continuing to take any such action.

                  SECTION 9.11. Canadian Collateral Documents. (a) Without prejudice to the provisions of Section 9.1, each Lernder Party hereby designates and appoints the Administrative Agent as the person holding the power of attorney (fonde de pouvoir) of the Lender Parties as contemplated under Article 2692 of the Civil Code of Quebec, to enter into, to take and to hold on their behalf, and for their benefit, the Canadian Hypothecs and to exercise such powers and duties which are conferred upon the Administrative Agent under the Canadian Hypothecs. Any Person who becomes a Lender Party shall be deemed to have consented to and confirmed the Administrative Agent as the person holding the power of attorney (fonde de pouvoir) and to have ratified as of the date it becomes a Lender Party all actions taken by the Administrative Agent in such capacity. As the person holding the power of attorney (fonde de pouvoir), the Administrative Agent shall be entitled to delegate from time to time any of its powers or duties under the Canadian Hypothecs to any Person and on such terms and conditions as the Administrative Agent may determine from time to time.

                  (b) Without prejudice to the designations and appointment of the Administrative Agent as the person holding the power of attorney (fonde de pouvoir), each Lender Party hereby additionally designates and appoints the Administrative Agent as agent and custodian for and on behalf of each of them to hold and to be the sole registered holder of any bond issued under any Canadian Hypothecs, notwithstanding Section 32 of the Special Corporate Powers Act (Quebec) or any other Requirement of Law. In this respect, (i) the Administrative Agent, as agent and custodian of the Lender Parties, shall keep a record indicating the names and addresses of, and the pro rata portion of the Obligations secured by the Canadian Hypothecs owing to, the Persons for and on behalf of whom the aforesaid bond is so held from time to time and (ii) each Lender Party will be entitled to the benefits of any Collateral subject to any Canadian Hypothecs and will participate in the proceeds of realization of any such Collateral, the whole in accordance with the terms hereof. The Administrative Agent, in such capacity as agent and custodian shall, (x) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Lender Parties with respect to the Collateral under the Canadian Hypothecs, applicable law or otherwise, and (y) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lender Parties. Any Person who becomes a Lender Party shall be deemed to have consented to and confirmed the Administrative Agent as the agent and custodian and to have ratified as of the date it becomes a Lender Party all actions taken by the Administrative Agent in such capacity. As agent and custodian, the Administrative Agent shall be entitled to delegate from time to time any of its powers or duties hereunder to any Person and on such terms and conditions as the Administrative Agent may determine from time to time.

                  SECTION 9.12. Release of Certain Liens and Obligations. On the Effective Date, the Liens created under the Loan Documents on any of the assets constituting any assets of a Sold Division or a Sold Subsidiary or the Capital Stock of a Sold Subsidiary shall be automatically released and each Sold Subsidiary of the Company that is a guarantor under the Existing Credit Agreement shall be automatically released from its obligations under such guaranty, and each Lender hereby consents to such release and to the Administrative Agent executing such documents (including without limitation UCC-3 releases) as shall be reasonably requested by the Company to evidence such release. The Administrative Agent agrees that it shall execute any such documents reasonably requested by the Company, at the expense of the Company.


                                    ARTICLE X

                                COMPANY GUARANTY

                  SECTION 10.1. Guaranty. The Company hereby absolutely, unconditionally and irrevocably

                           (a) guarantees the full and punctual payment when
                  due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of the Canadian Borrower now or hereafter existing under this Agreement and each other Loan Document to which the Canadian Borrower is or may become a party, whether for principal, interest, fees, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. ss.362(z), and the operation of Section 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. ss.502(b) and ss.506(b)), and

                           (b) indemnifies and holds harmless each Lender for
                  any and all costs and expenses (including reasonable attorney's fees and expense) incurred by such Lender, in enforcing any rights under this Article X.

         This Article X constitutes a guaranty of payment when due and not of collection, and the Company specifically agrees that it shall not be necessary or required that any Lender exercise any right, assert any claim or demand or enforce any remedy whatsoever against any other Obligor (or any other Person) before or as a condition to the obligations of the Company hereunder.

                  SECTION 10.2. Acceleration of Obligations Hereunder. The Company agrees that, in the event of the dissolution or insolvency of the Canadian Borrower, or the inability or failure of the Canadian Borrower to pay its debts as they become due, or an assignment by the Canadian Borrower for the benefit of creditors, or the commencement of any case or proceeding in respect of the Canadian Borrower under any bankruptcy, insolvency or similar laws, and if such event shall occur at a time when any of the Obligations of the Canadian Borrower may not then be due and payable, the Company agrees that it will pay to the Lenders forthwith the full amount which would be payable hereunder by the Canadian Borrower if all such Obligations were then due and payable. The foregoing provisions of this Section 10.2 shall not be applicable if the dissolution, insolvency or other events described above relate to an Immaterial Subsidiary.

                  SECTION 10.3. Obligations Hereunder Absolute, etc. The obligations of the Company under this Article X shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until all Obligations of the Canadian Borrower have been paid in full and all Commitments shall have terminated. The Company guarantees that the Obligations of the Canadian Borrower will be paid strictly in accordance with the terms of this Agreement and each other Loan Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender or any holder of any Note with respect thereto. The liability of the Company under this Article X shall be absolute, unconditional and irrevocable irrespective of:

                           (a) any lack of validity, legality or enforceability of the other provisions of this Agreement or any other Loan Document;

                           (b)  the failure of any Lender

                                    (i) to assert any claim or demand or to
                           enforce any right or remedy against the Canadian Borrower or any other Person (including any other guarantor) under the provisions of any Loan Document or otherwise, or

                                    (ii)  to exercise any right or remedy
                           against the other guarantor of, or Collateral securing, any Obligations of the Canadian Borrower;

                           (c) any change in the time, manner or place of
                  payment of, or in any term of, all or any of the Obligations of the Canadian Borrower, or any other extension, compromise or renewal of any Obligation of the Canadian Borrower;

                           (d) any reduction, limitation, impairment or
                  termination of any Obligation of the Canadian Borrower for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Company hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligation of the Canadian Borrower or otherwise;

                           (e) any amendment to, rescission, waiver, or other
                  modification of, or any consent to departure from, any of the other terms of this Agreement or any other Loan Document;

                           (f) any addition, exchange, release, surrender or
                  non-perfection of any Collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty, held by any Lender securing any of the Obligations of the Canadian Borrower; or

                           (g) any other circumstance which might otherwise
                  constitute a defense available to, or a legal or equitable discharge of, the Canadian Borrower, any surety or any guarantor.

                  SECTION 10.4. Reinstatement, etc. The Company agrees that this
         Article X shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations of the Canadian Borrower is rescinded or must otherwise be restored by any Lender upon the insolvency, bankruptcy or reorganization of the Canadian Borrower or otherwise, all as though such payment had not been made.

                  SECTION 10.5. Waiver, etc. The Company hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations of the Canadian Borrower and this
         Article X and any requirement that the Administrative Agent and any other Lender protect, secure or perfect or insure any security interest or Lien, or any property subject thereto, or exhaust any right or take any action against the Canadian Borrower or any other Person (including any other guarantor) or entity or any Collateral securing the Obligations of the Canadian Borrower.

                  SECTION 10.6. Postponement of Subrogation. The Company agrees that it will not exercise any rights which it may acquire by way of subrogation under this Article X, by any payment made hereunder or otherwise, until the prior payment, in full and in cash, of all Obligations of the Canadian Borrower. Any amount paid to the Company on account of any such subrogation rights prior to the Termination Date shall be held in trust for the benefit of the Lenders and shall immediately be paid to the Lenders and credited and applied against the Obligations of the Canadian Borrower whether matured or unmatured, in accordance with the terms of this Agreement; provided, however, that if all Obligations of the Canadian Borrower have been paid in full and all Commitments have been permanently terminated, each Lender agrees that, at the Company's request, the Lenders will execute and deliver to the Company appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to the Company of an interest in the Obligations of the Canadian Borrower resulting from such payment by the Company. In furtherance of the foregoing, for so long as any Obligations of the Canadian Borrower or any Commitments remain outstanding, the Company shall refrain from taking any action or commencing any proceeding against the Canadian Borrower (or its successors or assigns), whether in connection with a bankruptcy proceeding or otherwise to recover any amounts in respect of payments made under this Article X to any Lender.

                  SECTION 10.7. Successors, Transferees and Assigns; Transfers of Notes, etc. Without limiting the generality of Section 11.11, any Lender may assign or otherwise transfer (in whole or in part) any Obligation of the Canadian Borrower held by it to any other Person, and such other Person shall thereupon become vested with all rights and benefits in respect thereof granted to such Lender under any Loan Document (including this Article X) or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the provisions of Section 11.11 and
         Article IX of this Agreement.


                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

                  SECTION 11.1. Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Company and each Obligor party thereto and by the Required Lenders; provided, however, that any such amendment, modification or waiver of the type set forth below shall require the consent of the Person or Persons described below for such amendment, modification or waiver:

                           (a) Unless consented to by each Lender, no such
                  amendment, modification or waiver shall be effective if it would modify any requirement hereunder that any particular action be taken by all the Lenders, all the Lenders with respect to any Tranche of Loans or Commitments or by the Required Lenders, release Holdco from its obligations under the Holdco Guaranty and Pledge Agreement, release any Subsidiary Guarantor or Subsidiary Guarantors that individually or in the aggregate constitute a Substantial Subsidiary from its or their obligations under the Subsidiary Guaranty (except as otherwise provided in the Subsidiary Guaranty), if any, or release all or substantially all of the Collateral (except in each case as otherwise specifically provided in this Agreement, any such Subsidiary Guaranty or a Pledge Agreement).

                           (b) Unless consented to by each Lender adversely
                  affected thereby, no such amendment, modification or waiver shall be effective if it would modify this Section 11.1, or clause (a) of Section 11.10, change the definition of "Required Lenders", increase any Commitment Amount or the Percentage of any Lender (other than pursuant to Section 2.2.2), reduce any fees described in Section 3.3 (other than the administration fee referred to in Section 3.3.2) or extend any Commitment Termination Date.

                           (c) No such amendment, modification or waiver shall
                  be effective if it would extend the Stated Maturity Date for any Loan, reduce the principal amount of or rate of interest on or fees payable in respect of any Loan or any Reimbursement Obligation (which shall in each case include the conversion of all or any part of the Obligation into equity of any Obligor) or extend the date on which interest or fees are payable in respect of any Loan or any Reimbursement

                  Obligation, unless such amendment, modification or waiver shall have been consented to by the Lender which has made such Loan or, in the case of a Reimbursement Obligation, the Issuer owed, and those Lenders participating in, such Reimbursement Obligation.

                           (d) No such amendment, modification or waiver shall
                  be effective if it would affect adversely the interests, rights or obligations of any Agent, Issuer or Lead Arranger (in its capacity as Agent, Issuer or Lead Arranger), unless such amendment, modification or waiver shall have been consented to by such Agent, Issuer or Lead Arranger, as the case may be.

                           (e) No such amendment, modification or waiver shall
                  be effective if it would amend, modify or waive the provisions of clause (a)(i) of Section 3.1.1 or clause (b) of Section
                  3.1.2 or effect any amendment, modification or waiver that by its terms adversely affects the rights of Lenders participating in any Tranche differently from those of Lenders participating in other Tranches, unless such amendment, modification or waiver shall have been consented to by the holders of at least 51% of the aggregate amount of Loans outstanding under the Tranche or Tranches affected by such modification, or, in the case of a modification affecting the Revolving Loan Commitments, the Lenders holding at least 51% of the Revolving Loan Commitments.

         No failure or delay on the part of any Lender Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Lender Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

                  For purposes of this Section 11.1, the Syndication Agent, in coordination with the Administrative Agent, shall have primary responsibility, together with the Company, in the negotiation, preparation and documentation relating to any amendment, modification or waiver under this Agreement, any other Loan Document or any other agreement or document related hereto or thereto contemplated pursuant to this Section.

                  SECTION 11.2. Notices. All notices and other communications provided to any party under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party (a) in the case of any Lender by any party other than the Administrative Agent, to such Lender in care of the

         Administrative Agent at its address or facsimile number set forth on
         Schedule II hereto (and the Administrative Agent shall promptly forward such notice to the address or facsimile number of such Lender set forth on Schedule II hereto or in the Lender Assignment Agreement pursuant to which such Lender became a Lender hereunder), (b) in the case of any Lender by the Administrative Agent, to such Lender at its address or facsimile number set forth on its signature page hereto or in the Lender Assignment Agreement pursuant to which it became a party hereto,
         (c) in the case of any Agent or the Company, at its address or facsimile number set forth on Schedule II hereto, or (d) in the case of the Canadian Borrower, in care of the Company at the Company's address or facsimile number set forth on Schedule II hereto, or, in any case, at such address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted (receipt acknowledged).

                  SECTION 11.3. Payment of Costs and Expenses. The Company hereby agrees to pay on demand all reasonable expenses of each of the Agents (including the reasonable fees and out-of-pocket expenses of counsel to the Agents and of local or foreign counsel, if any, who may be retained by such legal counsel to the Agents) in connection with

                           (a) the syndication by the Syndication Agent and the
                  Lead Arranger of the Loans, the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document (whether or not executed or effective), including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;

                           (b) the filing, recording, refiling or rerecording of
                  any Loan Document and/or any UCC financing statements relating thereto and all amendments, supplements and modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or of such Loan Document; and

                           (c) the preparation and review of any document or instrument relevant to any Loan Document.

         The Company further agrees to pay, and to save the Agents, the Issuers and the Lenders harmless from all liability for, any stamp or other similar taxes which may be payable in connection with the execution or delivery of this Agreement, the Credit Extensions made hereunder or the issuance of any Notes or Letters of Credit or any other Loan Documents.

         The Company agrees to reimburse each Agent, each Issuer and each Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys' fees and legal expenses) incurred by such Agent, such Issuer or such Lender in connection with (x) the negotiation of any restructuring or "work-out", whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

                  SECTION 11.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, the Company hereby, to the fullest extent permitted under applicable law, indemnifies, exonerates and holds each Lender Party and each of their respective Affiliates, and each of their respective partners, officers, directors, employees and agents, and each other Person controlling any of the foregoing within the meaning of either Section 15 of the Securities Act of 1933, as amended, or
         Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the "Indemnified Parties"), free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses actually incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

                           (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension;

                           (b) the entering into and performance of this
                  Agreement and any other Loan Document by any of the Indemnified Parties (excluding any successful action brought by or on behalf of any Borrower as the result of any failure by any Lender to make any Credit Extension hereunder);

                           (c) any investigation, litigation or proceeding
                  related to any acquisition or proposed acquisition by the Company or any Subsidiary of all or any portion of the Capital Stock or assets of any Person, whether or not such Agent, such Issuer, such Lead Arranger or such Lender is party thereto;

                           (d) any alleged or actual investigation, litigation
                  or proceeding related to any environmental cleanup, audit or noncompliance with or liability under any Environmental Law relating to the use, ownership or operation by Holdco, the Company or any Subsidiary of any Hazardous Material; or

                           (e) the presence on or under, or the escape, seepage,
                  leakage, spillage, discharge, emission or release from, any real property owned or operated by Holdco, the Company or any Subsidiary thereof of any Hazardous Material present on or under such property in a manner giving rise to liability at or prior to the time Holdco, the Company or such Subsidiary owned or operated such property (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control, of Holdco, the Company or such Subsidiary, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or willful misconduct or any Hazardous Materials that are manufactured, emitted, generated, treated, released, stored or disposed of on any real property of the Company or any of its Subsidiaries or any violation of Environmental Law that occurs on or with respect to any real property of the Company or any of its Subsidiaries to the extent occurring after such real property is transferred to any Indemnified Person or its successor by foreclosure sale, deed in lieu of foreclosure, or similar transfer, except to the extent such manufacture, emission, release, generation, treatment, storage or disposal or violation is actually caused by Holdco, the Company or any of the Company's Subsidiaries. The Company and its permitted successors and assigns hereby waive, release and agree not to make any claim, or bring any cost recovery action against, any Lender Party under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted, except to the extent arising out of the gross negligence or willful misconduct of any Indemnified Party or arising out of any Hazardous Materials that are manufactured, emitted, generated, treated, released, stored or disposed of on any real property of the Company or any Subsidiary or any violation of Environmental Law that occurs on or with respect to any real property of the Company or any Subsidiary to the extent occurring after such real property is transferred to any Indemnified Person or its successor by foreclosure sale, deed in lieu of foreclosure, or similar transfer. It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, the Company's obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of the Company, to the extent permitted under applicable law, with respect to the violation or condition which results in liability of such Indemnified Party. Notwithstanding anything to the contrary herein, each Lender Party shall be responsible with respect to any Hazardous Materials that are manufactured, emitted, generated, treated, released, stored or disposed of on any real property of the Company or any Subsidiary or any violation of Environmental Law that occurs on or with respect to any such real property to the extent it occurs after such real property is transferred to any Lender Party to its successor by foreclosure sale, deed in lieu of foreclosure, or similar transfer, except to the extent such manufacture, emission, release, generation, treatment, storage or disposal or violation is actually caused by Holdco, the Company or any of the Company's Subsidiaries. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

                  SECTION 11.5. Survival. The obligations of the Borrowers under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Sections 4.8 and 9.1, shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments. The representations and warranties made by the Company and each other Obligor in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

                  SECTION 11.6. Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

                  SECTION 11.7. Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

                  SECTION 11.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of each of the parties hereto shall have been received by the Agents.

                  SECTION 11.9. Governing Law; Entire Agreement. THIS AGREEMENT, ANY NOTES AND, EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED THEREIN, EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Agreement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto. Upon the execution and delivery of this Agreement by the parties hereto, all obligations and liabilities of the Company under or relating or with respect to the Commitment Letter shall be terminated and of no further force or effect.

                  SECTION 11.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that (a) no Borrower may assign or transfer its rights or obligations hereunder without the prior written consent of each of the Agents and all

         Lenders, and (b) the rights of sale, assignment and transfer of the Lenders are subject to Section 11.11.

                  SECTION 11.11. Sale and Transfer of Loans and Commitments; Participations in Loans. Each Lender may assign, or sell participations in, its Loans and Commitments to one or more other Persons, on a non pro rata basis (except as provided below), in accordance with this
         Section 11.11.

                  SECTION 11.11.1. Assignments. Any Lender (the "Assignor Lender"),

                           (a) with the written consents of the Company, the
                  Agents and (in the case of any assignment of participations in Letters of Credit or Revolving Loan Commitments) the Issuers (which consents (i) shall not be unreasonably delayed or withheld, (ii) of the Company shall not be required upon the occurrence and during the continuance of any Event of Default,
                  (iii) of the Agents and the Issuers shall not be required in the case of assignments made by DLJ or any of its Affiliates and (iv) of any other Person shall not be required in the case of assignments made by DLJ or any of its Affiliates to another Lender or an Affiliate of another Lender), may at any time assign and delegate to one or more commercial banks, funds that are regularly engaged in making, purchasing or investing in loans or securities, or other financial institutions, and

                           (b) with notice to the Company, the Agents and (in
                  the case of any assignment of participations in Letters of Credit or Revolving Loan Commitments) the Issuers, but without the consent of the Company, the Agents or the Issuers, may assign and delegate to any of its Affiliates or Related Funds or to any other Lender or any Affiliate or Related Fund of any other Lender

         (each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an "Assignee Lender"), all or any fraction of such Assignor Lender's Loans, participations in Letters of Credit and Letter of Credit Outstandings with respect thereto and Commitments (which assignment and delegation shall be, as among Revolving Loan Commitments, Revolving Loans and participations in Letters of Credit, of a constant, and not a varying, percentage) in a minimum aggregate amount of (i) $5,000,000, in the case of Revolving Loans, Revolving Loan Commitments or Term-A Loans, and $2,500,000, in the case of Term-B Loans (provided, however, that (1) assignments that are made on the same day to funds that (x) invest in commercial loans and (y) are managed or advised by the same investment advisor or any Affiliate of such investment advisor may be treated as a single assignment for purposes of the minimum amount and (2) no minimum amount shall be required in the case of any assignment between two Lenders so long as the Assignor Lender has an aggregate amount of Loans and Commitments of at least $5,000,000, in the case of Revolving Loans, Revolving Loan Commitments and Term-A Loans, and $2,500,000, in the case of Term-B Loans following such assignment) unless the Company and the Agents otherwise consent or (ii) the then remaining amount of such Assignor Lender's Loans and Commitments; provided, however, that any such Assignee Lender will comply, if applicable, with the provisions contained in Section 4.6 and, each Obligor and the Agents shall be entitled to continue to deal solely and directly with such Assignor Lender in connection with the interests so assigned and delegated to an Assignee Lender until

                           (c) written notice of such assignment and delegation,
                  together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Company and the Agents by such Assignor Lender and such Assignee Lender;

                           (d) such Assignee Lender shall have executed and
                  delivered to the Company and the Agents a Lender Assignment Agreement, accepted by the Agents;

                           (e) the processing fees described below shall have been paid; and

                           (f) the Administrative Agent shall have registered
                  such assignment and delegation in the Register pursuant to clause (b) of Section 2.7.

         From and after the date that the Agents accept such Lender Assignment Agreement and such assignment and delegation is registered pursuant to clause (b) of Section 2.7, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the Assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Any Assignor Lender that shall have previously requested and received any Note or Notes of any Borrower in respect of any Tranche to which any such assignment applies shall, upon the acceptance by the Administrative Agent of the applicable Lender Assignment Agreement, mark such Note or Notes "exchanged" and deliver them to such Borrowers (against, if the Assignor Lender has retained Loans or Commitments with respect to the applicable Tranche and has requested replacement Notes pursuant to clause (b)(ii) of Section 2.7, its receipt from such Borrower of replacement Notes in the principal amount of the Loans and Commitments of the applicable Tranche retained by it). Such Assignor Lender or such Assignee Lender (unless the Assignor Lender or the Assignee Lender is DLJ or one of its Affiliates) must also pay a processing fee to the Administrative Agent upon delivery of any Lender Assignment Agreement in the amount of $3,500, unless such assignment and delegation is by a Lender to its Affiliate or Related Fund or if such assignment and delegation is by a Lender to a Federal Reserve Bank, as provided below or is otherwise consented to by the Administrative Agent. Any attempted assignment and delegation not made in accordance with this Section 11.11.1 shall be null and void. Nothing contained in this Section 11.11.1 shall prevent or prohibit any Lender from pledging its rights (but not its obligations to make Loans or participate in Letters of Credit or Letter of Credit Outstandings) under this Agreement and/or its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and any Lender that is a fund that invests in bank loans may pledge all or any portion of its rights (but not its obligations to make Loans or participate in Letters of Credit or Letter of Credit Outstandings) hereunder to any trustee or any other representative of holders of obligations owed or securities issued by such fund as security for such obligations or securities. In the event that S&P, Moody's or Thompson's BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best's Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender with a Commitment to make Revolving Loans or participate in Letters of Credit becomes a Lender, downgrades the long-term certificate of deposit rating or long-term senior unsecured debt rating of such Lender, and the resulting rating shall be below BBB-, Baa3 or C (or BB, in the case of Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)), respectively, then the applicable Issuer or the Company shall have the right, but not the obligation, upon notice to such Lender and the Agents, to replace such Lender with an Assignee Lender in accordance with and subject to the restrictions contained in this Section, and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in this Section) all its interests, rights and obligations in respect of its Revolving Loan Commitment under this Agreement to such Assignee Lender; provided, however, that (i) no such assignment shall conflict with any law, regulation or order of any governmental authority and (ii) such Assignee Lender shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest and fees (if any) accrued to the date of payment on the Loans made, and Letters of Credit participated in, by such Lender hereunder and all other amounts accrued for such Lender's account or owed to it hereunder.

                  SECTION 11.11.2. Participations. Any Lender may at any time sell to one or more commercial banks or other Persons (each such commercial bank and other Person being herein called a "Participant") participating interests in any of the Loans, Commitments, participations in Letters of Credit and Letters of Credit Outstandings or other interests of such Lender hereunder; provided, however, that

                           (a) no participation contemplated in this Section
                  shall relieve such Lender from its Commitments or its other obligations hereunder or under any other Loan Document;

                           (b) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations;

                           (c) the Company and each other Obligor and the Agents
                  shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Document;

                           (d) no Participant, unless such Participant is an
                  Affiliate or Related Fund of such Lender, or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant's consent, agree to (i) any reduction in the interest rate or amount of fees that such Participant is otherwise entitled to, (ii) a decrease in the principal amount, or an extension of the final Stated Maturity Date, of any Loan in which such Participant has purchased a participating interest or (iii) a release of all or substantially all of the Collateral under the Loan Documents or any Subsidiary Guarantor or Subsidiary Guarantors that individually or in the aggregate constitute a Substantial Subsidiary from its or their obligations under the Subsidiary Guaranty, in each case except as otherwise specifically provided in a Loan Document; and

                           (e) the Borrowers shall not be required to pay any
                  amount under Sections 4.3, 4.4, 4.5, 4.6, 11.3 and 11.4 that is greater than the amount which it would have been required to pay had no participating interest been sold.

         The Borrowers acknowledge and agree, subject to clause (e) above, that, to the fullest extent permitted under applicable law, each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 11.3 and 11.4,
         shall be considered a Lender.

                  SECTION 11.12. Other Transactions. Nothing contained herein shall preclude any Lender Party from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with any Borrower or any Affiliate of any Borrower in which such Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

                  SECTION 11.13. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN

         DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE LENDER PARTIES, OR THE BORROWERS RELATING THERETO SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY (TO THE EXTENT PERMITTED UNDER APPLICABLE LAW) IN THE COURTS OF THE STATE OF NEW YORK, NEW YORK COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWERS IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWERS HEREBY IRREVOCABLY WAIVE (TO THE EXTENT PERMITTED UNDER APPLICABLE LAW) SUCH IMMUNITY IN RESPECT OF THEIR OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

                  SECTION 11.14. Waiver of Jury Trial. THE LENDER PARTIES AND THE BORROWERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER PARTIES OR THE BORROWERS RELATING THERETO. THE BORROWERS ACKNOWLEDGE AND AGREE THAT THEY HAVE RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH ANY BORROWER IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER PARTIES ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

                  SECTION 11.15. Confidentiality. The Lender Parties shall hold all non-public information obtained pursuant to or in connection with this Agreement or obtained by them based on a review of the books and records of the Company or any of its Subsidiaries in accordance with their customary procedures for handling confidential information of this nature, but may make disclosure to any of their examiners, Affiliates, Related Funds, investment advisors or Affiliates thereof, outside auditors, counsel and other professional advisors in connection with this Agreement or as reasonably required by any potential bona fide transferee, participant or assignee, or to any direct or indirect contractual counterparties in swap agreements or such contractual counterparties' professional advisors, or in connection with the exercise of remedies under a Loan Document, or as requested by any governmental or regulatory agency, any rating agency or the National Association of Insurance Commissioners, or representative of any thereof or pursuant to legal process; provided, however, that

                           (a) unless specifically prohibited by applicable law
                  or court order, each Lender Party shall promptly notify the Company of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender Party by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information;

                           (b) prior to any such disclosure pursuant to this
                  Section 11.15, each Lender Party shall require any such bona fide transferee, participant and assignee receiving a disclosure of non-public information to agree in writing

                                    (i)  to be bound by this Section 11.15; and

                                    (ii) to require such Person to require any
                           other Person to whom such Person discloses such non-public information to be similarly bound by this
                           Section 11.15; and

                           (c) except as may be required by an order of a court
                  of competent jurisdiction and to the extent set forth therein, no Lender shall be obligated or required to return any materials furnished by the Borrowers or any Subsidiary.

                  SECTION 11.16. Judgment Currency. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due under any Loan Document in another currency into Dollars or into a Foreign Currency, as the case may be, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the applicable Secured Party could purchase such other currency with Dollars or with such Foreign Currency, as the case may be, in New York City, at the close of business on the Business Day immediately preceding the day on which final judgment is given, together with any premiums and costs of exchange payable in connection with such purchase.

                           (b) The obligation of each of the Borrowers in
                  respect of any sum due from it to any Secured Party under any Loan Document shall, notwithstanding any judgment in a currency other than Dollars or a Foreign Currency, as the case may be, be discharged only to the extent that on the Business Day next succeeding receipt by such Secured Party of any sum adjudged to be so due in such other currency, such Secured Party may, in accordance with normal banking procedures, purchase Dollars or such Foreign Currency, as the case may be, with such other currency. If the Dollars or such Foreign Currency so purchased are less than the sum originally due to such Secured Party in Dollars or in such Foreign Currency, each of the Borrowers agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such other Secured Party against such loss.

                  SECTION 11.17. English Language. The parties acknowledge that they have required that this agreement and all related documents be prepared in English. Les parties reconnaissent avoir exige que la presente convention et tous les documents connexes soient rediges en anglais.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                         INSILCO TECHNOLOGIES, INC.


                                         By: /s/ Michael R. Elia
                                             -------------------------------
                                               Name:
                                               Title:


                                         T.A.T. TECHNOLOGY INC.


                                         By:  /s/ Michael R. Elia
                                             -------------------------------
                                               Name:
                                               Title:


                                         DLJ CAPITAL FUNDING, INC.,
                                         as Syndication Agent and as a Lender


                                         By: /s/ James L. Paradise
                                             -------------------------------
                                               Name:
                                               Title:



                                         BANK ONE, NA,
                                         as Administrative Agent


                                         By: /s/ Erik C. Back
                                             -------------------------------
                                               Name:
                                               Title:

                                         TRANSAMERICA BUSINESS CREDIT
                                         CORPORATION,
                                         as Co-Documentation Agent


                                         By: /s/ Perry Vavoules
                                             -------------------------------
                                               Name:
                                               Title:


                                         LASALLE NATIONAL BANK,
                                         as Co-Documentation Agent


                                         By: /s/ Jeffrey L. Miller
                                             -------------------------------
                                               Name:
                                               Title:

                                                                      SCHEDULE I

                               DISCLOSURE SCHEDULE


ITEM 6.7            Litigation.
                    ----------

                    Description of Proceeding        Action or Claim Sought
                    -------------------------        ----------------------


ITEM 6.8            Existing Subsidiaries.
                    ---------------------


ITEM 6.11           Employee Benefit Plans.
                    ----------------------


ITEM 6.12           Environmental Matters.
                    ---------------------


ITEM 7.1.11         Intellectual Property.
                    ---------------------


ITEM 7.2.2(a)(i)    Ongoing Indebtedness.
                    --------------------


ITEM 7.2.2(a)(ii)   Indebtedness to be Paid.
                    -----------------------


ITEM 7.2.3(a)       Ongoing Liens.
                    -------------


ITEM 7.2.5(a)       Ongoing Investments.
                    -------------------


                                                                                                        SCHEDULE II

                                    Percentages and Administrative Information




              Revolving    Continued   Initial                    Initial     Address for Notices (other
                Loan       Revolving   Term-A     Initial U.S.    Canadian    than Notices relating to
  Lender     Commitment      Loans      Loans     Term-B Loans  Term-B Loans  LIBO Rate Loans)               LIBOR Office
  ------     ----------      -----   -----------  ------------  ------------  ----------------            --------------------------
DLJ Capital     100%          100%   $35,000,000  $35,000,000   $90,000,000   277 Park Avenue             277 Park Avenue
Funding, Inc.                                                                 New York, NY 10172          New York, NY 10172
                                                                              Attention: James Paradise   Attention: James Paradise
                                                                              Telephone: (212) 892-7740   Telephone: (212) 892-7740
                                                                              Telecopier: (212) 892-7542  Telecopier: (212) 892-7542